Exhibit 1

The following summarizes certain information, including financial information, that we will disclose to prospective purchasers in connection with our proposed private placement. The disclosures set forth below update the information contained in our annual report on Form 20-F for the year ended December 31, 2013 (the “2013 Annual Report”) and any other documents that we have filed or furnished with the U.S. Securities Exchange Commission (the “SEC”), and should be read in conjunction therewith. Except as the context otherwise may require, references in this filing to “CEMEX,” “we,” “us” or “our” refer to CEMEX, S.A.B. de C.V. and its consolidated entities. See note 2 to our audited consolidated financial statements included in the 2013 Annual Report for a description of our significant accounting policies including our principles of consolidation. References in this filing to “U.S.$” and “Dollars” are to U.S. Dollars, references to “€” are to Euros, and, unless otherwise indicated, references to “Ps,” “Mexican Pesos” and “Pesos” are to Mexican Pesos.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This filing contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as “may,” “should,” “could,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend” or other similar words. These forward-looking statements reflect our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events. These statements necessarily involve risks and uncertainties that could cause actual results to differ materially from our expectations. Some of the risks, uncertainties and other important factors that could cause results to differ, or that otherwise could have an impact on us or our subsidiaries, include:

•	the cyclical activity of the construction sector;

•	competition;

•	general political, economic and business conditions in the markets in which we operate;

•	the regulatory environment, including environmental, tax, antitrust and acquisition-related rules and regulations;

•	our ability to satisfy our obligations under our facilities agreement, dated as of September 17, 2012, entered into with our major creditors and our obligations under the indentures that govern our Senior Secured Notes (as defined herein) and our other debt instruments;

•	our ability to consummate asset sales, achieve cost-savings from our cost-reduction initiatives and implement our global pricing initiatives for our products;

•	weather conditions;

•	natural disasters and other unforeseen events; and

•	other risks and uncertainties described under “Item 3—Key Information—Risk Factors” of the 2013 Annual Report and under “Risk Factors” below.

Readers are urged to read this filing and carefully consider the risks, uncertainties and other factors that affect our business. The information contained in this filing is subject to change without notice, and we are not obligated to publicly update or revise forward-looking statements. Readers should review future reports filed by us with the SEC.

Geographic Breakdown of Net Sales for the six-month period ended June 30, 2014

The following chart indicates the geographic breakdown of our net sales, before eliminations resulting from consolidation, for the six-month period ended June 30, 2014:

Breakdown of Net Sales by Product for the six-month period ended June 30, 2014

The following chart indicates the breakdown of our net sales by product, after eliminations resulting from consolidation, for the six-month period ended June 30, 2014:

RECENT DEVELOPMENTS

Recent Developments Relating to Our Senior Management and Board of Directors

Following the passing away on May 12, 2014 of Mr. Lorenzo H. Zambrano, the then Chairman of the Board of Directors and Chief Executive Officer of CEMEX, S.A.B. de C.V., an extraordinary meeting of CEMEX, S.A.B. de C.V.’s Board of Directors was held on May 15, 2014, at which meeting Mr. Rogelio Zambrano Lozano was appointed as the new Chairman of CEMEX, S.A.B. de C.V.’s Board of Directors, Mr. Fernando A. González Olivieri was appointed as CEMEX, S.A.B. de C.V.’s new Chief Executive Officer and Mr. Ian Christian Armstrong Zambrano was appointed as the new provisional member of CEMEX, S.A.B. de C.V.’s Board of Directors (subject to ratification at CEMEX, S.A.B. de C.V.’s next annual general ordinary shareholders’ meeting, which is to be held in 2015).

Mr. Rogelio Zambrano Lozano has been a member of CEMEX, S.A.B. de C.V.’s Board of Directors since 1987 and President of CEMEX, S.A.B. de C.V.’s Finance Committee since 2009, highlighting his professional career and broad and excellent performance as a member of CEMEX, S.A.B. de C.V.’s Board of Directors.

Mr. Rogelio Zambrano Lozano holds an Industrial and Systems Engineering degree from the Instituto Tecnológico y de Estudios Superiores de Monterrey (“ITESM”) and a Master’s in Business Administration from the Wharton Business School of Pennsylvania University. He is also a member of the Advisory Board of Grupo Financiero Banamex, S.A. de C.V. Zona Norte, and a member of the Boards of Directors of each of Carza, S.A. de C.V. and ITESM, among others.

Mr. Rogelio Zambrano Lozano is a grandson of the late Mr. Lorenzo Zambrano Gutiérrez, one of CEMEX, S.A.B. de C.V.’s founders, and a son of Mr. Marcelo Zambrano Hellión, who was a member of CEMEX, S.A.B. de C.V.’s Board of Directors from 1957 until his passing away and was Chairman of CEMEX, S.A.B. de C.V.’s Board of Directors from 1979 to 1995.

Mr. Fernando A. González Olivieri is a graduate in Business Administration from ITESM and holds a Master in Business Administration from ITESM. At CEMEX, he has served as Corporate Vice President of Strategic Planning from 1994 to 1998, President of CEMEX Venezuela from 1998 to 2000, President of CEMEX Asia from 2000 to May 2003, and President of the South American and the Caribbean Region from May 2003 to February 2005. In March 2005, he was appointed President of the expanded CEMEX European Region, in February 2007, President of CEMEX’s former Europe, Middle East, Africa, Asia and Australia Region, and, in May 2009, Executive Vice President of Planning and Development. Since February 2010, Mr. Fernando A. González Olivieri has served as CEMEX’s Executive Vice President of Planning and Finance and in 2011 he was additionally appointed Chief Financial Officer.

Mr. Ian Christian Armstrong Zambrano is a graduate in Business Administration from ITESM and holds a Master in Business Administration from the IE Business School. He is currently Vice President of Promotion and Analysis at Evercore Casa de Bolsa, and a member of the Boards of Directors of each of Tec Salud, Fondo Zambrano Hellión and Patronato DIF Nuevo León.

On May 21, 2014, CEMEX announced additional changes to its senior level organization. Effective as of such date, CEMEX’s corporate staff functions were organized under six Executive Vice-Presidencies, reporting to CEMEX’s Chief Executive Officer, and led by the following executives:

•	José Antonio González Flores was appointed Executive Vice President of Finance (Chief Financial Officer), overseeing Finance, Controllership, Taxes and Processes Assessment.

•	Maher Al-Haffar was appointed Executive Vice President of Investor Relations, Communications and Public Affairs.

•	Juan Pablo San Agustín Rubio will continue as Executive Vice President of Strategic Planning and Business Development.

•	Luis Hernández Echávez will continue as Executive Vice President of Organization and Human Resources (“OHR”). In addition to OHR, Security and Administrative Services, he now oversees Processes and IT, Innovation, Global Service Organization, Vendor Management Organization, and Neoris.

•	Ramiro G. Villarreal Morales was appointed Executive Vice President of Legal, and will continue serving as Secretary of the Board of Directors.

•	Mauricio Doehner Cobian was appointed Executive Vice President of Corporate Affairs and Enterprise Risk Management.

The six operational Regional Presidencies remained unchanged, and their respective heads continue reporting directly to CEMEX’s Chief Executive Officer:

•	Juan Romero Torres, President of CEMEX México, who also oversees Global Technology.

•	Karl H. Watson, Jr., President of CEMEX USA.

•	Jaime Gerardo Elizondo Chapa, President of CEMEX South America and Caribbean, who also oversees Global Procurement.

•	Ignacio Madridejos Fernández, President of CEMEX Northern Europe, who also oversees Global Energy and Sustainability.

•	Jaime Muguiro Domínguez, President of CEMEX Mediterranean.

•	Joaquín Miguel Estrada Suarez, President of CEMEX Asia, who also oversees Global Trading.

Additionally, Francisco Javier Garza Zambrano, Chairman of CEMEX’s Latin America Advisory Board and Advisor to CEMEX’s Chief Executive Officer on Institutional Relations, decided to retire after 25 years of a successful career with CEMEX. This organizational change became effective on July 15, 2014.

Recent Developments Relating to Our Operations

On August 14, 2014, CEMEX Latam Holdings, S.A. (“CEMEX Latam”), one of our subsidiaries, announced that it will begin the construction of a cement plant in Colombia. The total investment is expected to reach approximately U.S.$340 million and to increase CEMEX Latam’s cement production capacity in Colombia from 4.5 million to close to 5.5 million tons per year. The first phase of this project includes the construction of a new grinding mill that is expected to start cement production during the second quarter of 2015. The rest of the plant is expected to be completed during the second half of 2016. The plant will operate using modern and efficient technology to comply with high quality and environmental standards. This facility will be strategically located in the Antioquia department, a region that has enjoyed high levels of economic growth and is expected to further benefit from the construction of infrastructure projects under Colombia’s highway concession program.

Recent Developments Relating to Regulatory Matters and Legal Proceedings

Environmental Matters – Mexico

On August 12, 2014, a package of energy reform legislation became law in Mexico. The newly enacted energy reform legislation, which includes nine new laws, as well as amendments to existing laws, implements the December 2013 constitutional energy reform and establishes a new legal framework for Mexico’s energy industry. One of the new laws that was enacted is the new Electric Industry Law (Ley de la Industria Eléctrica), or the Electric Industry Law, which establishes a legal framework for electricity-related activities in Mexico, which has the effect of structurally changing the national electric industry. Because the regulations to be proposed and implemented in regards to the Electric Industry Law have not yet been announced, at this stage, as of August 31, 2014, we do not have sufficient information to determine whether or not the energy reform legislation, and in particular the Electric Industry Law, will have a material impact on our business or operations. However, we expect that CEMEX’s ongoing commitments to procure power from renewable projects operating under the “self-supply” framework of the previous energy laws in Mexico should mitigate any impact that the introduction of the Electric Industry Law may have upon our business or operations.

Tax Matters – Colombia

On April 1, 2011, CEMEX Colombia, S.A. (“CEMEX Colombia”) received notice from the Colombian Tax Authority that the Colombian Tax Authority had rejected certain deductions taken by CEMEX Colombia in its 2009 year-end tax return and for which a final determination was issued by the Colombian Tax Authority on December 15, 2011. On July 22, 2014, CEMEX Colombia filed an appeal before the Colombian Consejo de Estado against the adverse resolution notified to CEMEX Colombia on July 14, 2014 regarding the appeal filed on May 10, 2013 against the resolution confirming the official liquidation notified by the Colombian Tax Authorities to CEMEX Colombia on January 17, 2013.

Recent Developments Relating to Our Indebtedness

Private Inducements for 2010 Optional Convertible Subordinated Notes

On August 28, 2014, CEMEX, S.A.B. de C.V. entered into private conversion agreements with certain institutional holders of its 4.875% Convertible Subordinated Notes due 2015 (the “2010 Optional Convertible Subordinated Notes”) pursuant to which such holders agreed to convert U.S.$116,087,000 in aggregate principal amount of the 2010 Optional Convertible Subordinated Notes in exchange for an estimated 11.2 million of CEMEX, S.A.B. de C.V.’s ADSs (collectively, the “August 2014 Private Inducements”). Following the expected closing of the August 2014 Private Inducements in September 2014, U.S.$203,972,000 aggregate principal amount of the 2010 Optional Convertible Subordinated Notes will remain outstanding. The closing of the August 2014 Private Inducements are subject to customary closing conditions.

Contemplated New Bank Facility

As part of our overall business strategy, we continue to focus on strengthening our capital structure and regain financial flexibility through reducing our cost of debt, improving our cash flow generation and extending maturities. In furtherance of this strategy, we are in advanced negotiations with a group of banks to enter into a new bank facility before October 31, 2014. We currently anticipate that the proceeds of any such new bank facility would be used to refinance a portion of the Facilities Agreement. If we enter into the new bank facility, we anticipate that the final terms of such new bank facility will allow other banks to subsequently join as lenders, and expect to use any additional proceeds to repay the Facilities Agreement and the Bancomext Facility. However, we cannot assure you that the ongoing negotiations with this group of banks or any other banks will be successful, or that we will be able to enter into a new bank facility before October 31, 2014 or at all.

RISK FACTORS

The following risk factors, as well as the risk factors described under “Item 3—Key Information—Risk Factors” of the 2013 Annual Report, are not the only risks we face, and any of the risk factors described below and in the 2013 Annual Report could significantly and adversely affect our business, results of operations or financial condition.

Economic conditions in some of the countries where we operate may adversely affect our business, financial condition and results of operations.

The economic conditions in some of the countries where we operate have had and may continue to have a material adverse impact on our business, financial condition and results of operations throughout our operations worldwide. Our results of operations are highly dependent on the results of our operating subsidiaries in the United States, Mexico, South America and Western Europe. The most significant challenges facing the current global economic environment are decreasing government intervention in the U.S. economy and its effects on the global economy, a slowdown in China’s economic performance, institutional stagnation and entrenched deflation in Europe, and the potential geopolitical implications of the current conflict in Ukraine and in other regions of political turmoil.

The recovery of the U.S. economy has been particularly slow, despite extraordinary measures taken by the Federal Reserve to increase liquidity in the U.S. financial system. There is a risk of a shock to the private sector if extraordinary stimulus measures taken by the Federal Reserve following the global financial crisis are scaled back. While the tapering process began at a time of improving economic indicators, recent economic data has fallen below economists’ expectations. A rapid and aggressive withdrawal of monetary stimulus could jeopardize economic growth. Conversely, there is medium term risk that the Federal Reserve could act too slowly to rein in extraordinary liquidity levels, potentially prompting a disanchoring of inflationary expectations, an increase in capital outflows, a disorderly rise of interest rates and economic recession. Upcoming elections in November 2014 and the impact of turmoil in the Middle East on oil prices could pose additional risk to U.S. and global economic performance. Furthermore, the U.S. economy still could be affected by fiscal adjustments, as political and fiscal uncertainty could resurface heading into 2015. Recovery in the housing sector, which drives cement demand, could stall if employment gains falter and/or long term interest rates increase.

Recent indicators suggest that economic activity in Mexico is starting to improve after a disappointing 2013. We expect that economic performance in Mexico will improve as a result of the government’s expansionary fiscal policy and growth in private consumption. Nonetheless, if government spending halts or takes longer to stimulate the economy, construction activity would remain weak and, therefore, may result in an adverse effect on demand for our products and could have a material adverse effect on our business, financial condition and results of operations. In addition, Mexico’s dependence on the U.S. economy remains very significant and, therefore, any downturn in the economic outlook of the United States may hinder economic growth in Mexico.

In terms of financial variables, the Federal Reserve’s tapering process in the United States has impacted emerging economies, particularly reflected in capital outflows and exchange rate volatility. Although Mexico is not immune to such impact, the risk of a sudden reversal of capital outflows has been contained due to the absence of the economic imbalances that were experienced in the past and relatively low external financing needs. Nonetheless, the risk of contagion from other emerging markets remains a concern to the Mexican economy.

Countries in the Euro area, particularly in the periphery, have faced a difficult economic environment due to sovereign, institutional and financial crises. Although the financial situation has improved significantly, economic stability in the Euro area is still fragile. While progress has been made through actions essential to the establishment of a consistent monetary and fiscal policy across the Euro area such as a banking union and enhanced fiscal integration, the relevant details of such policies are still in the initial phases. Once the details of these policies have been refined and developed, they will still need to be legislated and implemented. Delays and/or incomplete steps towards structural reforms could trigger the erosion of incipient market confidence and our business, financial condition and results of operations could be further affected. The current low inflation in Europe has raised the fear of deflation across the Euro zone. Austerity measures being implemented by most European countries could result in larger than expected declines in infrastructure construction activity and demand for our products. Weaker than expected economic growth and worsening financial conditions could negatively affect residential and private non-residential construction. The risks are more pronounced in countries that experienced stronger market distortions, especially those that experienced real estate bubbles and durable goods overhangs prior to the global financial crisis, such as Spain. In these countries, levels of unemployment remain high and the adjustment process has been particularly painful and slow, given the severe fiscal constraints, the need for households to repair their balance sheets and the limitations on credit institutions that are in the process of deleveraging. Because of this, weakness in the residential and non-residential building sectors could persist longer than anticipated.

Significant trade links with Western Europe render some of the Eastern European countries susceptible to economic and political pressures in Western Europe. Additionally, in the coming years, Central European countries might experience a reduction in the proceeds they receive from the European Union Structural Funds which could hinder infrastructure investment.

The Central and South American economies are also exposed to the risk of a decrease in overall economic activity. Lower commodity prices, a sharp decline in demand for commodities from certain emerging markets in Asia (net commodity importers) or a shift in global risk perception could present significant risks for the region in the short term. These factors may translate into greater economic and financial volatility. Political or economic volatility in South American, Central American or Caribbean countries in which we have operations may also have an impact on prices and demand for our products, which could adversely affect our business, financial condition and results of operations.

The economic slowdown in China will have a broad impact across many economies, particularly commodity exporters. There is ample consensus that China will grow more slowly over the medium term than in the recent past as it transitions into a more balanced and sustainable growth path.

In the Middle East, political risk could moderate economic growth and adversely affect construction investments. Particularly, political instability in Syria and escalation of tensions in Iraq with violence spreading to the oil fields in the south, could affect oil prices. In Egypt, presidential elections have brought some political stability, however, there is uncertainty about how the new government will confront the economic challenges facing the country. Uncertainty could dampen overall economic activity in Egypt, negatively affecting demand for building materials. Disorderly depreciation of the Egyptian pound is a latent risk. In Israel, an escalation of the ongoing conflict between Israel and Hamas over Gaza may affect our operations. There is a risk that the confrontation in Gaza could last longer than expected.

Demand for our products is highly related to construction levels and depends, in large part, on residential and commercial construction activity as well as private and public infrastructure spending in the countries where we operate. Declines in the construction industry are correlated with declines in economic conditions. As a result, deterioration in economic conditions in the countries where we operate could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that growth in the gross domestic product of the countries where we operate will translate into a correlated increase in demand for our products.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The financial data set forth below as of December 31, 2013 and 2012 and for each of the three years ended December 31, 2013, 2012 and 2011 have been derived from, and should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements included in the 2013 Annual Report. Our audited consolidated financial statements prepared under International Financial Reporting Standards, or IFRS, for the year ended December 31, 2013 were approved by our shareholders at the annual general ordinary shareholders’ meeting, which was held on March 20, 2014.

The financial data set forth below as of June 30, 2014, and for the six-month periods ended June 30, 2014 and 2013, have been derived from, and should be read in conjunction with, and are qualified in their entirety by reference to, our unaudited condensed consolidated financial statements as of and for the six-month periods ended June 30, 2014 and 2013 and the notes thereto included herein. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring items) that are necessary to properly present, in all material respects, the results for the interim periods. The interim results of operations for the six-month period ended June 30, 2014 are not indicative of operating results to be expected for the entire year.

Our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2014 and 2013 included herein are prepared on a basis consistent with the accounting policies used in the preparation and presentation of our audited consolidated financial statements included in the 2013 Annual Report, except for those newly issued financial reporting standards effective January 1, 2014, none of which have a significant effect in our financial statements.

Our audited consolidated financial statements included in the 2013 Annual Report, have been prepared in accordance with IFRS, which differ in significant respects from U.S. GAAP. The regulations of the SEC do not require foreign private issuers that prepare their financial statements on the basis of IFRS (as published by the International Accounting Standards Board) to reconcile such financial statements to U.S. GAAP. Accordingly, beginning in 2011 upon our adoption of IFRS, we no longer reconcile our financial information to U.S. GAAP.

Non-Mexican Peso amounts included in the financial statements are first translated into U.S. Dollar amounts, in each case at a commercially available or an official government exchange rate for the relevant period or date, as applicable, and those U.S. Dollar amounts are then translated into Mexican Peso amounts at the CEMEX accounting rate, described under “Item 3—Key Information—Mexican Peso Exchange Rates” of the 2013 Annual Report, as of the relevant period or date, as applicable.

The U.S. Dollar amounts provided below and, unless otherwise indicated herein, are translations of Mexican Peso amounts at an exchange rate of Ps12.97 to U.S.$1.00, the CEMEX accounting rate as of June 30, 2014. However, in the case of transactions conducted in U.S. Dollars, we have presented the U.S. Dollar amount of the transaction and the corresponding Mexican Peso amount that is presented in our consolidated financial statements. These translations have been prepared solely for the convenience of the reader and should not be construed as representations that the Mexican Peso amounts actually represent those U.S. Dollar amounts or could be converted into U.S. Dollars at the rate indicated. The noon buying rate for Mexican Pesos on June 30, 2014 was Ps12.97 to U.S.$1.00. From June 30, 2014 through August 29, 2014, the Mexican Peso depreciated by approximately 0.8% against the U.S. Dollar, based on the noon buying rate for Mexican Pesos.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Selected Consolidated Financial Information

	As of and For the Year Ended December 31,						As of and For the Six Months Ended June 30,
	2011		2012		2013		2013		2014
	(in millions of Mexican Pesos, except ratios and share and per share amounts)
							(unaudited)
Statement of Operations Information:
Net sales	Ps	189,887	Ps	197,036	Ps	195,661	Ps	92,478	Ps	101,349
Cost of sales(1)		(136,181)		(138,706)		(134,774)		(64,837)		(71,050)
Gross profit		53,706		58,330		60,887		27,641		30,299
Administrative, selling and distribution expenses		(41,844)		(41,329)		(41,383)		(18,924)		(20,846)
Operating earnings before other expenses, net(2)		11,862		17,001		19,504		8,717		9,453
Other income (expense), net		(5,233)		(5,490)		(4,903)		(1,580)		307
Operating earnings(2)		6,629		11,511		14,601		7,137		9,760
Financial items(3)		(19,092)		(17,534)		(18,231)		(9,237)		(11,023)
Equity in income (loss) of associates		(334)		728		229		31		74
Income (loss) before income tax		(12,797)		(5,295)		(3,401)		(1,502)		645
Non-controlling net income		21		662		1,223		564		503
Controlling interest net loss		(24,953)		(12,000)		(10,834)		(5,464)		(2,885)
Basic loss per share(4)(5)		(0.69)		(0.33)		(0.29)		(0.15)		(0.08)
Diluted loss per share(4)(5)		(0.69)		(0.33)		(0.29)		(0.15)		(0.08)
Number of shares outstanding(4)(6)(7)		31,410		32,808		34,270		34,155		36,852

Balance Sheet Information:
Cash and cash equivalents		16,128		12,478		15,176		9,672		9,563
Property, machinery and equipment, net		234,342		213,075		205,717		203,613		202,025
Total assets		541,655		478,797		496,130		474,122		489,142
Short-term debt including current maturities of long-term debt		4,673		596		3,959		4,500		1,862
Long-term debt		203,798		177,539		187,021		178,948		187,328
Non-controlling interest and Perpetual Debentures(8)		16,602		14,488		14,939		14,086		15,418
Total controlling stockholders’ equity		155,104		141,139		133,379		139,469		135,932

Other Financial Information:
Net working capital(9)		23,690		19,667		20,754		23,479		23,409
Book value per share(4)(7)(10)		4.94		4.30		3.89		4.08		3.69
Operating margin		6.2%		8.6%		10.0%		9.4%		9.3%
Operating EBITDA(11)		29,710		34,506		33,963		15,803		16,633
Ratio of Operating EBITDA to interest expense(11)		1.8		1.9		1.7		1.7		1.5
Capital expenditures		8,540		10,465		8,409		2,319		3,216
Depreciation and amortization		17,848		17,505		14,459		7,086		7,180
Net cash flow provided by operating activities before interest, coupons on perpetual debentures and income taxes		23,942		30,222		27,045		8,375		10,991
Basic loss per CPO(4)(5)		(2.07)		(0.99)		(0.87)		(0.45)		(0.24)
Total debt plus other financial obligations		249,372		218,026		230,298		224,780		224,817

(1)	Cost of sales includes depreciation, amortization and depletion of assets involved in production, freight expenses of raw materials used in our producing plants, delivery expenses of our ready-mix concrete business and expenses related to storage in producing plants. Our cost of sales excludes (i) expenses related to personnel and equipment comprising our selling network and those expenses related to warehousing at the points of sale, which are included as part of our administrative and selling expenses line item, and (ii) freight expenses of finished products from our producing plants to our points of sale and from our points of sale to our customers’ locations, which are all included as part of our distribution expenses line item.

(2)	The line item “Operating earnings before other expenses, net” was titled by CEMEX until the year ended December 31, 2011 as “Operating income.” The line item “Operating earnings” was titled by CEMEX until the year ended December 31, 2011 as “Operating income after other expenses, net.” See note 2A to our audited consolidated financial statements included in the 2013 Annual Report.

(3)	Financial items include financial expenses and our other financial income, net, which includes our financial income, results from financial instruments, net, foreign exchange results, effects of net present value on assets and liabilities and others, net. See note 7 to our audited consolidated financial statements included in the 2013 Annual Report, and note 6 to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2013 and 2014 included herein.

(4)	CEMEX, S.A.B. de C.V.’s capital stock consists of Series A shares and Series B shares. Each of CEMEX, S.A.B. de C.V.’s CPOs represents two Series A shares and one Series B share. As of June 30, 2014, approximately 99.8% of CEMEX, S.A.B. de C.V.’s outstanding share capital was represented by CPOs. Each of CEMEX, S.A.B. de C.V.’s ADSs represents ten CPOs.

(5)	Loss per share is calculated based upon the weighted average number of shares outstanding during the preceding 12-month period, as described in note 22 to our audited consolidated financial statements included in the 2013 Annual Report. Basic loss per CPO is determined by multiplying the basic loss per share for each period by three (the number of shares underlying each CPO). Basic loss per CPO is presented solely for the convenience of the reader and does not represent a measure under IFRS.

(6)	CEMEX, S.A.B. de C.V. did not declare a dividend for fiscal years 2011, 2012 and 2013. At each of CEMEX, S.A.B. de C.V.’s 2011, 2012 and 2013 annual general ordinary shareholders’ meetings, held on February 23, 2012, March 21, 2013 and March 20, 2014, respectively, CEMEX, S.A.B. de C.V.’s shareholders approved a recapitalization of retained earnings. New CPOs issued pursuant to each such recapitalization were allocated to shareholders on a pro-rata basis. As a result, shares equivalent to approximately 418.8 million CPOs, approximately 437.4 million CPOs and approximately 468 million CPOs were allocated to shareholders on a pro-rata basis in connection with the 2011, 2012 and 2013 recapitalizations, respectively. In each case, CPO holders received one new CPO for each 25 CPOs held and ADS holders received one new ADS for each 25 ADSs held. There was no cash distribution and no entitlement to fractional shares.

(7)	Based upon the total number of shares outstanding at the end of each period, expressed in millions of shares, and includes shares subject to financial derivative transactions, but does not include shares held by our subsidiaries.

(8)	Non-controlling interest, as of December 31, 2013 and June 30, 2014, includes U.S.$477 million (Ps6,223 million) and U.S.$476 million (Ps6,179 million), respectively, that represents the nominal amount of Perpetual Debentures (as defined in the 2013 Annual Report), denominated in U.S. Dollars and Euros, issued by consolidated entities. In accordance with IFRS, these securities qualify as equity due to their perpetual nature and the option to defer the coupons. See note 20D to our audited consolidated financial statements included in the 2013 Annual Report, and note 14B to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2013 and 2014 included herein.

(9)	Net working capital equals trade receivables, less allowance for doubtful accounts plus inventories, net, less trade payables.

(10)	Book value per share is calculated by dividing the total controlling stockholders’ equity by the number of shares outstanding.

(11)	Operating EBITDA equals operating earnings before other expenses, net, plus amortization and depreciation expenses. Operating EBITDA and the ratio of Operating EBITDA to interest expense are presented because we believe that they are widely accepted as financial indicators of our ability to internally fund capital expenditures and service or incur debt. Operating EBITDA and such ratios should not be considered as indicators of our financial performance, as alternatives to cash flow, as measures of liquidity or as being comparable to other similarly titled measures of other companies. Under IFRS, while there are line items that are customarily included in statements of operations prepared pursuant to IFRS, such as net sales, operating costs and expenses and financial revenues and expenses, among others, the inclusion of certain subtotals, such as operating earnings before other expenses, net, and the display of such statement of operations varies significantly by industry and company according to specific needs. Operating EBITDA is reconciled below to operating earnings before other expenses, net, as reported in the statements of operations, and to net cash flows provided by operating activities before interest and income taxes paid in cash, as reported in the statement of cash flows. Interest expense under IFRS does not include coupon payments and issuance costs of the Perpetual Debentures issued by consolidated entities of approximately Ps1,010 million in 2011, approximately Ps453 million in 2012 and approximately Ps405 million in 2013, as described in note 20D to our audited consolidated financial statements included in the 2013 Annual Report, and approximately Ps217 million for the six-month period ended June 30, 2013 and approximately Ps207 million for the six-month period ended June 30, 2014.

	For the Year Ended December 31,							For the Six- Month Period Ended June 30,
	2011		2012		2013		2013		2014
				(in millions of Mexican Pesos)
								(unaudited)
Reconciliation of operating EBITDA to net cash flows provided by operating activities before interest and income taxes paid in cash
Operating EBITDA	Ps	29,710	Ps	34,506	Ps	33,963	Ps	15,803	Ps	16,633

Less:
Operating depreciation and amortization expense		17,848		17,505		14,459		7,086		7,180

Operating earnings before other expenses, net	Ps	11,862	Ps	17,001	Ps	19,504	Ps	8,717	Ps	9,453

Plus / minus:
Changes in working capital excluding income taxes		(727)		(2,048)		(4,082)		(6,714)		(4,696)
Depreciation and amortization expense		17,848		17,505		14,459		7,086		7,180
Other items, net		(5,041)		(2,236)		(2,836)		(714)		(946)

Net cash flows provided by operating activities before interest and income taxes paid in cash	Ps	23,942	Ps	30,222	Ps	27,045	Ps	8,375	Ps	10,991

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with, and are qualified in their entirety by reference to, our unaudited condensed consolidated financial statements as of June 30, 2014 and for the six-month periods ended June 30, 2013 and 2014 included herein. Our significant accounting policies are described in note 2 to our audited consolidated financial statements included in the 2013 Annual Report.

On July 18, 2014, we announced our results for the six-month period ended June 30, 2014. The interim results of operations for the six-month period ended June 30, 2014 are not indicative of operating results to be expected for the entire year. The following is a discussion of our results for the six-month period ended June 30, 2014.

Our consolidated financial statements, included herein and in the 2013 Annual Report, include those subsidiaries in which we hold a controlling interest or which we otherwise control, by means of which we are exposed, or have rights, to variable returns from our involvement with the investee and we have the ability to affect those returns through our power over the investee. Among other factors, control is evidenced when we: (i) hold directly or through subsidiaries, more than 50% of an entity’s common stock; (ii) have the power, directly or indirectly, to govern the administrative, financial and operating policies of an entity in order to obtain benefits from its activities; or (iii) are the primary receptor of the risks and rewards of a special purpose entity.

Investments in associates are accounted for by the equity method, when we have significant influence, which is generally presumed with a minimum equity interest of 20% unless it is proven that we have significant influence with a lower percentage. Under the equity method, after acquisition, the investment’s original cost is adjusted for the proportional interest of the holding company in the associate’s equity and earnings, considering, if applicable, the effects of inflation.

All significant balances and transactions between related parties have been eliminated in consolidation.

Selected Consolidated Statement of Operations Data

The following table sets forth our selected consolidated statement of operations data for each of the six-month periods ended June 30, 2013 and 2014 expressed as a percentage of net sales:

	For the Six-Month Periods Ended June 30,
	2013	2014
Net sales	100.0%	100.0%
Cost of sales	(70.1)	(70.1)

Gross profit	29.9	29.9

Administrative and selling expenses	(11.7)	(11.5)
Distribution expenses	(8.8)	(9.1)
Administrative, selling and distribution expenses	(20.5)	(20.6)

Operating earnings before other expenses, net	9.4	9.3

Other expenses, net	(1.7)	0.3
Operating earnings	7.7	9.6

Financial expense	(10.0)	(10.9)
Other financial income, net	0.7	1.8

Equity in gain of associates	—	0.1

(Loss) income before income tax	(1.6)	0.6

Income taxes	(3.7)	(3.0)

Consolidated net loss	(5.3)	(2.4)

Non-controlling net income	0.6	0.4

Controlling interest net loss	(5.9)	(2.8)

Six-month period ended June 30, 2013 compared to six-month period ended June 30, 2014

Summarized in the table below are the percentage (%) increases (+) and decreases (-) for the six-month period ended June 30, 2013 compared to the six-month period ended June 30, 2014 in our domestic cement and ready-mix concrete sales volumes, as well as export sales volumes of cement and domestic cement and ready-mix concrete average sales prices for each of our geographic segments. The table below and the other volume data presented by geographic segment in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section are presented before eliminations resulting from consolidation (including those shown on page F-11 of our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2013 and 2014 included herein).

	Domestic Sales Volumes		Export Sales Volumes	Average Domestic Prices in Local Currency(1)
Geographic Segment	Cement	Ready-Mix Concrete	Cement	Cement	Ready-Mix Concrete
Mexico	Flat	+4%	-40%	Flat	+1%
United States	+8%	-1%	—	+4%	+8%
Northern Europe
United Kingdom	+2%	+4%	—	+1%	+3%
Germany	+6%	+5%	—	+2%	+4%
France	—	+1%	—	—	-1%
Rest of Northern Europe(2)	+13%	+7%	—	+3%	+1%
The Mediterranean
Spain	Flat	+2%	+151%	-8%	+5%
Egypt	-3%	-1%	—	+17%	+12%
Rest of the Mediterranean(3)	+20%	+7%	—	-5%	+7%
South America and the Caribbean
Colombia	+20%	+17%	—	-2%	+1%
Rest of South America and the Caribbean(4)	+1%	+3%	—	-5%	-5%
Asia
Philippines	+7%	—	—	+2%	—
Rest of Asia(5)	Flat	-23%	—	-4%	+8%

(1)	Represents the average change in domestic cement and ready-mix concrete prices in local currency terms. For purposes of a geographic segment consisting of a region, the average sales prices in local currency terms for each individual country within the region are first translated into U.S. Dollar terms (except for the Rest of Northern Europe and the Rest of the Mediterranean regions, which is translated first into Euros) at the exchange rates in effect as of the end of the reporting period. Variations for a region represent the weighted average change of prices in U.S. Dollar terms (except for the Rest of Northern Europe and the Rest of the Mediterranean regions, which represent the weighted average change of prices in Euros) based on total sales volumes in the region.

(2)	Refers primarily to operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland.

(3)	Includes mainly the operations in Croatia, the UAE and Israel.

(4)	Includes the operations in Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, Jamaica and other countries in the Caribbean, Guatemala, and small ready-mix concrete operations in Argentina.

(5)	Includes primarily our operations in Thailand, Bangladesh, China and Malaysia.

On a consolidated basis, our cement sales volumes increased approximately 6%, from 31.6 million tons in the six-month period ended June 30, 2013 to 33.4 million tons in the comparable period in 2014, and our ready-mix concrete sales volumes increased approximately 3%, from 26.3 million cubic meters in the six-month period ended June 30, 2013 to 27.0 million cubic meters in the comparable period in 2014. Our net sales increased approximately 10%, from Ps92.5 billion in the six-month period ended June 30, 2013 to Ps101.3 billion in the comparable period in 2014, and our operating earnings before other expenses, net, increased approximately 8%, from Ps8.7 billion in the six-month period ended June 30, 2013 to Ps9.5 billion in the comparable period in 2014.

The following tables present selected condensed financial information of net sales and operating earnings before other expenses, net, for each of our geographic segments for the six-month periods ended June 30, 2013 and 2014. The net sales information in the table below is presented before the eliminations resulting from consolidation shown on page F-9 of our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2013 and 2014 included herein. Variations in net sales determined on the basis of Mexican Pesos include the appreciation or depreciation which occurred during the period between the local currencies of the countries in the regions vis-à-vis the Mexican Peso; therefore, such variations differ substantially from those based solely on the countries’ local currencies:

Geographic Segment	Variations in Local Currency(1)	Approximate Currency Fluctuations	Variations in Mexican Pesos	Net Sales For the Six-Month Periods Ended June 30,
				2013		2014
				(in millions of Mexican Pesos)
Mexico	+12%	—	+12%	Ps	20,545	Ps	23,046
United States	+9%	+4%	+13%		20,248		22,879
Northern Europe
United Kingdom	+10%	+15%	+25%		6,704		8,347
Germany	+5%	+10%	+15%		5,786		6,630
France	-1%	+8%	+7%		6,414		6,865
Rest of Northern Europe(2)	+6%	+12%	+18%		4,902		5,782
Mediterranean
Spain	+21%	+10%	+31%		1,867		2,443
Egypt	+15%	+2%	+17%		3,065		3,590
Rest of the Mediterranean(3)	+12%	+5%	+17%		4,526		5,309
South America and the Caribbean
Colombia	+19%	-3%	+16%		5,646		6,568
Rest of South America and the Caribbean(4)	-2%	+4%	+2%		7,678		7,842
Asia
Philippines	+13%	-3%	+10%		2,587		2,843
Rest of Asia(5)	-11%	+3%	-8%		1,256		1,160
Others(6)	-9%	-7%	-16%		7,551		6,360

Net sales before eliminations			+11%		98,775		109,664
Eliminations from consolidation					(6,297)		(8,315)

Consolidated net sales			+10%		92,478		101,349

Geographic Segment	Variations in Local Currency(1)	Approximate Currency Fluctuations	Variations in Mexican Pesos	Operating Earnings (Loss) Before Other Expenses, Net For the Six-Month Periods Ended June 30,
				2013		2014
				(in millions of Mexican Pesos)
Mexico	+4%	—	+4%	Ps	4,902	Ps	5,114
United States	+41%	-3%	+38%		(1,976)		(1,227)
Northern Europe
United Kingdom	+197%	+7%	+204%		(130)		135
Germany	+42%	-5%	+37%		(429)		(270)
France	-51%	+5%	-46%		354		192
Rest of Northern Europe(2)	+30%	-7%	+23%		(225)		(174)
The Mediterranean
Spain	+12%	-4%	+8%		(190)		(174)
Egypt	+18%	+1%	+19%		1,027		1,222
Rest of the Mediterranean(3)	+9%	+2%	+11%		484		535
South America and the Caribbean
Colombia	-1%	-2%	-3%		2,197		2,138
Rest of South America and the Caribbean(4)	-11%	-2%	-13%		2,192		1,898
Asia
Philippines	-3%	-2%	-5%		372		353
Rest of Asia(5)	-18%	+8%	-10%		48		43
Others(6)	-452%	-13%	-465%		91		(332)

Operating earnings before other expenses, net			+8%		8,717		9,453

(1)	Represents the variation in local currency terms. For purposes of a geographic segment consisting of a region, the variation in local currency terms for each individual country within the region are first translated into U.S. Dollar terms (except for the Rest of Northern Europe and the Rest of the Mediterranean regions, which is translated first into Euros) at the exchange rates in effect as of the end of the reporting period. Variations for a region represent the change in U.S. Dollar terms (except for the Rest of Northern Europe and the Rest of the Mediterranean regions, which represent the change in Euros), net, in the region.

(2)	Refers primarily to operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland.

(3)	Includes mainly the operations in Croatia, the UAE and Israel.

(4)	Includes the operations in Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, Jamaica and other countries in the Caribbean, Guatemala, and small ready-mix concrete operations in Argentina.

(5)	Includes primarily our operations in Thailand, Bangladesh, China and Malaysia.

(6)	Our Others segment refers to: (i) cement trade maritime operations, (ii) our information technology solutions business (Neoris N.V.), (iii) the parent company and other corporate entities and (iv) other minor subsidiaries with different lines of business.

Net sales. Our consolidated net sales increased approximately 10%, from Ps92.5 billion in the six-month period ended June 30, 2013 to Ps101.3 billion in the comparable period in 2014. The increase was primarily attributable to higher volumes in the United States, Northern Europe, Mediterranean, South America and the Caribbean and Asia operations, as well as higher prices for our products in local currency terms in most of our regions. Set forth below is a quantitative and qualitative analysis of the various factors affecting our net sales on a geographic segment basis. The discussion of net sales information below is presented before the eliminations resulting from consolidation shown on page F-9 of our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2013 and 2014 included herein.

Mexico

As of June 30, 2014, our operations in Mexico represented approximately 15% of our total assets. Our net sales from our operations in Mexico represented approximately 21% of our total net sales in the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. Our domestic cement sales volumes from our operations in Mexico remained flat in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and ready-mix concrete sales volumes increased approximately 4% during the same period. The increase in ready-mix concrete sales volumes was driven by high activity in the industrial and construction sectors, especially in the residential, industrial and commercial sectors. Our cement export volumes of our operations in Mexico, which represented approximately 5% of our Mexican cement sales volumes in the six-month period ended June 30, 2014, decreased approximately 40% in the six-month period ended June 30, 2014 compared to the comparable period in 2013, primarily as a result of lower export volumes to South America. Of our total cement export volumes from our operations in Mexico during the six-month period ended June 30, 2014, approximately 39% were to South America, approximately 32% were to Central America and the Caribbean and approximately 29% were to the United States. Our average sales price of domestic cement from our operations in Mexico remained flat in Mexican Peso terms, in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and the average sales price of our ready-mix concrete increased approximately 1%, in Mexican Peso terms, over the same period. For the six-month period ended June 30, 2014, cement represented approximately 53%, ready-mix concrete approximately 24% and our aggregates and other businesses approximately 23% of our net sales from our operations in Mexico before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in ready-mix concrete sales volumes and average sales price of our ready-mix concrete, our net sales in Mexico, in Mexican Peso terms, increased approximately 12% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

United States

Our domestic cement sales volumes from our operations in the United States, increased approximately 8% in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and ready-mix concrete sales volumes decreased approximately 1% during the same period. The increase in domestic cement sales volumes reflects improved demand in most of our U.S. markets. For our United States operations, the residential sector continued to be the main driver of demand during the period, aided by increased demand and sustained by strong fundamentals such as low levels of inventories and relatively high affordability. The industrial, infrastructure and commercial sectors also contributed favorably to demand growth, particularly in office construction. As of June 30, 2014, our operations in the United States represented approximately 42% of our total assets. Our operations in the United States represented approximately 21% of our total net sales in the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement of our operations in the United States increased approximately 4%, in U.S. Dollar terms, in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and the average sales price of our ready-mix concrete increased approximately 8%, in U.S. Dollar terms, in the six-month period ended June 30, 2014 compared to the comparable period in 2013. For the six-month period ended June 30, 2014, cement represented approximately 29%, ready-mix concrete approximately 34% and our aggregates and other businesses approximately 37% of net sales from our operations in the United States before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in domestic cement sales volumes and our domestic cement and ready-mix concrete average sales prices, partially offset by a decrease in ready-mix concrete sales volumes, net sales from our operations in the United States, in U.S. Dollar terms, increased approximately 9% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

Northern Europe

In the six-month period ended June 30, 2014, our operations in the Northern Europe region consisted of our operations in the United Kingdom, Germany and France, which represent the most significant operations in this region, in addition to our Rest of Northern Europe segment, which refers primarily to our operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland. Our net sales from our operations in the Northern Europe region represented approximately 25% of our total net sales for the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. As of June 30, 2014, our operations in the Northern Europe region represented approximately 16% of our total assets. Set forth below is a quantitative and qualitative analysis of the effects of the various factors affecting our net sales for our main operations in the Northern Europe region.

United Kingdom

Our domestic cement sales volumes from our operations in the United Kingdom increased approximately 2% in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and ready-mix concrete sales volumes increased approximately 4% during the same period. The increases in domestic cement and ready-mix concrete sales volumes were driven by growth in the residential sector. Activity in the residential sector was supported by improving economic conditions and a rise in consumer confidence. In addition, government incentives to promote home ownership, including guarantees and low interest rates for home acquisition also positively impacted the residential sector. Our operations in the United Kingdom represented approximately 8% of our total net sales in the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement from our operations in the United Kingdom increased approximately 1%, in Pound terms, in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and the average sales price of our ready-mix concrete increased approximately 3%, in Pound terms, over the same period. For the six-month period ended June 30, 2014, cement represented approximately 15%, ready-mix concrete approximately 27% and our aggregates and other businesses approximately 58% of net sales from our operations in the United Kingdom before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in domestic cement and ready-mix concrete sales volumes and our domestic cement and ready-mix concrete average sales prices, net sales from our operations in the United Kingdom, in Pound terms, increased approximately 10% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

Germany

Our domestic cement sales volumes from our operations in Germany increased approximately 6% in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and ready-mix concrete sales volumes in those operations increased approximately 5% during the same period. The increase in domestic cement and ready-mix concrete sales volumes resulted primarily from favorable trends in the performance of the infrastructure and residential sectors. The residential sector continued to benefit from positive economic conditions, including low levels of unemployment, low mortgage rates and growth in wages and net immigration, all of which contributed to housing demand. Our operations in Germany represented approximately 6% of our total net sales in the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement from our operations in Germany increased approximately 2%, in Euro terms, in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and the average sales price of our ready-mix concrete increased approximately 4%, in Euro terms, over the same period. For the six-month period ended June 30, 2014, cement represented approximately 27%, ready-mix concrete approximately 37% and our aggregates and other businesses approximately 36% of net sales from our operations in Germany before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in domestic cement and ready-mix concrete sales volumes and our domestic cement and ready-mix concrete average sales prices, net sales from our operations in Germany, in Euro terms, increased approximately 5% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

France

Our ready-mix concrete sales volumes from our operations in France increased approximately 1% in the six-month period ended June 30, 2014 compared to the comparable period in 2013. The increase in ready-mix concrete sales volumes was primarily driven by activity in the infrastructure sector, which continues to be supported by a number of ongoing highway and high-speed-railway projects that started during 2012. Activity in the infrastructure sector, however, has slowed down due to financing constraints, the government’s goal to reduce the deficit and changes in administrations following local elections. In addition, the performance of the residential sector continues to be affected by the high level of unemployment, loss of buying power and a less attractive buy-to-let program. Our operations in France represented approximately 6% of our total net sales in the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. Our average sales price of ready-mix concrete of our operations in France decreased approximately 1%, in Euro terms, in the six-month period ended June 30, 2014 compared to the comparable period in 2013. For the six-month period ended June 30, 2014, ready-mix concrete represented approximately 70% and our aggregates and other businesses approximately 30% of net sales from our operations in France before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the decrease in the average sales price of our ready-mix concrete, partially offset by the increase in ready-mix concrete sales volumes, net sales from our operations in France, in Euro terms, decreased approximately 1% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

Rest of Northern Europe

In the six-month period ended June 30, 2014, our operations in our Rest of Northern Europe segment consisted primarily of our operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland. Our domestic cement sales volumes of our operations in our Rest of Northern Europe segment increased approximately 13% in the six-month period ended June 30, 2014 compared to comparable period in 2013, and ready-mix concrete sales volumes increased approximately 7% during the same period. The increases in domestic cement and ready-mix concrete sales volumes resulted primarily from continued favorable performance in the infrastructure sector and growth in the industrial-and-commercial sector. Our net sales from our operations in our Rest of Northern Europe segment represented approximately 5% of our total net sales for the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement from our operations in our Rest of Northern Europe segment increased approximately 3%, in Euro terms, in the six-month period ended June 30, 2014 compared to comparable period in 2013, and the average sales price of our ready-mix concrete increased approximately 1%, in Euro terms, over the same period. For the six-month period ended June 30, 2014, cement represented approximately 40%, ready-mix concrete approximately 39% and our aggregates and other businesses approximately 21% of net sales from our operations in our Rest of Northern Europe segment before intra-sector eliminations within the segment and before eliminations resulting from consolidation, as applicable.

As a result of the increases in domestic cement and ready-mix concrete sales volumes and our domestic cement and ready-mix concrete average sales prices, net sales in our Rest of Northern Europe segment, in Euro terms, increased approximately 6% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

The Mediterranean

In the six-month period ended June 30, 2014, our operations in the Mediterranean region consisted of our operations in Spain and Egypt, which represent the most significant operations in this region, in addition to our Rest of the Mediterranean segment, which includes mainly our operations in Croatia, the UAE and Israel. Our net sales from our operations in the Mediterranean region represented approximately 10% of our total net sales for the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. As of June 30, 2014, our operations in the Mediterranean region represented approximately 8% of our total assets. Set forth below is a quantitative and qualitative analysis of the effects of the various factors affecting our net sales for our main operations in the Mediterranean region.

Spain

Our domestic cement sales volumes from our operations in Spain remained flat in the six-month period ended June 30, 2014 compared to the comparable period in 2013. Our ready-mix concrete sales volumes increased approximately 2% during the same period. The increase in ready-mix concrete sales volumes reflect an increase in activity in the residential sector, supported by improved macroeconomic conditions in the country and stabilization in home prices. Our operations in Spain represented approximately 2% of our total net sales in the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. Our cement export volumes of our operations in Spain, which represented approximately 66% of our Spain cement sales volumes in the six-month period ended June 30, 2014, increased substantially in the six-month period ended June 30, 2014 compared to the comparable period in 2013, primarily as a result of higher export volumes to South America, Europe and Africa. Of our total cement export volumes of our operations in Spain during the six-month period ended June 30, 2014, approximately 35% were to Africa, approximately 33% were to Europe and approximately 32% were to South America. Our average sales price of domestic cement of our operations in Spain decreased approximately 8%, in Euro terms, in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and the average sales price of our ready-mix concrete increased approximately 5%, in Euro terms, over the same period. For the six-month period ended June 30, 2014, cement represented approximately 76%, ready-mix concrete approximately 15% and our aggregates and other businesses approximately 9% of net sales from our operations in Spain before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in ready-mix concrete sales volumes and average sales price of our ready-mix concrete, partially offset by a decrease in our domestic cement average sales price, net sales from our operations in Spain, in Euro terms, increased approximately 21% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

Egypt

Our domestic cement sales volumes from our operations in Egypt decreased approximately 3% in the six-month period ended June 30, 2013 compared to comparable period in 2013, while ready-mix concrete sales volumes decreased approximately 1% during the same period. The decrease in domestic cement sale volumes was driven mainly by weakness in the informal residential sector, mitigated by initial signs of reactivation of the formal residential sector. Our net sales from our operations in Egypt represented approximately 3% of our total net sales for the six-month period ended June 30, 2014, in Mexican Peso terms. Our average sales price of domestic cement of our operations in Egypt increased by approximately 17%, in Egyptian Pound terms, during the six-month period ended June 30, 2014, and the average sales price of our ready-mix concrete increased approximately 12%. For the year six-month period ended June 30, 2014, cement represented approximately 89%, ready-mix concrete approximately 7% and our aggregates and other businesses approximately 4% of net sales for our operations in Egypt before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in our domestic cement and ready-mix concrete average sales prices, partially offset by the decreases in domestic cement and ready-mix concrete sales volumes, our net sales in Egypt, in Egyptian Pound terms, increased approximately 15% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

Rest of the Mediterranean

In the six-month period ended June 30, 2014, our operations in our Rest of the Mediterranean segment consisted mainly of our operations in Croatia, the UAE and Israel. Our domestic cement sales volumes of our operations in our Rest of the Mediterranean segment increased approximately 20% in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and ready-mix concrete sales volumes increased approximately 7% during the same period. Our net sales from our operations in our Rest of the Mediterranean segment represented approximately 5% of our total net sales for the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement from our operations in our Rest of the Mediterranean decreased approximately 5%, in U.S. Dollar terms, in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and the average sales price of our ready-mix concrete increased approximately 7%, in U.S. Dollar terms, over the same period. For the six-month period ended June 30, 2014, cement represented approximately 20%, ready-mix concrete approximately 59% and our aggregates and other businesses approximately 21% of our net sales from our operations in our Rest of the Mediterranean segment before intra-sector eliminations within the segment and before eliminations resulting from consolidation, as applicable.

As a result of the increases in domestic cement and ready-mix concrete sales volumes and the average sales price of our ready-mix concrete, partially offset by the decrease in the average sales price of our domestic cement, net sales in our Rest of the Mediterranean segment, in U.S. Dollar terms, increased approximately 12% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

South America and the Caribbean

In the six-month period ended June 30, 2014, our operations in the South America and the Caribbean region consisted of our operations in Colombia, which represents the most significant operation in this region, in addition to our Rest of South America and the Caribbean segment, which includes our operations in Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, Jamaica and other countries in the Caribbean, Guatemala, and small ready-mix concrete operations in Argentina. Most of these trading operations consist of the resale in the Caribbean region of cement produced by our operations in Mexico. Our net sales from our operations in the South America and the Caribbean region represented approximately 13% of our total net sales for the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. As of June 30, 2014, our operations in the South America and the Caribbean region represented approximately 7% of our total assets. Set forth below is a quantitative and qualitative analysis of the effects of the various factors affecting our net sales for our main operations in the South America and the Caribbean region.

Colombia

Our domestic cement sales volumes from our operations in Colombia increased approximately 20% in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and ready-mix concrete sales volumes increased approximately 17% during the same period. The residential sector was an important driver of demand for our products, mainly supported by construction in connection with the 100 thousand free-home program announced by the government. Infrastructure also remained an important driver for demand of our products with the execution of several ongoing projects that were awarded in past years. Our net sales from our operations in Colombia represented approximately 6% of our total net sales for the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement from our operations in Colombia decreased approximately 2%, in Colombian Peso terms, in the six-month period ended June 30, 2014 compared to the comparable period in 2013, while the average sales price of our ready-mix concrete increased approximately 1%, in Colombian Peso terms, over the same period. For the six-month period ended June 30, 2014, cement represented approximately 57%, ready-mix concrete approximately 29% and our aggregates and other businesses approximately 14% of our net sales for our operations in Colombia before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in domestic cement and ready-mix concrete sales volumes and our ready-mix concrete average sales price, partially offset by a decrease in our domestic cement average sales price, net sales of our operations in Colombia, in Colombian Peso terms, increased approximately 19% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

Rest of South America and the Caribbean

In the six-month period ended June 30, 2014, our operations in our Rest of South America and the Caribbean segment included our operations in Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, Jamaica and other countries in the Caribbean, Guatemala, and small ready-mix concrete operations in Argentina. Our domestic cement volumes from our operations in our Rest of South America and the Caribbean segment increased approximately 1% in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and ready-mix concrete sales volumes increased approximately 3% during the same period. Our net sales from our operations in our Rest of South America and the Caribbean segment represented approximately 7% of our total net sales for the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement for our operations in our Rest of South America and the Caribbean segment decreased approximately 5%, in U.S. Dollar terms, in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and our average sales price of ready-mix concrete decreased approximately 5%, in U.S. Dollar terms, over the same period. For the six-month period ended June 30, 2014, cement represented approximately 74%, ready-mix concrete approximately 19% and our other businesses approximately 7% of net sales for our operations in our Rest of South America and the Caribbean segment before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the decreases in our domestic cement and ready-mix concrete average sales prices, partially offset by the increases in domestic cement and ready-mix concrete sales volumes, net sales of our operations in our Rest of South America and the Caribbean segment, in U.S. Dollar terms, decreased approximately 2% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

Asia

In the six-month period ended June 30, 2014, our operations in the Asia region consisted of our operations in the Philippines, which represent the most significant operation in this region, in addition to our Rest of Asia segment, which includes our operations in Thailand, Bangladesh, China and Malaysia. Our net sales from our operations in the Asia region represented approximately 4% of our total net sales for the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. As of June 30, 2014, our operations in the Asia region represented approximately 2% of our total assets. Set forth below is a quantitative and qualitative analysis of the effects of the various factors affecting our net sales for our main operations in the Asia region.

The Philippines

Our domestic cement volumes from our operations in the Philippines increased approximately 7% in the six-month period ended June 30, 2014 compared to the comparable period in 2013. The increase was mainly driven by the residential sector, which was supported by favorable economic conditions, such as stable levels of inflation and low mortgage rates, healthy remittances inflows and an increase in the high-end residential segment. In addition, government spending for rehabilitation and reconstruction efforts contributed to the positive performance of the infrastructure sector. The industrial-and-commercial sector also continued to experience a positive trend. Our net sales from our operations in the Philippines represented approximately 3% of our total net sales for the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement from our operations in the Philippines increased approximately 2%, in Philippine Peso terms, in the six-month period ended June 30, 2014 compared to the comparable period in 2013. For the six-month period ended June 30, 2014, cement represented approximately 100% of our net sales for our operations in the Philippines before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in domestic cement sales volumes and our average sales price of domestic cement, net sales of our operations in the Philippines, in Philippine Peso terms, increased approximately 13% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

Rest of Asia

In the six-month period ended June 30, 2014, our operations in our Rest of Asia segment included our operations in Thailand, Bangladesh, China and Malaysia. Our domestic cement volumes from our operations in our Rest of Asia segment remained flat in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and ready-mix concrete sales volumes decreased approximately 23% in the same period. The decrease in ready-mix concrete sales volumes resulted primarily from lower demand in our Rest of Asia markets. Our net sales from our operations in our Rest of Asia segment represented approximately 1% of our total net sales for the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement for our operations in our Rest of Asia segment decreased approximately 4%, in U.S. Dollar terms, in the six-month period ended June 30, 2014 compared to the comparable period in 2013, and the average sales price of our ready-mix concrete increased approximately 8%, in U.S. Dollar terms, over the same period. For the six-month period ended June 30, 2013, cement represented approximately 43%, ready-mix concrete approximately 47% and our other businesses approximately 10% of net sales for our operations in our Rest of Asia segment before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the decreases in ready-mix concrete sales volumes and our domestic cement average sales price, partially offset by the increase in the average sales price of our ready-mix concrete, net sales of our operations in our Rest of Asia segment, in U.S. Dollar terms, decreased approximately 11% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

Others

Our Others segment includes our worldwide cement, clinker and slag trading operations, our information technology solutions company and other minor subsidiaries. Net sales of our Others segment decreased approximately 9% before eliminations resulting from consolidation in the six-month period ended June 30, 2014 compared to the comparable period in 2013 in U.S. Dollar terms, primarily as a result of a decrease in worldwide cement volumes, as well as in our other business, such as asphalt, transport, precast, multi-products and surfacing operations. Our net sales from our operations in our Others segment represented approximately 6% of our total net sales for the six-month period ended June 30, 2014, in Mexican Peso terms, before eliminations resulting from consolidation.

Cost of Sales. Our cost of sales, including depreciation, increased approximately 10%, from Ps64.8 billion in the six-month period ended June 30, 2013 to Ps71.1 billion in the comparable period in 2014, primarily due to higher maintenance cost in our cement plants mainly driven by an increase in sales volumes, partially offset by a reduction in workforce related to our cost reduction initiatives. As a percentage of net sales, cost of sales remained flat at 70.1% in the six-month period ended June 30, 2014 compared to the comparable period in 2013. Our cost of sales includes depreciation, amortization and depletion of assets involved in production, freight expenses of raw materials used in our producing plants, delivery expenses of our ready-mix concrete business and expenses related to storage in our producing plants.

Gross Profit. Driven by increases in our net sales and for the reasons explained above, our gross profit increased approximately 10%, from approximately Ps27.6 billion in the six-month period ended June 30, 2013 to approximately Ps30.3 billion in the comparable period in 2014. As a percentage of net sales, gross profit remained flat at 29.9% in the six-month period ended June 30, 2014 compared to the comparable period in 2013.

Operating Expenses. Our operating expenses increased approximately 10%, from approximately Ps18.9 billion in the six months ended June 30, 2013 to approximately Ps20.8 billion in the comparable period in 2014. As a percentage of net sales, our operating expenses increased from approximately 20.5% in the six months ended June 30, 2013 to 20.6% in the comparable period in 2014, mainly as a result of our higher distribution expenses. Operating expenses include administrative, selling and distribution expenses.

Operating Earnings Before Other Expenses, Net. For the reasons mentioned above, our operating earnings before other expenses, net, increased approximately 8% from approximately Ps8.7 billion in the six-month period ended June 30, 2013 to approximately Ps9.5 billion in the comparable period in 2014. As a percentage of net sales, operating earnings before other expenses, net, decreased from approximately 9.4% in the six-month period ended June 30, 2013 to 9.3% in the comparable period in 2014. Additionally, set forth below is a quantitative and qualitative analysis of the effects of the various factors affecting our operating earnings before other expenses, net, on a geographic segment basis.

Mexico

Our operating earnings before other expenses, net, from our operations in Mexico increased approximately 4%, from an operating earnings before other expenses, net, of approximately Ps4.9 billion in the six-month period ended June 30, 2013 to an operating earnings before other expenses, net, of approximately Ps5.1 billion in the comparable period in 2014, in Mexican Peso terms. The increase resulted primarily from higher ready-mix concrete sales volumes and average sales price of our ready-mix concrete.

United States

Our operating loss before other expenses, net, from our operations in the United States decreased approximately 38%, from an operating loss before other expenses, net, of approximately Ps2.0 billion in the six-month period ended June 30, 2013 to an operating loss before other expenses, net, of approximately Ps1.2 billion in the comparable period in 2014, in Mexican Peso terms. The decrease in our operating loss before other expenses, net, resulted primarily from higher domestic cement sales volumes and average domestic cement and ready-mix concrete sales prices, driven by the improvement in demand in the residential and industrial-and-commercial sectors.

Northern Europe

United Kingdom

Our operating earnings before other expenses, net, from our operations in the United Kingdom increased significantly from an operating loss before other expenses, net, of approximately Ps130 million in the six-month period ended June 30, 2013 to an operating earnings before other expenses, net, of approximately Ps135 million in the comparable period in 2014, in Mexican Peso terms. The increase resulted primarily from increases in domestic cement and ready-mix concrete sales volumes and average sales prices driven by growth in the residential sector, supported by improving economic conditions, increased consumer confidence and government incentives to promote home ownership.

Germany

Our operating loss before other expenses, net, from our operations in Germany decreased approximately 37% from approximately Ps429 million in the six-month period ended June 30, 2013 to approximately Ps270 million in the comparable period in 2014, in Mexican Peso terms. The decrease in the loss before other expenses, net, resulted primarily from increases in domestic cement and ready-mix concrete sales volumes and our domestic cement and ready-mix concrete average sales prices driven by favorable trend in the performance of the infrastructure sector.

France

Our operating earnings before other expenses, net, from our operations in France decreased approximately 46% from approximately Ps354 million in the six-month period ended June 30, 2013 to approximately Ps192 million in the comparable period in 2014, in Mexican Peso terms. The decrease resulted primarily from the decrease in the average sales price of our ready-mix concrete caused by the slowed activity in the infrastructure sector and the residential sector that continues to be affected by the high level of unemployment, loss of buying power and a less attractive buy-to-let program.

Rest of Northern Europe

Our operating loss before other expenses, net, from our operations in our Rest of Northern Europe segment decreased approximately 23%, from approximately Ps225 million in the six-month period ended June 30, 2013 to approximately Ps174 million in the comparable period in 2014, in Mexican Peso terms. The decrease resulted primarily from higher domestic cement and ready-mix concrete sales volumes and our domestic cement and ready-mix concrete average sales prices.

The Mediterranean

Spain

Our operating loss before other expenses, net, from our operations in Spain decreased approximately 8% from an operating loss before other expenses, net, of approximately Ps190 million in the six-month period ended June 30, 2013 to an operating loss before other expenses, net, of approximately Ps174 million in the comparable period in 2014, in Mexican Peso terms. The decrease in the operating loss before other expenses, net, resulted primarily from higher ready-mix concrete sales volumes and average sales price, driven by improved macroeconomic conditions in the country and stabilization in home prices, which led to an increase in activity in the residential sector.

Egypt

Our operating earnings before other expenses, net, from our operations in Egypt increased approximately 19%, from approximately Ps1.0 billion in the six-month period ended June 30, 2013 to approximately Ps1.2 billion in the comparable period in 2014, in Mexican Peso terms. The increase resulted primarily from higher average sales prices of our domestic cement and ready-mix concrete.

Rest of the Mediterranean

Our operating earnings before other expenses, net, from our operations in our Rest of the Mediterranean segment increased approximately 11%, from approximately Ps484 million in the six-month period ended June 30, 2013 to approximately Ps535 million in the comparable period in 2014, in Mexican Peso terms. The increase resulted primarily from higher ready-mix concrete sales volumes.

South America and the Caribbean

Colombia

Our operating earnings before other expenses, net, from our operations in Colombia decreased approximately 3%, from approximately Ps2.2 billion in the six-month period ended June 30, 2013 to approximately Ps2.1 billion in the comparable period in 2014, in Mexican Peso terms. The decrease resulted primarily from higher maintenance cost in our cement plants.

Rest of South America and the Caribbean

Our operating earnings before other expenses, net, from our Rest of South America and the Caribbean segment decreased approximately 13%, from approximately Ps2.2 billion in the six-month period ended June 30, 2013 to approximately Ps1.9 billion in the comparable period in 2014, in Mexican Peso terms. The decrease resulted primarily from lower average sales prices of our domestic cement and ready-mix concrete.

Asia

The Philippines

Our operating earnings before other expenses, net, from our operations in the Philippines decreased approximately 5% from approximately Ps372 million in the six-month period ended June 30, 2013 to approximately Ps353 million in the comparable period in 2014, in Mexican Peso terms. The decrease resulted primarily from higher maintenance cost in our cement plants.

Rest of Asia

Our operating earnings before other expenses, net, from our operations Rest of Asia segment decreased approximately 10% from approximately Ps48 million in the six-month period ended June 30, 2013 to approximately Ps43 million in the comparable period in 2014, in Mexican Peso terms. The decrease resulted primarily from lower net sales in our Rest of Asia segment.

Others

Our operating earnings before other expenses, net, from our Others segment decreased significantly from an operating earnings before other expenses, net, of Ps91 million in the six-month period ended June 30, 2013 to an operating loss before other expenses, net, of Ps332 million in the comparable period in 2014, in Mexican Peso terms. The decrease in the operating earnings before other expenses, net, resulted primarily from a decrease in sales in our other business.

Other Income (Expenses), Net. Our other expenses, net, decreased significantly, from an expense of approximately Ps1.6 billion in the six-month period ended June 30, 2013 to a gain of approximately Ps307 million in the comparable period in 2014, in Mexican Peso terms. The decrease was due mainly to a gain in sales of assets.

The most significant items included under this caption in the six-month periods ended June 30, 2013 and 2014 are as follows:

	For the Six-month Periods Ended June 30,
	2013		2014
	(in millions of Mexican Pesos)
Impairment losses	Ps	(693)	Ps	(89)
Restructuring costs		(328)		(159)
Charitable contributions		(10)		(11)
Results from sales of assets and others, net		(549)		566

	Ps	(1,580)	Ps	307

Financial Items

Pursuant to IFRS, financial items include:

•	financial or interest expense on borrowed funds;

•	financial income on cash and cash equivalents;

•	changes in the fair value resulting from the valuation of financial instruments, including derivative instruments and marketable securities;

•	foreign exchange gains or losses associated with monetary assets and liabilities denominated in foreign currencies; and

•	accretion results from assets and liabilities and others.

	For the Six-month Periods Ended June 30,
	2013		2014
	(in millions of Mexican Pesos)
Financial Items:
Financial expense	Ps	(9,237)	Ps	(11,023)
Other financial income, net:
Financial income		207		184
Results from financial instruments, net		902		1,580
Foreign exchange results		(205)		507
Effects of net present value on assets and liabilities and others, net		(337)		(437)

	Ps	(8,670)	Ps	(9,189)

Our loss from aggregate financial items in the six-month period ended June 30, 2014, which comprises financial expense and other financial income, net, as reported in our statements of operations, increased approximately Ps519 million from a loss of approximately Ps8.7 billion in the six-month period ended June 30, 2013 to a loss of approximately Ps9.2 billion in the comparable period in 2014. The components of the change are shown above.

Our financial expense increased approximately 19%, from approximately Ps9.2 billion in the six-month period ended June 30, 2013 to approximately Ps11.0 billion in the comparable period in 2014, primarily attributable to premium payments, partially offset by lower interest rates on our financial debt. Our financial income decreased 11%, from Ps207 million in the six-month period ended June 30, 2013 to Ps184 million in the comparable period in 2014. Our foreign exchange result improved significantly, from a loss of approximately Ps205 million in the six-month period ended June 30, 2013 to a gain of approximately Ps507 million in the comparable period in 2014, primarily attributable to the fluctuation of the Mexican Peso, the Euro and the Colombian Peso against the U.S. Dollar. The accretion expense, which represents the effects on our net assets and liabilities recognized at amortized cost due to the passage of time, increased from an expense of approximately Ps337 million in the six-month period ended June 30, 2013 to an expense of Ps437 million in the comparable period in 2014.

Derivative Financial Instruments. For the six-month periods ended June 30, 2013 and 2014, our derivative financial instruments that had a potential impact on our other financial income consisted of equity forward contracts, a forward instrument over the Total Return Index of the Mexican Stock Exchange, interest rate derivatives related to energy projects.

For the six-month period ended June 30, 2014, our results from financial instruments, net, increased to a gain of approximately Ps1.6 billion compared to a gain of approximately Ps902 million for the six-month period ended June 30, 2013. This increase was mainly attributable to a positive valuation of derivatives related to our shares of CEMEX, S.A.B. de C.V. See “—Liquidity and Capital Resources—Our Equity Forward Arrangements.”

Income Taxes. Our income tax effect in the statement of operations, which is primarily comprised of current income taxes plus deferred income taxes, decreased from an expense of approximately Ps3.4 billion in the six-month period ended June 30, 2013 to an expense of Ps3.0 billion in the comparable period in 2014. This decrease was mainly attributable to one-time income tax expense recognized in 2013 in connection with the Mexican Tax Reform, effective January 1, 2014, that ended the tax consolidation regime in Mexico.

Consolidated Net Loss. For the reasons described above, our consolidated net loss (before deducting the portion allocable to non-controlling interest) for the six-month period ended June 30, 2014 decreased approximately 51%, from a consolidated net loss of approximately Ps4.9 billion in the six-month period ended June 30, 2013 to a consolidated net loss of approximately Ps2.4 billion in the comparable period in 2014.

Non-controlling Interest Net Income. Changes in non-controlling interest net income in any period reflect changes in the percentage of the stock of our subsidiaries held by non-associated third parties as of the end of each month during the relevant period and the consolidated net income attributable to those subsidiaries. Non-controlling interest net income decreased approximately 11%, from approximately Ps564 million in the six-month period ended June 30, 2013 to approximately Ps503 million in the comparable period in 2014, primarily attributable to a decrease in the net income of the consolidated entities in which others have a non-controlling interest.

Controlling Interest Net Loss. Controlling interest net loss represents the difference between our consolidated net loss and non-controlling interest net loss, which is the portion of our consolidated net loss attributable to those of our subsidiaries in which non-associated third parties hold interests. Controlling interest net loss decreased approximately 47%, from a net loss of approximately Ps5.5 billion in the six-month period ended June 30, 2013 to a controlling interest net loss of approximately Ps2.9 billion in the comparable period in 2014.

Liquidity and Capital Resources

Operating Activities

We have satisfied our operating liquidity needs primarily through operations of our subsidiaries and expect to continue to do so for both the short and long-term. Although cash flow from our operations has historically met our overall liquidity needs for operations, servicing debt and funding capital expenditures and acquisitions, our subsidiaries are exposed to risks from changes in foreign currency exchange rates, price and currency controls, interest rates, inflation, governmental spending, social instability and other political, economic and/or social developments in the countries in which they operate, any one of which may materially reduce our net income and cash from operations. Consequently, in order to meet our liquidity needs, we also rely on cost-cutting and operating improvements to optimize capacity utilization and maximize profitability, as well as borrowing under credit facilities, proceeds of debt and equity offerings, and proceeds from asset sales. Our consolidated net cash flows provided by operating activities before interest and income taxes paid in cash increased approximately 31% from approximately Ps8.4 billion in the six-month period ended June 30, 2013 to Ps11.0 billion in the comparable period in 2014. See our statement of cash flows for the six-month periods ended June 30, 2013 and 2014 included herein.

Sources and Uses of Cash

Our review of sources and uses of resources below refers to nominal amounts included in our statement of cash flows for the six-month periods ended June 30, 2013 and 2014.

Our primary sources and uses of cash during the six-month periods ended June 30, 2013 and 2014 were as follows:

	Six-month Periods Ended June 30,
	2013		2014
	(in millions of Mexican Pesos)
Operating activities
Consolidated net loss	Ps	(4,900)	Ps	(2,382)
Non-cash items		19,989		18,069
Changes in working capital, excluding income taxes		(6,714)		(4,696)

Net cash flows provided by operations before interest and income taxes		8,375		10,991
Financial expense, perpetual debenture coupons and income taxes paid in cash		(15,060)		(14,483)

Net cash flows applied in operating activities		(6,685)		(3,492)
Investing activities
Property, machinery and equipment, net		(1,097)		(1,014)
Disposal of subsidiaries and associates, net		1,129		167
Other long term assets and others, net		(175)		(352)

Net cash flows used in investing activities		(143)		(1,199)
Financing activities
Derivative financial instruments		(337)		72
Issuance (payment) of debt, net		3,254		(2,507)
Securitization of trade receivables		1,044		2,451
Non-current liabilities and others, net		(281)		8

Net cash flows provided by financing activities		3,680		24

Decrease in cash and cash equivalents		(3,148)		(4,667)
Cash conversion effects, net		342		(946)
Cash and cash equivalents at beginning of period		12,478		15,176

Cash and cash equivalents at end of period	Ps	9,672	Ps	9,563

June 30, 2014. During the six-month period ended June 30, 2014, including the negative foreign currency effect of our initial balances of cash and cash equivalents generated during the period of approximately Ps946 million, there was a decrease in cash and cash equivalents of approximately Ps109 million. This decrease was generated by (i) our net cash flows used in operating activities, which after financial expense, Perpetual Debenture coupons and income taxes paid in cash of approximately Ps14.5 billion, represented a decrease of approximately Ps3.5 billion and (ii) a decrease in our net cash flows applied in our investing activities of approximately Ps1.2 billion. The decrease in cash and cash equivalents was partially offset by our net cash flow provided by financing activities of approximately Ps24 million.

For the six-month period ended June 30, 2014, our net cash flows applied in our operations before interest and income taxes included cash flows used in working capital of approximately Ps4.7 billion, which was primarily comprised of cash flows applied to trade receivables, net, inventories, trade payables and other accounts payable and accrued expenses for an aggregate amount of approximately Ps5.5 billion, partially offset by cash flows originated by other accounts receivable and other assets of approximately Ps773 million.

During the first six months of 2014, our cash flows were applied mainly in connection with the income tax and financial expense paid in cash, including Perpetual Debenture coupons of approximately Ps14.5 billion.

During the six-month period ended June 30, 2014, our net cash flows used in operating activities after financial expense, Perpetual Debenture coupon and income taxes paid in cash decreased our cash flow by approximately Ps3.5 billion. Our net cash flow used in investing activities also decreased our cash flow by approximately Ps1.2 billion. In addition, our net resources provided by financing activities insignificantly increased our cash flow by approximately Ps24 million, which was generated mainly in connection with the securitization of trade receivables of approximately Ps2.5 billion, completely offset by our payment of debt.

June 30, 2013. During the six-month period ended June 30, 2013, including the positive foreign currency effect of our initial balances of cash and cash equivalents generated during the period of approximately Ps342 million, there was a decrease in cash and cash equivalents of approximately Ps2.8 billion. This decrease was generated by (i) our net cash flows used in operating activities, which after financial expense, Perpetual Debenture coupons and income taxes paid in cash of approximately Ps15.1 billion, represented a decrease of approximately Ps6.7 billion and (ii) a decrease in our net cash flows applied in our investing activities of approximately Ps143 million. The decrease in cash and cash equivalents was partially offset by our net cash flow provided by financing activities of approximately Ps3.7 billion.

For the six-month period ended June 30, 2013, our net cash flows applied in our operations before interest and income taxes included cash flows used in working capital of approximately Ps6.7 billion, which was primarily comprised of cash flows applied to trade receivables, net, other accounts receivable and other assets, inventories and other accounts payable and accrued expenses for an aggregate amount of approximately Ps7.5 billion, partially offset by cash flows originated by trade payables of approximately Ps809 million.

During the first six months of 2013, our cash flows were applied mainly in connection with the income tax and financial expense paid in cash, including Perpetual Debenture coupons of approximately Ps15.1 billion.

During the six-month period ended June 30, 2013, our net cash flows used in operating activities after financial expense, Perpetual Debenture coupon and income taxes paid in cash decreased our cash flow by approximately Ps6.7 billion. Our net cash flow used in investing activities also decreased our cash flow by approximately Ps143 million. In addition, our net resources provided by financing activities increased our cash flow by approximately Ps3.7 billion, which was generated mainly in connection with the issuance of debt of approximately Ps3.3 billion.

As of June 30, 2014, we had the following uncommitted lines of credit, at annual interest rates ranging between approximately 1.25% and 7.20%, depending on the negotiated currency:

	Lines of credit	Available
	(in millions of Mexican Pesos)
Other lines of credit in foreign subsidiaries	6,616	5,382
Other lines of credit from banks	4,666	3,192

Capital Expenditures

Our capital expenditures incurred for the six-month periods ended June 30, 2013 and 2014, and our expected capital expenditures for the remaining six-month period ended December 31, 2014, which include an allocation to 2014 of a portion of our total future committed amount, are as follows:

	Actual For the Six-Month Periods Ended June 30,		Estimated For the Remaining Six-Month Period Ended December 31, 2014
	2013	2014
	(in millions of U.S. Dollars)
Mexico	28	22	68
United States	51	86	146
Northern Europe
United Kingdom	10	7	33
Germany	15	13	15
France	8	8	12
Rest of Northern Europe(1)	15	13	26
The Mediterranean
Egypt	5	5	27
Spain	3	3	10
Rest of the Mediterranean(2)	9	8	11
South America and the Caribbean
Colombia	16	30	26
Rest of South America and the Caribbean(3)	11	18	11
Asia
Philippines	12	28	26
Rest Asia(4)	2	1	5
Others	—	3	10

Total consolidated	184	245	426

Of which:
Expansion capital expenditures	35	55	110
Base capital expenditures	149	190	316

(1)	Refers mainly to our operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia as well as trading activities in Scandinavia and Finland.

(2)	Includes our operations in Croatia, the UAE and Israel.

(3)	Includes our operations in Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, Jamaica and other countries in the Caribbean, Guatemala, and small ready-mix concrete operations in Argentina.

(4)	Includes our operations in Thailand, Bangladesh, China and Malaysia.

For the six-month period ended June 30, 2014, we recognized U.S.$245 million in capital expenditures. As of the date of this filing, plans for capital expenditures for the remaining six-month period ended December 31, 2014 are expected to be U.S.$426 million. Pursuant to the Facilities Agreement (as defined herein), we are prohibited from making aggregate annual capital expenditures in excess of U.S.$800 million (excluding certain capital expenditures, joint venture investments and acquisitions by CEMEX Latam and its subsidiaries, which capital expenditures, joint venture investments and acquisitions at any time then incurred are in the aggregate not to exceed U.S.$350 million (or its equivalent)).

Our Indebtedness

As of June 30, 2014, we had approximately Ps224,817 million (U.S.$17,334 million) (principal amount Ps229,601 million (U.S.$17,702 million)) of total debt plus other financial obligations, not including approximately Ps6,179 million (U.S.$476 million) of Perpetual Debentures. See notes 11A and 11B to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2013 and 2014 included herein. Of our total debt plus other financial obligations, approximately 6% were short-term (including current maturities of long-term debt) and 94% were long-term. As of June 30, 2014, approximately 85% of our total debt plus other financial obligations was U.S. Dollar-denominated, approximately 11% was Euro-denominated, approximately 3% was Mexican Peso-denominated and immaterial amounts were denominated in other currencies.

On August 14, 2009, we entered into a financing agreement (the “2009 Financing Agreement”), which extended the final maturities of approximately U.S.$15 billion in syndicated and bilateral bank facilities and private placement notes to February 14, 2014. On July 5, 2012, we launched an exchange offer and consent request (the “Exchange Offer and Consent Request”), to eligible creditors under the 2009 Financing Agreement pursuant to which eligible creditors were requested to consent to certain amendments to the 2009 Financing Agreement, including the deletion of all mandatory prepayment provisions, the release of the collateral securing the 2009 Financing Agreement and other obligations secured by such collateral, and the deletion of certain representations, information undertakings, financial covenants, general undertakings and events of default thereunder (together, the “Amendment Consents”). In addition, we offered to exchange the indebtedness owed to such creditors under the 2009 Financing Agreement that were eligible to participate in the Exchange Offer and Consent Request (the “Participating Creditors”) for (i) new loans (or, in the case of the private placement notes, new private placement notes) or (ii) up to U.S.$500 million of our 9.50% Senior Secured Notes due 2018 (the “September 2012 Notes”), in each case, in transactions exempt from registration under the Securities Act.

On September 17, 2012, we successfully completed the refinancing transactions contemplated by the Exchange Offer and Consent Request (collectively, the “Refinancing Transaction”), and we and certain of our subsidiaries entered into (a) an amendment and restatement agreement, dated September 17, 2012 (the “Amendment and Restatement Agreement”), pursuant to which the Amendment Consents with respect to the 2009 Financing Agreement were given effect, and (b) a facilities agreement, dated September 17, 2012 (as amended from time to time, the “Facilities Agreement”), pursuant to which we were deemed to borrow loans from those Participating Creditors participating in the Exchange Offer and Consent Request in principal amounts equal to the principal amounts of indebtedness subject to the 2009 Financing Agreement that was extinguished by such Participating Creditors. As a result of the Refinancing Transaction, participating creditors received (i) approximately U.S.$6.155 billion in aggregate principal amount of new loans and new private placement notes and (ii) U.S.$500 million aggregate principal amount of the September 2012 Notes. In addition, approximately U.S.$525 million aggregate principal amount of loans and private placement notes that remained outstanding under the 2009 Financing Agreement as of September 17, 2012 were subsequently prepaid prior to their February 14, 2014 maturity.

As part of the Facilities Agreement, we pledged under pledge agreements or transferred to a trustee under a security trust substantially all the shares of CEMEX México, S.A. de C.V., or CEMEX México, Cemex Operaciones México, S.A. de C.V., or Cemex Operaciones México (formerly known as Centro Distribuidor de Cemento, S.A. de C.V., as successor by merger to Mexcement Holdings, S.A. de C.V. and Corporación Gouda, S.A. de C.V.), CEMEX TRADEMARKS HOLDING Ltd., New Sunward Holding B.V., or New Sunward, and CEMEX España, S.A., or CEMEX España, as collateral (together, the “Collateral”), and all proceeds of such Collateral, to secure our payment obligations under the Facilities Agreement and under several other financing arrangements. These subsidiaries whose shares were pledged or transferred as part of the Collateral collectively own, directly or indirectly, substantially all our operations worldwide.

As of June 30, 2014, we had an aggregate principal amount of outstanding debt under the Facilities Agreement of approximately Ps53,801 million (U.S.$4,148 million) (principal amount Ps54,759 million (U.S.$4,222 million)), all of which matures in 2017. However, if we are unable to comply with the milestones for addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, the maturity date of our indebtedness under the Facilities Agreement will spring-back to earlier dates. See “Risk Factors—If we are unable to comply with the milestones for addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, the maturity date of our indebtedness under the Facilities Agreement will automatically reset, or “spring-back,” to earlier dates” in the 2013 Annual Report.

For a discussion of restrictions and covenants under the Facilities Agreement, see “Item 3—Key Information—Risk Factors—The Facilities Agreement contains several restrictions and covenants. Our failure to comply with such restrictions and covenants could have a material adverse effect on us” in the 2013 Annual Report.

For a description of the Senior Secured Notes, see “—Summary of Material Contractual Obligations and Commercial Commitments—Senior Secured Notes.”

Some of our subsidiaries and special purpose vehicles have issued or provided guarantees of certain of our indebtedness, as indicated in the table below.

	Senior Secured Notes(1)	Facilities Agreement	Perpetual Debentures	CBs(2)
	U.S.$10,038 million (Ps130,187 million)	U.S.$4,148 million (Ps53,801 million)	U.S.$710 million (Ps9,207 million)	U.S.$46 million (Ps598 million)
	(principal amount U.S.$10,160 million (Ps131,776 million))	(principal amount U.S.$4,222 million (Ps54,759 million))
Amount outstanding as of June 30, 2014(3)
CEMEX, S.A.B. de C.V.	✓	✓	✓	✓
CEMEX España	✓	✓
CEMEX México	✓	✓	✓	✓
New Sunward	✓	✓	✓
CEMEX Corp.	✓	✓
CEMEX Finance LLC	✓	✓
CEMEX Research Group AG	✓	✓
CEMEX Shipping B.V.	✓	✓
CEMEX Asia B.V.	✓	✓
CEMEX France Gestion (S.A.S.)	✓	✓
CEMEX UK	✓	✓
Cemex Egyptian Investments B.V.	✓	✓
Cemex Egyptian Investments II B.V.	✓	✓
CEMEX Concretos S.A. de C.V.	✓	✓
Empresas Tolteca de México, S.A. de C.V.	✓	✓
C5 Capital (SPV) Ltd.			✓
C8 Capital (SPV) Ltd.			✓
C10 Capital (SPV) Ltd.			✓
C10-EURCapital (SPV) Ltd.			✓

(1)

Includes (i) 9.25% Senior Secured Notes due 2020 issued by CEMEX España, acting through its Luxembourg branch, on May 12, 2010, (ii) 9.000% Senior Secured Notes due 2018 issued by CEMEX, S.A.B. de C.V. on January 11, 2011, (iii) additional 9.25% Senior Secured Notes due 2020 issued by CEMEX España, acting through its Luxembourg branch, on March 4, 2011, (iv) Floating Rate Senior Secured Notes due 2015 issued by CEMEX, S.A.B. de C.V. on April 5, 2011, (v) additional 9.000% Senior Secured Notes due 2018 issued by CEMEX, S.A.B. de C.V. on July 11, 2011, (vi) 9.875% U.S. Dollar-Denominated Senior Secured Notes due 2019 and 9.875% Euro-Denominated Senior Secured Notes due 2019 issued by CEMEX España, acting through its Luxembourg branch, on March 28, 2012, (vii) 9.50% Senior Secured Notes due 2018 issued by CEMEX, S.A.B. de C.V. on September 17, 2012, (viii) 9.375% Senior Secured Notes due 2022 issued by CEMEX Finance LLC on October 12, 2012, (ix) 5.875% Senior Secured Notes due 2019 issued by CEMEX, S.A.B. de C.V. on March 25, 2013, (x) 6.500% Senior Secured Notes due 2019 issued by CEMEX, S.A.B. de C.V. on August 12, 2013, (xi) 7.25% Senior Secured Notes due 2021 and Floating Rate Senior Secured Notes due 2018 issued by CEMEX, S.A.B. de C.V. on October 2, 2013 and (xii) 6.000% U.S. Dollar-Denominated Senior Secured Notes due 2024 and 5.250% Euro-Denominated Senior Secured Notes due 2021 issued by CEMEX Finance LLC on April 1, 2014. We refer to these notes, collectively, as the Senior Secured Notes.

(2)	Includes long-term secured promissory notes previously issued by CEMEX, S.A.B. de C.V. in the Mexican capital markets (Certificados Bursátiles) (“CBs”).

(3)	Includes Senior Secured Notes and Perpetual Debentures held by CEMEX, as applicable.

Most of our outstanding indebtedness has been incurred to finance our acquisitions and to finance our capital expenditure programs, including debt incurred to refinance such indebtedness. Historically, we have addressed our liquidity needs (including funds required to make scheduled principal and interest payments, refinance debt, and fund working capital and planned capital expenditures) with operating cash flow, securitizations, borrowings under credit facilities, proceeds of debt and equity offerings and proceeds from asset sales.

A deterioration of the global economic environment and its adverse effects on our operating results may negatively affect our credit rating and the market value of CEMEX, S.A.B. de C.V.’s common stock, CPOs and ADSs. If we cannot access the debt capital markets or obtain financing from banking institutions, we may be dependent on the issuance of equity as a source to repay our existing indebtedness, including indebtedness under the Facilities Agreement. Although we have been able to raise debt, equity and equity-linked capital in the recent past, previous conditions in the capital markets in 2008 and 2009 were such that traditional sources of capital were not available to us on reasonable terms or at all. As a result, we cannot assure you that we will be able to successfully raise additional debt or equity capital on terms that are favorable to us or at all.

If the global economic environment deteriorates and our operating results worsen significantly, if we were unable to complete debt or equity offerings or if the proceeds of any divestitures and/or our cash flow or capital resources prove inadequate, we could face liquidity problems and may not be able to comply with our upcoming principal payments under our indebtedness or refinance our indebtedness. If we are unable to comply with our upcoming principal maturities under our indebtedness, or refinance or extend maturities of our indebtedness, our debt could be accelerated. Acceleration of our debt would have a material adverse effect on our business and financial condition.

We and our subsidiaries have sought and obtained waivers and amendments to several of our debt instruments relating to a number of financial ratios in the past. Our ability to comply with these ratios may be affected by global economic conditions and volatility in foreign exchange rates and the financial and capital markets. We may need to seek waivers or amendments in the future. However, we cannot assure you that any future waivers or amendments, if requested, will be obtained. If we or our subsidiaries are unable to comply with the provisions of our debt instruments, and are unable to obtain a waiver or amendment, the indebtedness outstanding under such debt instruments could be accelerated. Acceleration of these debt instruments would have a material adverse effect on our financial condition.

Relevant transactions related to our indebtedness during the six-month period ended June 30, 2014

As of June 30, 2014, we had approximately Ps224,817 million (U.S.$17,334 million) (principal amount Ps229,601 million (U.S.$17,702 million)) of total debt plus other financial obligations, not including approximately Ps6,179 million (U.S.$476 million) of Perpetual Debentures. Our financing activities through December 31, 2013 are described in the 2013 Annual Report. The following is a description of our most relevant transactions related to our indebtedness in the six-month period ended June 30, 2014:

•	On February 28, 2014, CEMEX, S.A.B. de C.V. entered into private conversion agreements with certain institutional holders of its 2010 Optional Convertible Subordinated Notes pursuant to which such holders converted U.S.$280,387,000 in aggregate principal amount of the 2010 Optional Convertible Subordinated Notes in exchange for approximately 27.73 million of CEMEX, S.A.B. de C.V.’s ADSs.

•	On March 5, 2014, CEMEX Finance Europe B.V. repaid the remaining €247,442,000 aggregate principal amount outstanding of its 4.75% Notes due 2014 at their maturity.

•	On April 1, 2014, CEMEX Finance LLC issued U.S.$1.0 billion aggregate principal amount of its 6.000% U.S. Dollar-Denominated Senior Secured Notes due 2024 (the “April 2014 U.S. Dollar Notes”) and €400 million aggregate principal amount of its 5.250% Euro-Denominated Senior Secured Notes due 2021 (the “April 2014 Euro Notes” and, together with the April 2014 U.S. Dollar Notes, the “April 2014 Notes”). The net proceeds from the offering of the April 2014 U.S. Dollar Notes of approximately U.S.$995 million and the offering of the April 2014 Euro Notes of approximately €398 million were used to fund the April 2014 Tender Offer (as defined below), the December 2009 Euro Notes Redemption (as defined below) and the May 2010 Euro Notes Redemption (as defined below).

•	On April 9, 2014, CEMEX Finance LLC completed the purchase of U.S.$597,153,000 aggregate principal amount of CEMEX España’s 9.25% U.S. Dollar-Denominated Senior Secured Notes due 2020 (the “May 2010 U.S. Dollar Notes”) and U.S.$482,847,000 aggregate principal amount of CEMEX, S.A.B. de C.V.’s 9.0% Senior Secured Notes due 2018 (the “January 2011 Notes”) through a cash tender offer (the “April 2014 Tender Offer”) using a portion of the proceeds from the issuance of the April 2014 Notes, which May 2010 U.S. Dollar Notes and January 2011 Notes were immediately cancelled. Following the settlement of the April 2014 Tender Offer, U.S.$595,843,000 aggregate principal amount of the May 2010 U.S. Dollar Notes and U.S.$1,167,153,000 aggregate principal amount of the January 2011 Notes remained outstanding.

•	On April 25, 2014, CEMEX Finance LLC completed the redemption of the remaining €130,000,000 aggregate principal amount of its 9.50% U.S. Dollar-Denominated Senior Secured Notes due 2016 (the “December 2009 Euro Notes Redemption”) using a portion of the proceeds from the issuance of the April 2014 Notes.

•	On May 12, 2014, CEMEX España, acting through its Luxembourg branch, completed the redemption of the €115,346,000 remaining aggregate principal amount outstanding of its 8.875% Euro-Denominated Senior Secured Notes due 2017 (the “May 2010 Euro Notes Redemption”) using a portion of the proceeds from the issuance of the April 2014 Notes.

•	In May 2014, CEMEX, S.A.B. de C.V. entered into additional private conversion agreements with certain institutional holders of its 2010 Optional Convertible Subordinated Notes pursuant to which such holders converted U.S.$59,497,000 in aggregate principal amount of the 2010 Optional Convertible Subordinated Notes in exchange for approximately 5.99 million of CEMEX, S.A.B. de C.V.’s ADSs.

•	In June 2014, CEMEX, S.A.B. de C.V. entered into additional private conversion agreements with certain institutional holders of its 2010 Optional Convertible Subordinated Notes pursuant to which such holders converted U.S.$55,057,000 in aggregate principal amount of the 2010 Optional Convertible Subordinated Notes in exchange for approximately 5.52 million of CEMEX, S.A.B. de C.V.’s ADSs.

•	On August 28, 2014, CEMEX, S.A.B. de C.V. entered into additional private conversion agreements with certain institutional holders of its 2010 Optional Convertible Subordinated Notes pursuant to which such holders agreed to convert U.S.$116,087,000 in aggregate principal amount of the 2010 Optional Convertible Subordinated Notes in exchange for an estimated 11.2 million of CEMEX, S.A.B. de C.V.’s ADSs. Following the expected closing of the August 2014 Private Inducements in September 2014, U.S.$203,972,000 aggregate principal amount of the 2010 Optional Convertible Subordinated Notes will remain outstanding. The closing of the August 2014 Private Inducements are subject to customary closing conditions.

Our Other Financial Obligations

Other financial obligations in the consolidated balance sheet as December 31, 2013 and June 30, 2014 are detailed as follows:

		December 31, 2013						June 30, 2014
		Short-term		Long-term		Total		Short-term		Long-term		Total
I.	Convertible Subordinated Notes due 2018	Ps	—	Ps	7,565	Ps	7,565	Ps	—	Ps	7,665	Ps	7,665
I.	Convertible Subordinated Notes due 2016		—		11,551		11,551		—		11,735		11,735
II.	Convertible Subordinated Notes due 2015		—		8,919		8,919		4,042		—		4,042
III.	Convertible Securities due 2019		177		1,392		1,569		191		1,296		1,487
IV.	Liabilities secured with accounts receivable		4,471		2,500		6,971		7,696		739		8,435
V.	Capital leases		920		1,823		2,743		557		1,706		2,263

		Ps	5,568	Ps	33,750	Ps	39,318	Ps	12,486	Ps	23,141	Ps	35,627

As mentioned in note 2L to our audited consolidated financial statements included in the 2013 Annual Report, financial instruments convertible into CEMEX, S.A.B. de C.V.’s CPOs and/or ADSs contain components of both liability and equity, which are recognized differently depending on whether the instrument is mandatorily convertible, or is optionally convertible by election of the note holders, as well as the currency in which the instrument is denominated.

2011 Optional Convertible Subordinated Notes

On March 15, 2011, CEMEX, S.A.B. de C.V. closed the offering of U.S.$978 million (Ps11,632 million) aggregate principal amount of 3.25% Convertible Subordinated Notes due 2016 and U.S.$690 million (Ps8,211 million) aggregate principal amount of 3.75% Convertible Subordinated Notes due 2018. The aggregate principal amounts reflect the full exercise of the U.S.$177.5 million and U.S.$90 million over-allotment option granted to the relevant initial purchasers of the 3.25% Convertible Subordinated Notes due 2016 and the 3.75% Convertible Subordinated Notes due 2018, respectively. The 2011 Optional Convertible Subordinated Notes are subordinated to all of CEMEX’s liabilities and commitments. The initial conversion price was equivalent to an approximate 30% premium to the closing price of our ADSs on March 9, 2011, and the notes are convertible into our ADSs, at any time after June 30, 2011. A portion of the net proceeds from this transaction were used to fund the purchase of capped call transactions. During 2013 and 2012, changes in the fair value of these capped call transactions generated a gain of approximately U.S.$127 million (Ps1,663 million) and a gain of approximately U.S.$155 million (Ps1,973 million), respectively, which were recognized within “Other financial income (expense), net” in the statements of operations (see note 16D to our audited consolidated financial statements included in the 2013 Annual Report), which are generally expected to reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon future conversion of the 2011 Optional Convertible Subordinated Notes. As a result of the issuance, substantially all the new shares approved at CEMEX, S.A.B. de C.V.’s extraordinary shareholders’ meeting on February 24, 2011 (see note 20 to our audited consolidated financial statements included in the 2013 Annual Report) were reserved by CEMEX, S.A.B. de C.V. to satisfy conversion of these notes. After antidilution adjustments, the conversion rate as of December 31, 2013 was 99.6866 ADSs per U.S.$1,000 principal amount of such notes and as of March 20, 2014, has been further adjusted to 103.6741 ADSs per U.S.$1,000 principal amount of such notes, reflecting the issuance of CPOs in connection with the recapitalization of earnings approved by CEMEX, S.A.B. de C.V.’s shareholders at the 2013 annual general ordinary shareholders’ meeting held on March 20, 2014. Effective January 1, 2013, in connection with the change in CEMEX, S.A.B. de C.V.’s functional currency, the conversion options embedded in the 2011 Optional Convertible Subordinated Notes ceased to be treated as stand-alone derivatives at fair value through profit or loss. Therefore, there were no valuation effects from the conversion options during the six-month periods ended June 30, 2013 and 2014.

2010 Optional Convertible Subordinated Notes

On March 30, 2010, CEMEX, S.A.B. de C.V. issued U.S.$715 million (Ps8,837 million) aggregate principal amount of 4.875% Optional Convertible Subordinated Notes due 2015, including the full exercise of the U.S.$65 million over-allotment option granted to the initial purchasers of the notes. The 2010 Optional Convertible Subordinated Notes are subordinated to all of CEMEX’s liabilities and commitments. The holders of the 2010 Optional Convertible Subordinated Notes have the option to convert their notes for our ADSs at a conversion price per ADS 30% higher than the ADS price at the pricing of the transaction. In connection with the offering, CEMEX, S.A.B. de C.V. entered into a capped call transaction expected to generally reduce the potential dilution cost to CEMEX, S.A.B. de C.V. upon future conversion of the 2015 Notes. During 2013 and 2012, changes in the fair value of this capped call transaction generated a gain of approximately U.S.$36 million (Ps465 million) and a gain of approximately U.S.$47 million (Ps594 million), respectively, which were recognized within “Other financial income (expense), net” in the statements of operations (see note 16D to our audited consolidated financial statements included in the 2013 Annual Report). After antidilution adjustments, the conversion rate as of December 31, 2013 was 86.0316 ADSs per U.S.$1,000 principal amount of such notes and as of March 20, 2014, has been further adjusted to 89.4729 ADSs per U.S.$1,000 principal amount of such notes, reflecting the issuance of CPOs in connection with the recapitalization of earnings approved by CEMEX, S.A.B. de C.V.’s shareholders at the 2013 annual general ordinary shareholders’ meeting held on March 20, 2014. Effective January 1, 2013, in connection with the change in CEMEX, S.A.B. de C.V.’s functional currency, the conversion options embedded in the 2010 Optional Convertible Subordinated Notes ceased to be treated as stand-alone derivatives at fair value through profit or loss. Therefore, there were no valuation effects from the conversion options during the six-month periods ended June 30, 2013 and 2014. In February 2014, CEMEX amended the terms of the capped call options related to its 2010 Optional Convertible Subordinated Notes and, separately, in March 2014, May 2014 and June 2014 holders of U.S.$394,941,000 in aggregate principal amount of the 2010 Optional Convertible Subordinated Notes converted their 2010 Optional Convertible Subordinated Notes in exchange for approximately 39.24 million of CEMEX, S.A.B. de C.V.’s ADSs pursuant to private conversion agreements, following which U.S.$320,059,000 aggregate principal amount of the 2010 Optional Convertible Subordinated Notes remained outstanding.

Pursuant to the August 2014 Private Inducements, an additional U.S.$116,087,000 in aggregate principal amount of the 2010 Optional Convertible Subordinated Notes are expected to convert their 2010 Optional Convertible Subordinated Notes in exchange for an estimated 11.2 million of CEMEX, S.A.B. de C.V.’s ADSs. Following the expected closing of the August 2014 Private Inducements in September 2014, U.S.$203,972,000 aggregate principal amount of the 2010 Optional Convertible Subordinated Notes will remain outstanding. The closing of the August 2014 Private Inducements are subject to customary closing conditions.

During July 2014, CEMEX, S.A.B. de C.V. amended the 2015 zero-strike call options (which were the original capped call transactions entered into in relation to the 2010 Optional Convertible Subordinated Notes) to reduce volatility of their fair value and placed a minimum value of approximately U.S.$93.8 million for this equity derivative. As part of the amendment, CEMEX, S.A.B. de C.V. retained the economic value of approximately 1 million of CEMEX, S.A.B. de C.V.’s ADS.

Mandatory Convertible Securities

In December 2009, CEMEX, S.A.B. de C.V. completed its offer to exchange marketable notes issued in Mexico with maturities between 2010 and 2013, into 10% Mandatory Convertible Notes due 2019 (the “Mandatory Convertible Securities”), for approximately Ps4,126 million (U.S.$315 million). Reflecting antidilution adjustments, at their scheduled conversion in 2019 or earlier if the price of the CPO reaches approximately Ps29.50, the securities will be mandatorily convertible into approximately 210 million CPOs at a conversion price of approximately Ps19.66 per CPO. During their tenure, the securities bear interest at an annual rate of 10% interest payable quarterly. Holders have an option to voluntarily convert their securities, after the first anniversary of their issuance, on any interest payment date into CPOs. The equity component, represented by the fair value of the conversion options of the issuance date of Ps1,971 million was recognized within “Other equity reserves.” See note 16B to our audited consolidated financial statements included in the 2013 Annual Report. Effective January 1, 2013, in connection with the change in CEMEX, S.A.B. de C.V.’s functional currency to the U.S. dollar, the conversion option embedded in these securities as of January 1, 2013, started to be treated as stand-alone derivative liability at fair value through profit or loss. As a result, there are valuation results in the statement of operations from the embedded options for the six-month period ended June 30, 2014 and 2013 of approximately U.S.$8.6 million (Ps115.4 million) and U.S.$4.7 million (Ps60.9 million), respectively, which were recognized within “Other financial income (expense), net” in the statement of operations.

Our Receivables Financing Arrangements

Our subsidiaries in the United States, Mexico and France (which incorporated the sale of trade receivables in the United Kingdom) are parties to sales of trade accounts receivable programs with financial institutions, referred to as securitization programs. As of December 31, 2013 and June 30, 2014, trade accounts receivable include receivables of Ps8,487 million (U.S.$650 million) and Ps10,692 million (U.S.$824 million), respectively. Under these programs, our subsidiaries effectively surrender control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets. However, we retain certain residual interest in the programs and/or maintain continuing involvement with the accounts receivable; therefore, the amounts received are recognized within “Other financial obligations.” Trade accounts receivable qualifying for sale exclude amounts over certain days past due or concentrations over certain limits to any customer, according to the terms of the programs. The portion of the accounts receivable sold maintained as reserves amounted to Ps1,516 million as of December 31, 2013 and Ps2,257 million as of June 30, 2014. Therefore, the funded amount to CEMEX was Ps6,971 million (U.S.$534 million) in the year ended December 31, 2013 and Ps8,435 million (U.S.$650 million) in the six-month period ended June 30, 2014. The discount granted to the acquirers of the trade accounts receivable is recorded as financial expense and amounted to approximately Ps157 million (U.S.$12 million) and Ps158 million (U.S.$12 million) in the six-month periods ended June 30, 2013 and June 30, 2014, respectively. Our securitization programs are negotiated for specific periods and may be renewed at their maturity. The securitization program outstanding as of December 31, 2013 in the United States matures in May 2015. The securitization programs in France and the United Kingdom were extended in March 2014 and mature in March 2015. In April 2014, CEMEX refinanced its securitization program in Mexico with a final maturity in March 2017.

Capital leases

As of December 31, 2013 and June 30, 2014, we held several operating assets, mainly mobile equipment and buildings under capital lease contracts for a total of approximately U.S.$210 million (Ps2,743 million) and U.S.$175 million (Ps2,263 million) respectively.

Our Equity Forward Arrangements

In connection with the sale of CPOs of Axtel (note 16D to our audited consolidated financial statements included in the 2013 Annual Report) and in order to maintain exposure to changes in the price of such entity, in March 2008, we entered into a forward contract to be settled in cash over the price of 59.5 million CPOs of Axtel (59.5 million CPOs with each counterparty), which was originally set to mature in April 2011. During 2009, in order to reset the exercise price included in the contract, we instructed the counterparties to definitively dispose of the deposits in margin accounts for approximately Ps207 million, and each of the counterparties exercised an option to maintain the contract over their respective 59.5 million CPOs of Axtel until October 2011. During 2010, one of the counterparties further extended the maturity of 50% of the notional amount of this forward contract to April 2012. In addition, during 2011, the other counterparty further extended the maturity of its contract also until April 2012. In March 2012, CEMEX renewed the forward contract to be settled in cash over the price of 59.5 million CPOs of Axtel, which is extended until October 2015. Changes in the fair value of this instrument generated gains of approximately U.S.$6 million (Ps75 million) in the six-month period ended June 30, 2013 and approximately U.S.$154 thousand (Ps2 million) in the six-month period ended June 30, 2014.

Our Perpetual Debentures

As of December 31, 2013 and as of June 30, 2014, non-controlling interest stockholders’ equity included approximately U.S.$477 million (Ps6,223 million) and U.S.$476 million (Ps6,179 million), respectively, representing the principal amount of the Perpetual Debentures. The Perpetual Debentures have no fixed maturity date and do not represent a contractual payment obligation for us. Based on their characteristics, the Perpetual Debentures, issued through special purpose vehicles, or SPVs, qualify as equity instruments under IFRS and are classified within non-controlling interest as they were issued by consolidated entities, considering that there is no contractual obligation to deliver cash or any other financial asset, the Perpetual Debentures do not have any maturity date, meaning that they were issued to perpetuity, and, if the conditions to interest deferred are satisfied, we have the unilateral right to defer indefinitely the payment of interest due on the Perpetual Debentures. Issuance costs, as well as the interest expense, which is accrued based on the principal amount of the Perpetual Debentures, are included within “Other equity reserves” and represented expenses of approximately Ps217 million and Ps207 million in the six-month periods ended June 30, 2013 and 2014, respectively. The different SPVs were established solely for purposes of issuing the Perpetual Debentures and are included in our audited consolidated financial statements included in the 2013 Annual Report. As of December 31, 2013, the Perpetual Debentures were as follows:

Issuer	Issuance Date	Nominal Amount at Issuance Date (in millions)		Nominal Amount Outstanding as of December 31, 2013 (in millions)(2)		Repurchase Option	Interest Rate
C10-EUR Capital (SPV) Ltd.	May 2007		€730		€64	Tenth anniversary	6.277%
C8 Capital (SPV) Ltd.	February 2007	U.S.$	750	U.S.$	137	Eighth anniversary	6.640%
C5 Capital (SPV) Ltd.(1)	December 2006	U.S.$	350	U.S.$	69	Fifth anniversary	LIBOR 4.277	+ %
C10 Capital (SPV) Ltd.	December 2006	U.S.$	900	U.S.$	183	Tenth anniversary	6.722%

(1)	We are not permitted to call these Perpetual Debentures under the Facilities Agreement. As of December 31, 2013 and June 30, 2014, 3-month LIBOR was approximately 0.246% and 0.2307%.

(2)	Excludes the notional amount of Perpetual Debentures held by subsidiaries, acquired in December 2012 through a series of asset swaps. See notes 16A and 20D to our audited consolidated financial statements included in the 2013 Annual Report.

Stock Repurchase Program

Under Mexican law, CEMEX, S.A.B. de C.V.’s shareholders may authorize a stock repurchase program at CEMEX, S.A.B. de C.V.’s annual general ordinary shareholders’ meeting. Unless otherwise instructed by its shareholders, CEMEX, S.A.B. de C.V. is not required to purchase any minimum number of shares pursuant to such program.

In connection with CEMEX, S.A.B. de C.V.’s 2011, 2012 and 2013 annual general ordinary shareholders’ meetings held on February 23, 2012, March 21, 2013 and March 20, 2014, respectively, no stock repurchase program has been proposed between February 2011 and the date of this filing. Subject to certain exceptions, we are not permitted to repurchase shares of our capital stock under the Facilities Agreement and the indentures governing the Senior Secured Notes.

Research and Development, Patents and Licenses, etc.

Headed by CEMEX Research Group AG (“CEMEX Research Group”), research and development (“R&D”) is increasingly assuming a key role as it is recognized as an important contributor to CEMEX’s comprehensive pricing strategy for CEMEX’s products. Through the development of innovative technologies, services, and commercial models, CEMEX is leveraging its know-how based assets to create an important differentiation in its offerings to customers in a broad range of markets with unique challenges. Focus is placed on creating tangible value for our customers by making their business more profitable, but more importantly, as leaders in the industry, there is an underlying mission for CEMEX to elevate and accelerate the industry’s evolution in order to achieve greater sustainability, increase engagement in social responsibility and provoke an important leap in its technological advancement.

CEMEX’s R&D initiatives are globally led, coordinated and managed by CEMEX Research Group, which encompasses the areas of Technology, Energy & Sustainability, Business Process & IT, Innovation, and Commercial & Logistics. The Vice Presidency of Technology (the “VPT”) is responsible for developing new products for our cement, ready-mix concrete, aggregate and admixture businesses as well as introduce novel and/or improved processing and manufacturing technology for all of CEMEX’s core businesses. Additionally, the VPT also develops and proposes construction solutions through the integration of the aforementioned technologies. The Energy &

Sustainability department is dedicated to operational efficiencies leading to reduction of costs and enhancing the environmental impact through the usage of alternative or biomass fuels, and energy management systems. For example, we have developed processes and products that allow us to reduce heat consumption in our kilns, which in turn reduces energy costs. Global products/brands have been conceptualized and engineered to positively impact jobsite safety, promote efficient construction practices, sensibly preserve natural resources vital to life, lower carbon foot-print and improve the quality of life in rapidly transforming cities. Underlying CEMEX’s R&D philosophy, is a growing culture of collaboration, where the Innovation team brings about its research to identify novel collaboration practices, and mobilize its adoption within CEMEX.

There are nine laboratories supporting CEMEX’s R&D efforts under a collaboration network. Eight of the laboratories are strategically located in close proximity to our plants, and assist the operating subsidiaries with troubleshooting, optimization techniques and quality assurance methods. The laboratory located in Switzerland is continually improving and consolidating our R&D efforts in the areas of cement, concrete, aggregates, admixtures, mortar and asphalt technology, as well as in energy management. In addition, CEMEX Research Group actively registers patents and pending applications in many of the countries in which CEMEX operates. Patents and trade secrets are managed strategically in order to ensure an important technology lock-ins associated with CEMEX technology.

Our Information Technology divisions develop information management systems and software relating to cement and ready-mix concrete operational practices, automation and maintenance. These systems have helped us to better serve our clients with respect to purchasing, delivery and payment. More importantly, thanks to the activities of the Business Process & IT department, CEMEX is continuously improving and innovating its business processes to adapt them to the dynamically evolving markets, and better serve CEMEX’s needs.

R&D activities comprise part of the daily routine of the departments and divisions mentioned above; therefore, the costs associated with such activities are expensed as incurred. However, the costs incurred in the development of software for internal use are capitalized and amortized in operating results over the estimated useful life of the software, which is approximately five years.

For the six-month periods ended June 30, 2013 and 2014, the total combined expense of the Technology and Energy & Sustainability departments in CEMEX, which includes all significant R&D activities, amounted to approximately Ps233 million (U.S.$18 million) and Ps228 million (U.S.$18 million), respectively.

Summary of Material Contractual Obligations and Commercial Commitments

The 2009 Financing Agreement

On August 14, 2009, we entered into the 2009 Financing Agreement. The 2009 Financing Agreement extended the final maturities of approximately U.S.$15 billion in syndicated and bilateral loans and private placement notes to February 14, 2014, providing for a semi-annual amortization schedule, and, prior to giving effect to the Refinancing Transaction, we had reduced indebtedness under the 2009 Financing Agreement by approximately U.S.$7.2 billion. Upon completion of the Refinancing Transaction, the collateral securing the 2009 Financing Agreement and other obligations secured by such collateral was released. In March 2013, we repaid the 2009 Financing Agreement in full.

The Facilities Agreement

As a result of the Refinancing Transaction, on September 17, 2012, we entered into the Facilities Agreement. See “—Liquidity and Capital Resources—Our Indebtedness.” As of June 30, 2014, we had an aggregate principal amount of outstanding debt under the Facilities Agreement of approximately Ps53,801 million (U.S.$4,148 million) (principal amount Ps54,759 million (U.S.$4,222 million)), all of which matures in 2017. Additionally, if we are unable to comply with the milestones for addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, the maturity date of our indebtedness under the Facilities Agreement will spring-back to earlier dates. See “Item 3—Key Information—Risk Factors—If we are unable to comply with the milestones for addressing the maturities of certain indebtedness pursuant to the Facilities Agreement, the maturity date of our indebtedness under the Facilities Agreement will automatically reset, or ‘spring-back’ to earlier dates” in the 2013 Annual Report.

The Facilities Agreement is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

For a discussion of restrictions and covenants under the Facilities Agreement, see “Item 3—Key Information—Risk Factors—The Facilities Agreement contains several restrictions and covenants. Our failure to comply with such restrictions and covenants could have a material adverse effect on us” in the 2013 Annual Report.

Senior Secured Notes

The indentures governing the Senior Secured Notes impose significant operating and financial restrictions on us. These restrictions will limit our ability, among other things, to: (i) incur debt; (ii) pay dividends on stock; (iii) redeem stock or redeem subordinated debt; (iv) make investments; (v) sell assets, including capital stock of subsidiaries; (vi) guarantee indebtedness; (vii) enter into agreements that restrict dividends or other distributions from restricted subsidiaries; (viii) enter into transactions with affiliates; (ix) create or assume liens; (x) engage in mergers or consolidations; and (xi) enter into a sale of all or substantially all of our assets.

May 2010 Notes. On May 12, 2010, CEMEX España, acting through its Luxembourg branch, issued U.S.$1,067,665,000 aggregate principal amount of its 9.25% U.S. Dollar-Denominated Senior Secured Notes due 2020, or the May 2010 U.S. Dollar Notes, and €115,346,000 aggregate principal amount of its 8.875% Euro-Denominated Senior Secured Notes due 2017, or the May 2010 Euro Notes, in exchange for a majority in principal amount of the then outstanding Perpetual Debentures pursuant to exchange offers, in private transactions exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation S under the Securities Act. In addition, on March 4, 2011, CEMEX España, acting through its Luxembourg branch, issued an additional U.S.$125,331,000 aggregate principal amount of its May 2010 U.S. Dollar Notes, in exchange for €119,350,000 aggregate principal amount of the Euro-Denominated 6.277% Fixed-to-Floating Rate Callable Perpetual Debentures issued by C10-EUR Capital (SPV), pursuant to an exchange offer, in a private transaction exempt from registration pursuant to Regulation S under the Securities Act. On April 9, 2014, CEMEX Finance LLC completed the purchase of U.S.$597,153,000 aggregate principal amount of the May 2010 U.S. Dollar Notes and, following the cancellation of such purchased May 2010 U.S. Dollar Notes, U.S.$595,843,000 aggregate principal amount of the May 2010 U.S. Dollar Notes remained outstanding. On May 12, 2014, CEMEX España, acting through its Luxembourg branch, completed the redemption of the €115,346,000 remaining aggregate principal amount outstanding of its May 2010 Euro Notes. CEMEX, S.A.B. de C.V., CEMEX México, New Sunward, CEMEX Asia B.V. (“CEMEX Asia”), CEMEX Concretos, S.A. de C.V. (“CEMEX Concretos”), CEMEX Corp., CEMEX Finance LLC, Cemex Egyptian Investments B.V. (“CEMEX Egyptian Investments”), Cemex Egyptian Investments II B.V. (“CEMEX Egyptian Investments II”), CEMEX France Gestion (S.A.S.) (“CEMEX France”), CEMEX Research Group, CEMEX Shipping B.V. (“CEMEX Shipping”), CEMEX UK and Empresas Tolteca de México, S.A. de C.V. (“Empresas Tolteca”) have fully and unconditionally guaranteed the performance of all obligations of CEMEX España under the May 2010 U.S. Dollar Notes, on a senior basis. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

January 2011 Notes. On January 11, 2011, CEMEX, S.A.B. de C.V. issued U.S.$1.0 billion aggregate principal amount of its 9.000% Senior Secured Notes due 2018, or the January 2011 Notes, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. On July 11, 2011, CEMEX, S.A.B. de C.V. issued an additional U.S.$650 million aggregate principal amount of its January 2011 Notes. On April 9, 2014, CEMEX Finance LLC completed the purchase of U.S.$482,847,000 aggregate principal amount of the January 2011 Notes and, following the cancellation of such purchased January 2011 Notes, U.S.$1,167,153,000 aggregate principal amount of the January 2011 Notes remained outstanding. CEMEX México, CEMEX España, New Sunward, CEMEX Asia, CEMEX Concretos, CEMEX Corp., CEMEX Finance LLC, CEMEX Egyptian Investments, CEMEX Egyptian Investments II, CEMEX France, CEMEX Research Group, CEMEX Shipping, CEMEX UK and Empresas Tolteca have fully and unconditionally guaranteed the performance of all obligations of CEMEX, S.A.B. de C.V. under the January 2011 Notes on a senior basis. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

April 2011 Notes. On April 5, 2011, CEMEX, S.A.B. de C.V. issued U.S.$800 million aggregate principal amount of its Floating Rate Senior Secured Notes due 2015, or the April 2011 Notes, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. CEMEX México, CEMEX España,

New Sunward, CEMEX Asia, CEMEX Concretos, CEMEX Corp., CEMEX Finance LLC, CEMEX Egyptian Investments, CEMEX Egyptian Investments II, CEMEX France, CEMEX Research Group, CEMEX Shipping, CEMEX UK and Empresas Tolteca have fully and unconditionally guaranteed the performance of all obligations of CEMEX, S.A.B. de C.V. under the April 2011 Notes on a senior basis. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

March 2012 Notes. On March 28, 2012, CEMEX España, acting through its Luxembourg branch, issued U.S.$703,861,000 aggregate principal amount of its 9.875% U.S. Dollar-Denominated Senior Secured Notes due 2019 and €179,219,000 aggregate principal amount of its 9.875% Euro-Denominated Senior Secured Notes due 2019, or together, the March 2012 Notes, in exchange for Perpetual Debentures and Eurobonds pursuant to separate private placement exchange offers directed to the holders of Perpetual Debentures and Eurobonds, in transactions exempt from registration pursuant to Section 4(2) of the Securities Act. Such exchange offers were made within the United States only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act), and outside the United States to persons that are not “U.S. persons,” as such term is defined in Rule 902(k) of Regulation S under the Securities Act and who participated in the transactions in accordance with Regulation S. CEMEX, S.A.B. de C.V., CEMEX México, New Sunward, CEMEX Asia, CEMEX Concretos, CEMEX Corp., CEMEX Finance LLC, CEMEX Egyptian Investments, CEMEX Egyptian Investments II, CEMEX France, CEMEX Research Group, CEMEX Shipping, CEMEX UK and Empresas Tolteca have fully and unconditionally guaranteed the performance of all obligations of CEMEX España under the March 2012 Notes on a senior basis. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

September 2012 Notes. In connection with the Refinancing Transaction, on September 17, 2012, CEMEX, S.A.B. de C.V. issued U.S.$500 million aggregate principal amount of its 9.50% Senior Secured Notes due 2018, or the September 2012 Notes, to participating creditors that elected to receive the September 2012 Notes in place of all or a portion of their indebtedness subject to the 2009 Financing Agreement. CEMEX México, CEMEX España, New Sunward, CEMEX Asia, CEMEX Concretos, CEMEX Corp., CEMEX Finance LLC, CEMEX Egyptian Investments, CEMEX Egyptian Investments II, CEMEX France, CEMEX Research Group, CEMEX Shipping, CEMEX UK and Empresas Tolteca have fully and unconditionally guaranteed the performance of all obligations of CEMEX, S.A.B. de C.V. under the September 2012 Notes on a senior basis. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

October 2012 Notes. On October 12, 2012, our subsidiary, CEMEX Finance LLC, issued U.S.$1.5 billion aggregate principal amount of its 9.375% Senior Secured Notes due 2022, or the October 2012 Notes, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. CEMEX, S.A.B. de C.V., CEMEX México, CEMEX España, New Sunward, CEMEX Asia, CEMEX Concretos, CEMEX Corp., CEMEX Egyptian Investments, CEMEX Egyptian Investments II, CEMEX France, CEMEX Research Group, CEMEX Shipping, CEMEX UK and Empresas Tolteca have fully and unconditionally guaranteed the performance of all obligations of CEMEX Finance LLC under the October 2012 Notes on a senior basis. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

March 2013 Notes. On March 25, 2013, CEMEX, S.A.B. de C.V. issued U.S.$600 million aggregate principal amount of its 5.875% Senior Secured Notes due 2019, or the March 2013 Notes, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. CEMEX México, CEMEX España, New Sunward, CEMEX Asia, CEMEX Concretos, CEMEX Corp., CEMEX Finance LLC, CEMEX Egyptian Investments, CEMEX Egyptian Investments II, CEMEX France, CEMEX Research Group, CEMEX Shipping, CEMEX UK and Empresas Tolteca have fully and unconditionally guaranteed the performance of all obligations of CEMEX, S.A.B. de C.V. under the March 2013 Notes. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

August 2013 Notes. On August 12, 2013, CEMEX S.A.B. de C.V. issued U.S.$1.0 billion aggregate principal amount of its 6.500% Senior Secured Notes due 2019, or the August 2013 Notes, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. CEMEX México, CEMEX España, New Sunward, CEMEX Asia, CEMEX Concretos, CEMEX Corp., CEMEX Finance LLC, CEMEX

Egyptian Investments, CEMEX Egyptian Investments II, CEMEX France, CEMEX Research Group, CEMEX Shipping, CEMEX UK and Empresas Tolteca have fully and unconditionally guaranteed the performance of all obligations of CEMEX, S.A.B. de C.V. under the August 2013 Notes. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

October 2013 Notes. On October 2, 2013, CEMEX S.A.B. de C.V. issued U.S.$1.0 billion aggregate principal amount of its 7.25% Senior Secured Notes due 2021 and U.S.$500 million aggregate amount of its Floating Rate Senior Secured Notes due 2018, or together, the October 2013 Notes, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. CEMEX México, CEMEX España, New Sunward, CEMEX Asia, CEMEX Concretos, CEMEX Corp., CEMEX Finance LLC, CEMEX Egyptian Investments, CEMEX Egyptian Investments II, CEMEX France, CEMEX Research Group, CEMEX Shipping, CEMEX UK and Empresas Tolteca have fully and unconditionally guaranteed the performance of all obligations of CEMEX, S.A.B. de C.V. under the October 2013 Notes. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

April 2014 Notes. On April 1, 2014, CEMEX Finance LLC issued U.S.$1.0 billion aggregate principal amount of its 6.000% U.S. Dollar-Denominated Senior Secured Notes due 2024, or the April 2014 U.S. Dollar Notes, and €400 million aggregate principal amount of its 5.250% Euro-Denominated Senior Secured Notes due 2021, or the April 2014 Euro Notes and, together with the April 2014 U.S. Dollar Notes, the April 2014 Notes, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. CEMEX, S.A.B. de C.V., CEMEX México, CEMEX España, New Sunward, CEMEX Asia, CEMEX Concretos, CEMEX Corp., CEMEX Egyptian Investments, CEMEX Egyptian Investments II, CEMEX France, CEMEX Research Group, CEMEX Shipping, CEMEX UK and Empresas Tolteca have fully and unconditionally guaranteed the performance of all obligations of CEMEX Finance LLC under the April 2014 Notes. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

Mandatory Convertible Securities

On December 10, 2009, CEMEX, S.A.B. de C.V. issued approximately Ps4,126 million (approximately U.S.$315 million) in Mandatory Convertible Securities, in exchange for marketable notes maturing on or before December 31, 2012, pursuant to an exchange offer conducted in Mexico, in transactions exempt from registration pursuant to Regulation S under the Securities Act. The Mandatory Convertible Securities are mandatorily convertible into newly issued CPOs at a conversion price per CPO (calculated as the volume-weighted average price of the CPO for the ten trading days prior to the closing of the exchange offer multiplied by a conversion premium of approximately 1.65), accrue interest, payable in cash, at 10% per annum, provide for the payment of a cash penalty fee, equal to approximately one year of interest, upon the occurrence of certain anticipated conversion events, and mature on November 28, 2019. After antidilution adjustments, the conversion rate as of June 30, 2014 was 452.5949 CPOs per each obligation, equivalent to a conversion price of approximately Ps19.66 per CPO.

Convertible Subordinated Notes

2010 Optional Convertible Subordinated Notes. On March 30, 2010, CEMEX, S.A.B. de C.V. issued U.S.$715 million aggregate principal amount of its 4.875% Convertible Subordinated Notes due 2015, or the 2010 Optional Convertible Subordinated Notes, including the initial purchasers’ exercise in full of their over-allotment option, in transactions exempt from registration pursuant to Rule 144A under the Securities Act. The conversion rate at issuance was 73.5402 ADSs per U.S.$1,000 principal amount of 2010 Optional Convertible Subordinated Notes. After antidilution adjustments, the conversion rate as of June 30, 2014 was 89.4729 ADSs per U.S.$1,000 principal amount of such notes. We used a portion of the net proceeds from the offering of the 2010 Optional Convertible Subordinated Notes to fund the purchase of a capped call transaction, which were expected generally to reduce the potential cost to CEMEX upon future conversion of the 2010 Optional Convertible Subordinated Notes. In February 2014, CEMEX amended the terms of the capped call options related to its 2010 Optional Convertible Subordinated Notes and, separately, in March 2014, May 2014 and June 2014 holders of U.S.$394,941,000 in aggregate principal amount of the 2010 Optional Convertible Subordinated Notes converted their 2010 Optional Convertible Subordinated Notes in exchange for approximately 39.24 million of CEMEX, S.A.B. de C.V.’s ADSs pursuant to private conversion agreements.

During July 2014, CEMEX, S.A.B. de C.V. amended the 2015 zero-strike call options (which were the original capped call transactions entered into in relation to the 2010 Optional Convertible Subordinated Notes) to reduce volatility of their fair value and placed a minimum value of approximately U.S.$93.8 million for this equity derivative. As part of the amendment, CEMEX, S.A.B. de C.V. retained the economic value of approximately 1 million of CEMEX, S.A.B. de C.V.’s ADS.

Pursuant to the August 2014 Private Inducements, an additional U.S.$116,087,000 in aggregate principal amount of the 2010 Optional Convertible Subordinated Notes are expected to convert their 2010 Optional Convertible Subordinated Notes in exchange for an estimated 11.2 million of CEMEX, S.A.B. de C.V.’s ADSs. Following the expected closing of the August 2014 Private Inducements in September 2014, U.S.$203,972,000 aggregate principal amount of the 2010 Optional Convertible Subordinated Notes will remain outstanding. The closing of the August 2014 Private Inducements are subject to customary closing conditions.

2011 Optional Convertible Subordinated Notes. On March 15, 2011, CEMEX, S.A.B. de C.V. issued U.S.$977.5 million aggregate principal amount of its 3.25% Convertible Subordinated Notes due 2016 and U.S.$690 million aggregate principal amount of its 3.75% Convertible Subordinated Notes due 2018, or together, the 2011 Optional Convertible Subordinated Notes, including the initial purchasers’ exercise in full of their over-allotment options, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. The 2011 Optional Convertible Subordinated Notes are convertible into a fixed number of ADSs, at any time after June 30, 2011 and are subject to antidilution adjustments. The initial conversion price for the 2011 Optional Convertible Subordinated Notes was equivalent to approximately U.S.$11.28 per ADS, a 30% premium to the closing price of ADSs on March 9, 2011. After antidilution adjustments, the conversion rate as of June 30, 2014 was 103.6741 ADSs per U.S.$1,000 principal amount of such notes. We used a portion of the net proceeds from the offering of the 2011 Optional Convertible Subordinated Notes to fund the purchase of capped call transactions, which are expected generally to reduce the potential cost to CEMEX upon future conversion of the 2011 Optional Convertible Subordinated Notes.

Commercial Commitments

As of December 31, 2013 and June 30, 2014, we had commitments for the purchase of raw materials for an approximate amount of U.S.$107 million and U.S.$120 million, respectively.

On July 27, 2012, we entered into a Master Professional Services Agreement with International Business Machines Corporation (“IBM”). This agreement provides the framework for our contracting for IBM to provide us with the following services: information technology, application development and maintenance, finance and accounting outsourcing, human resources administration and contact center services. The agreement provides for these services to be provided to us from July 27, 2012 until August 31, 2022, unless earlier terminated. Our minimum required payments to IBM under the agreement are approximately U.S.$50 million per year. We will have the right to adjust the cost and quality of the services every two years if it is determined that they do not meet certain benchmarks. We may terminate the agreement (or a portion of it) at our discretion and without cause at any time by providing at least six-months’ notice to IBM and paying termination charges consisting of IBM’s unrecovered investment and breakage and wind-down costs. In addition, we may terminate the agreement (or a portion of it) for cause without paying termination charges. Other termination rights may be available to us for a termination charge that will vary with the reason for termination. IBM may terminate the agreement if we (i) fail to make payments when due or (ii) become bankrupt and do not pay in advance for the services.

In September 2006, in order to take advantage of the high wind potential in the “Tehuantepec Isthmus,” we and ACCIONA formed an alliance to develop a wind farm project for the generation of 250 megawatts in the Mexican state of Oaxaca. We acted as promoter of the project, which was named EURUS. ACCIONA provided the required financing, constructed the facility and currently owns and operates the wind farm. The operation of the 167 wind turbines on the farm commenced on November 15, 2009. The agreements between us and ACCIONA established that our plants in Mexico will acquire a portion of the energy generated by the wind farm for a period of at least 20 years, which began in February 2010, when EURUS reached the committed limit capacity. For the years ended December 31, 2012 and 2013, and the six-month period ended June 30, 2014, EURUS supplied approximately 29.1%, 25.8% and 27.6%, respectively, of our overall electricity needs in Mexico during such periods.

In 2007, CEMEX Ostzement GmbH (“COZ”), our subsidiary in Germany, entered into a long-term energy supply contract with Vattenfall Europe New Energy Ecopower (“VENEE”), pursuant to which VENEE committed to supply energy to our Rüdersdorf plant for a period of 15 years starting on January 1, 2008. Based on the contract, each year COZ has the option to fix in advance the volume of energy that it will acquire from VENEE, with the option to adjust the purchase amount one time on a monthly and quarterly basis. According to the contract, COZ acquired (unaudited) approximately 27 MW in 2011, 2012, and 2013, COZ expects to acquire 27 MW per year for 2014, and expects to acquire between 26 and 28 MW per year starting in 2015 and thereafter. The contract, which establishes a price mechanism for the energy acquired, based on the price of energy future contracts quoted on the European Energy Exchange, did not require initial investments and was expected to be performed at a future date. Based on its terms, this contract qualified as a financial instrument under IFRS. However, as the contract is for CEMEX’s own use and CEMEX sells any energy surplus as soon as actual energy requirements are known, regardless of changes in prices and thereby avoiding any intention of trading in energy, such contract is not recognized at its fair value.

In 1999, we entered into agreements with an international partnership, which financed, built and operated an electrical energy generating plant in Mexico called Termoeléctrica del Golfo (“TEG”). In 2007, the original operator was replaced. Pursuant to the agreement, we would purchase the energy generated from TEG for a term of not less than 20 years, which started in April 2004 and that was further extended until 2027 with the change of operator. In addition, we committed to supply TEG and another third-party electrical energy generating plant adjacent to TEG all fuel necessary for their operations, a commitment that has been hedged through four 20-year agreements entered with Petróleos Mexicanos (“PEMEX”), which terminate in 2024. Consequently, for the last 3 years, CEMEX intends to purchase the required fuel in the market. For the years ended December 31, 2012 and 2013, and the six-month period ended June 30, 2014, TEG supplied approximately 67.8%, 70.9% and 70.3%, respectively, of our overall electricity needs for our cement plants in Mexico during such periods.

In regards with the above, in March 1998 and July 1999, we signed contracts with PEMEX providing that beginning in April 2004 PEMEX’s refineries in Cadereyta and Madero City would supply us with a combined volume of approximately 1.75 million tons of pet coke per year. As per the pet coke contracts with PEMEX, 1.2 million tons of the contracted volume will be allocated to TEG and the other energy producer and the remaining volume will be allocated to our operations in Mexico. By entering into the pet coke contracts with PEMEX, we expect to have a consistent source of pet coke throughout the 20-year term.

Contractual Obligations

As of December 31, 2013 and June 30, 2014, we had material contractual obligations as set forth in the table below.

Millions of U.S. Dollars	As of December 31, 2013		As of June 30, 2014
Obligations	Total		Less than 1 year	1-3 Years	3-5 Years	More than 5 Years	Total
		(in millions of U.S. Dollars)
Long-term debt	U.S.$	14,627	9	5,000	3,744	5,699	14,452
Capital lease obligations(1)		292	49	70	55	73	247
Convertible securities(2)		2,269	326	942	641	13	1,922

Total debt and other financial obligations(3)		17,188	384	6,012	4,440	5,785	16,621
Operating leases(4)		402	93	142	85	53	373
Interest payments on debt(5)		6,289	988	1,971	1,659	1,191	5,809
Pension plans and other benefits(6)		1,747	164	327	344	930	1,765
Purchases of raw materials(7)		107	115	5	—	—	120
Purchases of fuel and energy(8)		3,381	109	443	442	2,278	3,272

Total contractual obligations	U.S.$	29,114	1,853	8,900	6,970	10,237	27,960

Total contractual obligations (Mexican Pesos)	Ps	379,938	24,033	115,433	90,401	132,774	362,641

(1)	Represents nominal cash flows. As of June 30, 2014, the net present value of future payments under such leases is approximately U.S.$175 million (Ps2,263 million), of which, approximately U.S.$44 million (Ps571 million) refers to payments from 1 to 3 years, approximately U.S.28 million (Ps367 million) refers to payments from 3 to 5 years and approximately U.S.$59 million (Ps768 million) refers to payments of more than 5 years.

(2)	Refers to the Mandatory and Optional Convertible Securities described herein and assumes repayment at maturity and no conversion of the notes.

(3)	The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, CEMEX has replaced its long-term obligations for others of a similar nature.

(4)	The amounts for operating leases have been determined on the basis of nominal cash flows. we have operating leases, primarily for operating facilities, cement storage and distribution facilities and certain transportation and other equipment, under which annual rental payments are required plus the payment of certain administrative, selling and distribution expenses. Rental expense was U.S.$126 million (Ps1,647 million) in the year ended December 31, 2013 and U.S.$57 million (Ps741 million) in the six-month period ended June 30, 2014.

(5)	Estimated cash flows on floating rate denominated debt were determined using the interest rates in effect as of December 31, 2013 and June 30, 2014.

(6)	Represents estimated annual payments under these benefits for the next 10 years (see note 18 to our audited consolidated financial statements included in the 2013 Annual Report). Future payments include the estimate of new retirees during such future years.

(7)	Future payments for the purchase of raw materials are presented on the basis of contractual nominal cash flows.

(8)	Future nominal payments of energy were estimated on the basis of an aggregate average expected consumption of approximately 3,147.8 GWh per year using the future prices of energy established in the contracts for each period. Future payments also include our commitments for the purchase of fuel.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a material effect on our financial condition, operating results, and liquidity or capital resources.

Qualitative and Quantitative Market Disclosure

Our Derivative Financial Instruments

For the six-month period ended June 30, 2014, we had a net gain related to the recognition of changes in fair values of derivative financial instruments of approximately Ps1,577 million (U.S.$122 million) as compared to a net gain of approximately Ps947 million (U.S.$75 million) in the same period of 2013.

Since the beginning of 2009, with the exception of our capped call transaction entered into in March 2010 and March 2011, we have been reducing the aggregate notional amount of our derivatives, thereby reducing the risk of cash margin calls. This initiative has included closing substantially all notional amounts of derivative instruments related to our debt (currency and interest rate derivatives) and the settlement of our inactive derivative financial instruments (see note 16D to audited consolidated financial statements included in the 2013 Annual Report), which we finalized during April 2009. The Facilities Agreement significantly restricts our ability to enter into derivative transactions.

We use derivative financial instruments in order to change the risk profile associated with changes in interest rates and foreign exchange rates of debt agreements, as a vehicle to reduce financing costs, as an alternative source of financing, and as hedges of: (i) highly probable forecasted transactions, (ii) our net assets in foreign subsidiaries and (iii) future exercises of options under our executive stock option programs. Before entering into any transaction, we evaluate, by reviewing credit ratings and our business relationship according to our policies, the creditworthiness of the financial institutions and corporations that are prospective counterparties to our derivative financial instruments. We select our counterparties to the extent we believe that they have the financial capacity to meet their obligations in relation to these instruments. Under current financial conditions and volatility, we cannot assure that risk of non-compliance with the obligations agreed to with such counterparties is minimal.

The fair value of derivative financial instruments is based on estimated settlement costs or quoted market prices and supported by confirmations of these values received from the counterparties to these financial instruments. The notional amounts of derivative financial instrument agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss.

	December 31, 2013		June 30, 2014		Maturity Date
	Notional amount	Estimated fair value	Notional amount	Estimated fair value
	(in millions of U.S. Dollars)
Interest Rate Swaps	174	33	170	33	September 2022
Equity forwards on third party shares	27	1	27	—	October 2015
Options on our own shares	2,383	408	1,764	529	March 2015 – March 2018

Our Interest Rate Swaps. As of December 31, 2013 and June 30, 2014, we had an interest rate swap maturing in September 2022 with notional amounts of U.S.$174 million and U.S.$170 million, respectively, negotiated to exchange floating for fixed rates in connection with agreements we entered into for the acquisition of electric energy in Mexico. For more information, see note 11C to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2013 and 2014 included herein. As of December 31, 2013 and June 30, 2014, the fair value of the swap represented assets of approximately U.S.$33 million and U.S.$33 million, respectively. Pursuant to this instrument, during the tenure of the swap and based on its notional amount, we will receive a fixed rate of 5.4% and will pay a LIBOR, which is the international reference for debt denominated in U.S. Dollars. As of June 30, 2013 and 2014, LIBOR was 0.415% and 0.348%, respectively.

Our Equity Forwards on Third-Party Shares. As of June 30, 2014, we had a forward contract to be settled in cash over the price of 59.5 million CPOs of Axtel with an aggregate notional amount of U.S.$27 million. The contract that was renewed on August 27, 2013 matures in October 2015. Changes in the fair value of this instrument generated a gain of approximately U.S.$200 thousand (Ps2 million) in the six-month period ended June 30, 2014, which were recognized in the statement of operations for the period. See “—Liquidity and Capital Resources—Our Equity Forward Arrangements.”

Our Options on Our Own Shares. On March 15, 2011, in connection with the offering of the 2011 Optional Convertible Subordinated Notes and to effectively increase the conversion price for CEMEX, S.A.B. de C.V.’s CPOs under such notes, CEMEX, S.A.B. de C.V. entered into capped call transactions after antidilution adjustments over approximately 166 million ADSs (97 million ADSs maturing in March 2016 and 69 million ADSs maturing in March 2018), by means of which, for the 3.25% Convertible Subordinated Notes due 2016, at maturity of the notes in March 2016, if the price per ADS is above U.S.$10.0314, we will receive in cash the difference between the market price of the ADS and U.S.$10.0314, with a maximum appreciation per ADS of U.S.$4.6299. Likewise, for the 3.75% Convertible Subordinated Notes due 2018, at maturity of the notes in March 2018, if the price per ADS is above U.S.$10.0314, we will receive in cash the difference between the market price of the ADS and U.S.$10.0314, with a maximum appreciation per ADS of U.S.$6.1732. We paid a total premium of approximately U.S.$222 million. As of December 31, 2013 and June 30, 2014, the fair value of such options represented an asset of approximately U.S.$353 million (Ps4,607 million) and U.S.$470 million (Ps6,092 million), respectively. For the six-month period ended June 30, 2014, changes in the fair value of these contracts generated a gain of approximately U.S.$117 million (Ps1,513 million), which were recognized in the statement of operations for the period.

On March 30, 2010, after antidiluton adjustments in connection with the offering of the 2010 Optional Convertible Subordinated Notes and to effectively increase the conversion price for CEMEX, S.A.B. de C.V.’s CPOs under such notes, CEMEX, S.A.B. de C.V. entered into a capped call transaction, as amended, over approximately 64 million ADSs maturing in March 2015, by means of which, at maturity of the notes, if the price per ADS is above U.S.$11.1766, we will receive in cash the difference between the market price of the ADS and U.S.$11.1766, with a maximum appreciation per ADS of U.S.$4.2987. We paid a premium of approximately U.S.$105 million. On January 13, 2014, the transaction was amended and CEMEX S.A.B. de C.V. now has the right to receive approximately 8.1 million of its ADSs through the same number of zero-strike call options. During July 2014, the transaction was further amended to reduce volatility and place a minimum fair value of approximately U.S.$94 million plus the economic value of approximately 1 million of CEMEX, S.A.B. de C.V.’s ADS. As of December 31, 2013 and June 30, 2014, the fair value of such capped call options and zero-strike call options, respectively, represented an asset of approximately U.S.$94 million (Ps1,228 million) and U.S.$106 million (Ps1,380 million).

For accounting purposes under IFRS, we separated the conversion option embedded in the Mandatory Convertible Securities and recognized it at fair value, which as of June 30, 2014, resulted in liabilities of approximately U.S.$47 million (Ps615 million). Changes in fair value of the conversion options generated a loss during the six-month period ended June 30, 2014 of approximately U.S.$9 million (Ps112 million), which were recognized in the statement of operations for the period. In addition, even though the changes in fair value of CEMEX’s embedded conversion options in these notes affect the statements of operations, they do not imply any risk or variability in cash flows, considering that through the exercise of such embedded conversion options, we may settle a fixed amount of debt with a fixed amount of shares.

Interest Rate Risk, Foreign Currency Risk and Equity Risk

Interest Rate Risk. The table below presents tabular information of our fixed and floating rate long-term foreign currency-denominated debt as of June 30, 2014. Average floating interest rates are calculated based on forward rates in the yield curve as of June 30, 2014. Future cash flows represent contractual principal payments. The fair value of our floating rate long-term debt is determined by discounting future cash flows using borrowing rates available to us as of June 30, 2014 and is summarized as follows:

Long-Term Debt(1)	Expected maturity dates as of June 30, 2014
	2014	2015	2016	2017	After 2018	Total	Fair Value
	(in millions of U.S. Dollars, except percentages)
Variable rate	5	763	4	4,163	500	5,435	5,657
Average interest rate	5.02%	4.59%	5.76%	6.92%	7.93%
Fixed rate	4	0	0	121	8,892	9,017	10,057
Average interest rate	8.20%	7.93%	8.20%	8.20%	8.04%

(1)	The information above includes the current maturities of the long-term debt. Total long-term debt as of June 30, 2014 does not include our other financial obligations and the Perpetual Debentures for an aggregate amount of U.S.$476 million (Ps6,179 million) issued by consolidated entities. See notes 11B and 14B to our unaudited condensed consolidated financial statements for the six-month periods ended June 30, 2013 and 2014 included herein.

As of June 30, 2014, we were subject to the volatility of floating interest rates, which, if such rates were to increase, may adversely affect our financing cost and our net income. As of June 30, 2014, 37% of our foreign currency-denominated long-term debt bears floating rates at a weighted average interest rate of LIBOR plus 467 basis points.

Foreign Currency Risk. Due to our geographic diversification, our revenues are generated in various countries and settled in different currencies. However, some of our production costs, including fuel and energy, and some of our cement prices, are periodically adjusted to take into account fluctuations in the U.S. Dollar/Mexican Peso exchange rate. For the six-month period ended June 30, 2014, approximately 21% of our net sales, before eliminations resulting from consolidation, were generated in Mexico, 21% in the United States, 8% in the United Kingdom, 6% in Germany, 6% in France, 5% in our Rest of Northern Europe geographic segment, 2% in Spain, 3% in Egypt, 5% in our Rest of the Mediterranean segment, 6% in Colombia, 7% in our Rest of South America and the Caribbean segment, 4% in Asia and 6% from our Other operations.

As of June 30, 2014, approximately 85% of our total debt plus other financial obligations was U.S. Dollar-denominated, approximately 11% was Euro-denominated, approximately 3% was Mexican Peso-denominated and immaterial amounts were denominated in other currencies, which does not include approximately Ps6,179 million (U.S.$476 million) of Perpetual Debentures; therefore, we had a foreign currency exposure arising from the debt plus other financial obligations denominated in U.S. Dollars, and the debt and other financial obligations denominated in Euros, versus the currencies in which our revenues are settled in most countries in which we operate. We cannot guarantee that we will generate sufficient revenues in Euros from our operations in Spain, Germany, France and the Rest of Northern Europe to service these obligations. As of June 30, 2013 and 2014, CEMEX had not implemented any derivative financing hedging strategy to address this foreign currency risk.

Equity Risk. As described above, we have entered into equity forward contracts on Axtel CPOs. Upon liquidation, the equity forward contracts provide for cash settlement and the effects are recognized in the statement of operations as part of “Other financial income (expense), net.” At maturity, if these forward contracts are not settled or replaced, or if we default on these agreements, our counterparties may sell the shares of the underlying contracts. Under these equity forward contracts, there is a direct relationship in the change in the fair value of the derivative with the change in value of the underlying asset.

As of June 30, 2014, the potential change in the fair value of these contracts that would result from a hypothetical, instantaneous decrease of 10% in the market price of Axtel CPOs would be a loss of approximately U.S.$2 million (Ps26 million).

In connection with the offering of the 2010 Optional Convertible Subordinated Notes and the 2011 Optional Convertible Subordinated Notes issued in March 2010 and March 2011, respectively, we entered into capped call transactions with the financial institutions involved on those transactions or their affiliates. See “—Qualitative and Quantitative Market Disclosure—Our Derivative Financial Instruments—Our Options on Our Own Shares.”

Our Corporate Structure

We are a holding company, and operate our business through subsidiaries that, in turn, hold interests in our cement and ready-mix concrete operating companies, as well as other businesses. The following chart summarizes our corporate structure as of June 30, 2014. The chart also shows, for each company, our approximate direct or indirect percentage equity ownership or economic interest. The chart has been simplified to show only some of our major holding companies and/or major operating companies in the main countries in which we operate and does not include all our intermediary holding companies and all our operating company subsidiaries.

Our Corporate Structure as of June 30, 2014

Cemex, S.A.B. DE C.V. (Mexico)
Cemex México, S.A. de C.V. (Mexico) 100% (1)
Empresas Tolteca de México, S.A. de C.V. (Mexico) 100%
Cemex Operaciones México, S.A. de C.V. (Mexico) 100% (2)
CxNetworks N.V. (Netherlands) 100% (19)
New Sunward Holding B.V. (Netherlands) 100% (3)(4)
New Sunward Holding Financial Ventures B.V. (Netherlands) 100%
CEMEX España, S.A. (Spain) 99.9% (5) (6)
CEMEX France Gestion (S.A.S.) (France) 100%
RMC Holdings B.V. (Netherlands) 100% (18)
Readymix Limited (Ireland) 100% (22)
CEMEX Deutschland AG (Germany) 100%
CEMEX Holdings (Israel) Limited (Israel) 100%
CEMEX Austria AG (Austria) 100%
CEMEX Hungária Kft (Hungary) 100%
CEMEX UK (United Kingdom) 100% (7)
CEMEX Investments Limited (United Kingdom) 100%
CEMEX Polska sp. Z.o.o (Poland) 100%
CEMEX SIA (Latvia) 100%
CEMEX Hrvatska d.d. (Croatia) 100% (13)
CEMEX Czech Republic, s.r.o. (Czech Rep.) 100%
Readymix Argentina, S.A. (Argentina) 100%
Akmenes Cementas AB (Lithuania) 38% (14)
CEMEX Jamaica (Jamaica) 100%
CEMEX AS (Norway) 100% (8)
UAE (United Arab Emirates) 49% (11)
Cemex Holdings (Malaysia) Sdn Bhd (Malaysia) 100%
Assiut Cement Company (Egypt) 95.8%
CEMEX de Puerto Rico, Inc. (Puerto Rico) 100%
CEMEX Dominicana, S.A. (Dominican Republic) 100%
CEMEX España Operaciones, S.L.U. (Spain) 100%
CEMEX Asia Holdings, Ltd. (Singapore) 100%
Solid Cement Corp. (Philippines) 100% (9)
APO Cement Corporation (Philippines) 100% (10)
CEMEX (Thailand) Co. Ltd. (Thailand) 100% (10)
Cemex Tianjin (China) 99% (15)
CEMEX Corp. (United States) 100%
CEMEX, Inc. (United States) 100%
CEMEX Materials LLC. (United States) 100%
CEMEX Latam Holdings, S.A. (Spain) 73.35% (16)
Cimento Vencemos Do Amazonas, Ltda. (Brazil) 100%
Cemento Bayano, S.A. (Panama) 99.5% (21)
GUATEMALA (Guatemala) 100% (17)
CEMEX El Salvador, S.A. (El Salvador) 100%
CEMEX Colombia, S.A. (Colombia) 99.7% (20)
CEMEX (Costa Rica), S.A. (Costa Rica) 99.1%
CEMEX Nicaragua, S.A. (Nicaragua) 100% (12)

(1)	Includes approximate 99.87% interest pledged as part of the Collateral.

(2)	Includes approximate 99.99% interest pledged as part of the Collateral. On December 1, 2013, Mexcement Holdings, S.A. de C.V. and Corporación Gouda, S.A. de C.V. were merged into and absorbed by Centro Distribuidor de Cemento, S.A. de C.V. On December 3, 2013, Centro Distribuidor de Cemento, S.A. de C.V. changed its legal name to CEMEX Operaciones México.

(3)	Includes approximate 100% interest pledged as part of the Collateral.

(4)	CEMEX, S.A.B. de C.V. and CEMEX Operaciones México indirectly hold 100% of New Sunward through other intermediate subsidiaries.

(5)	Includes New Sunward’s and CEMEX, S.A.B. de C.V.’s interest and shares held in CEMEX España’s treasury.

(6)	Includes approximate 99.63% interest pledged as part of the Collateral.

(7)	Includes CEMEX España’s 69.39% interest and CEMEX France’s 30.61% interest.

(8)	On March 15, 2011, EMBRA AS changed its legal name to CEMEX AS. CEMEX AS is an operational company and also the holding company for operations in Finland, Norway and Sweden.

(9)	Includes CEMEX Asia Holdings Ltd.’s (“Cemex Asia Holdings”) 70% indirect economic interest and 30% equity ownership by CEMEX España.

(10)	Represents CEMEX Asia Holdings’ indirect economic interest.

(11)	Represents our economic interest in three UAE companies, CEMEX Topmix LLC, CEMEX Supermix LLC and CEMEX Falcon LLC. We own a 49% equity interest in each of these companies, and we have purchased the remaining 51% of the economic benefits through agreements with other shareholders.

(12)	Includes CEMEX (Costa Rica), S.A.’s 98% interest and CEMEX Latam’s 2% indirect interest.

(13)	On December 4, 2009, Dalmacijacement d.d. changed its legal name to CEMEX Hrvatska d.d.

(14)	Represents our 37.84% and 11.76% interest in ordinary and preferred shares, respectively.

(15)	Represented CEMEX Asia Holdings’ 99% economic interest in CEMEX Tianjin. On September 1, 2014, CEMEX Asia Holdings’ completed the sale of its 99% economic interest in CEMEX Tianjin.

(16)	Represents outstanding shares of CEMEX Latam’s capital stock and excludes treasury stock.

(17)	Represents CEMEX Latam’s economic interest in five Guatemalan companies: CEMEX Guatemala, S.A., Global Concrete, S.A., Gestion Integral de Proyectos, S.A., Equipos para uso de Guatemala, S.A., and Cementos de Centroamérica, S.A.

(18)	Includes CEMEX France’s 94.75% interest and CEMEX Investments Limited’s 5.25% interest.

(19)	CxNetworks N.V. is the holding company of the global business and IT consulting entities.

(20)	Represents our 99.75% and 99.74% interest in ordinary and preferred shares, respectively.

(21)	Represents our 99.483% interest in ordinary shares, excludes: (i) a 0.515% interest held in Cemento Bayano, S.A.’s treasury, and (ii) a 0.002% interest held by third parties.

(22)	We have entered into agreements to divest all of our operating assets in Ireland; we expect the transaction to close prior to the end of 2014.

Regulatory Matters and Legal Proceedings

A description of material regulatory matter and legal proceedings affecting us is provided below.

Antitrust Proceedings

Polish Antitrust Investigation. Between May 31, 2006 and June 2, 2006, officers of the Polish Competition and Consumer Protection Office (the “Protection Office”) conducted a search of the office in Warsaw, Poland, of CEMEX Polska, one of our indirect subsidiaries in Poland, and of the offices of other cement producers in Poland. These searches took place as a part of the exploratory investigation that the head of the Protection Office had started on April 26, 2006. On January 2, 2007, CEMEX Polska received a notification from the Protection Office informing it of the formal initiation of an antitrust proceeding against all cement producers in Poland, including CEMEX Polska and another of our indirect subsidiaries in Poland. The notification alleged that there was an agreement between all cement producers in Poland regarding prices and other sales conditions for cement, an agreed division of the market with respect to the sale and production of cement, and the exchange of confidential information, all of which limited competition in the Polish market with respect to the production and sale of cement. On December 9, 2009, the

Protection Office delivered to CEMEX Polska its decision against Polish cement producers related to an investigation which covered a period from 1998 to 2006. The decision imposed fines on a number of Polish cement producers, including CEMEX Polska. The fine imposed on CEMEX Polska was approximately Polish Zloty 115.56 million (approximately U.S.$38.03 million as of June 30, 2014, based on an exchange rate of Polish Zloty 3.0383 to U.S.$1.00), which is approximately 10% of CEMEX Polska’s total revenue in 2008. CEMEX Polska disagreed with the decision, denied that it committed the practices alleged by the Protection Office and, therefore, on December 23, 2009, CEMEX Polska filed an appeal before the Polish Court of Competition and Consumer Protection in Warsaw (the “First Instance Court”). After a series of hearings, on December 13, 2013, the First Instance Court issued its judgment in regards with the appeals filed by CEMEX Polska and other cement producers, which were previously combined into a joint appeal. The First Instance Court reduced the penalty imposed on CEMEX Polska to approximately Polish Zloty 93.89 million (approximately U.S.$30.90 million based on an exchange rate of Polish Zloty 3.0383 to U.S.$1.00 as of June 30, 2014), which is equal to 8.125% of CEMEX Polska’s revenue in 2008. On May 8, 2014, CEMEX Polska filed an appeal against the First Instance Court judgment before the Appeals Court in Warsaw. The above-mentioned penalty is enforceable until the Appeals Court issues its final judgment. As of June 30, 2014, the accounting provision created in relation with this proceeding was approximately Polish Zloty 93.89 million (approximately U.S.$30.90 million as of June 30, 2014, based on an exchange rate of Polish Zloty 3.0383 to U.S.$1.00). As of June 30, 2014, we do not expect this matter would have a material adverse impact on our results of operations, liquidity and financial condition.

Antitrust Investigations in Europe by the European Commission. On November 4, 2008, officers of the European Commission, in conjunction with officials of the national competition enforcement authorities, conducted unannounced inspections at our offices in Thorpe, United Kingdom, and Ratingen, Germany. Further to these inspections, on September 22 and 23, 2009, our offices in Madrid, Spain, were also inspected by the European Commission.

In conducting these investigations, the European Commission alleged that we may have participated in anti-competitive agreements and/or concerted practices in breach of Article 101 of the Treaty on the Functioning of the European Union (formerly Article 81 of the EC Treaty) and Article 53 of the European Economic Area (“EEA”) Agreement in the form of restrictions of trade flows in the EEA, including restrictions on imports into the EEA from countries outside the EEA, market sharing, price coordination and connected anticompetitive practices in the cement and related products markets. During 2009 and 2010, we received requests for information and documentation from the European Commission, and we fully cooperated by providing the relevant information and documentation on time.

On December 8, 2010, the European Commission informed us that it decided to initiate formal proceedings with respect to the investigation of the aforementioned anticompetitive practices. These proceedings would affect Austria, Belgium, the Czech Republic, France, Germany, Italy, Luxembourg, the Netherlands, Spain and the United Kingdom. The European Commission indicated that we, as well as seven other companies, would be included in these proceedings. These proceedings may lead to an infringement decision, or if the objections raised by the European Commission are not substantiated, the case might be closed. This initiation of proceedings relieves the competition authorities of the Member States of the European Union of their competence to apply Article 101 of the Treaty on the Functioning of the European Union to the same case. We intend to defend our position vigorously in these proceedings and are fully cooperating and will continue to cooperate with the European Commission in connection with this matter.

On April 1, 2011, the European Commission notified CEMEX, S.A.B. de C.V. of a decision under Article 18(3) of Council Regulation (EC) No 1/2003 of December 16, 2002 on the implementation of the rules on competition set forth in Article 81 of the EC Treaty (current Articles 101 and 102 of the EC Treaty). The European Commission also requested that CEMEX, S.A.B. de C.V. deliver a substantial amount of information and documentation, which we effectively delivered on August 2, 2011, after requesting additional time.

On November 29, 2011, the European Commission notified CEMEX, S.A.B. de C.V. of its decision that if, by December 15, 2011, the European Commission did not receive a confirmation that CEMEX, S.A.B. de C.V.’s reply submitted on August 2, 2011 was complete, accurate and definitive, or if CEMEX, S.A.B. de C.V. did not submit a new reply with the necessary amendments and clarifications, the European Commission would impose a daily fine. On December 15, 2011, we complied with the terms of this decision and submitted a new reply with the amendments and clarifications identified in the revision and audit process performed since August 2, 2011.

On the grounds that the above described decision by the European Commission requesting information and documentation was contrary to several principles of European Union Law, CEMEX, S.A.B. de C.V. and several of its affiliates in Europe filed an appeal before the General Court of the European Union (the “General Court”) for the annulment of such request. In addition, on June 17, 2011, CEMEX, S.A.B. de C.V. and several of its affiliates in Europe requested interim measures to the General Court, asking for the suspension of the information and document request until the appeal was resolved. The President of the General Court rejected the proposal for a suspension without considering the arguments of the main appeal. On December 21, 2011, CEMEX, S.A.B. de C.V. and several of its affiliates in Europe filed their reply to the European Commission’s defense. The European Commission filed its rejoinder on March 27, 2012. A hearing with respect to the proceedings against CEMEX, S.A.B. de C.V. and several of its affiliates in Europe was held on February 6, 2013, and the hearings for all other companies being investigated were held during April 2013. On March 14, 2014, the General Court issued a judgment dismissing the appeal filed by CEMEX, S.A.B. de C.V. and several of its affiliates in Europe and confirming the lawfulness of the request for information sent by the European Commission in all of its aspects. On May 23, 2014, CEMEX, S.A.B. de C.V. and several of its affiliates in Europe filed an appeal against the General Court’s judgment before the European Court of Justice (the “Court of Justice”).

If the alleged infringements investigated by the European Commission are substantiated, significant penalties may be imposed on our subsidiaries operating in such markets. In that case, pursuant to European Union Regulation 1/2003, the European Commission may impose penalties of up to 10% of the total turnover of the relevant companies for the last year preceding the imposition of the fine for which the financial statements have been approved by the shareholders’ meeting of the relevant companies. At this stage of the proceedings, as of June 30, 2014, the European Commission had not yet formulated a Statement of Objections against us and, as a result, the extent of the charges and the alleged infringements are unknown. Moreover, it is not clear which cement related products total turnover would be used as the basis for the determination of the possible penalties. As a consequence, we are not able to assess the likelihood of an adverse result or the amount of the potential fine, but if adversely resolved it may have a material adverse impact on our results of operations, liquidity and financial condition.

Antitrust Investigations in Spain by the CNC. On September 22, 2009, the Investigative Department (Dirección de Investigación) of the Spanish Competition Commission (Comisión Nacional de la Competencia), or CNC, applying exclusively national antitrust law, carried out an inspection, separate from the investigation conducted by the European Commission, in the context of possible anticompetitive practices in the production and distribution of mortar, ready-mix concrete and aggregates within the Chartered Community of Navarre (“Navarre”). On December 15, 2009, the CNC started a procedure against CEMEX España and four other companies with activities in Navarre for alleged practices prohibited under the Spanish competition law.

On January 12, 2012, the CNC Council notified CEMEX España of its final decision on this matter, imposing a fine of approximately €500,000 (approximately U.S.$684,743.91 as of June 30, 2014, based on an exchange rate of €0.7302 to U.S.$1.00) against CEMEX España for price-fixing and market sharing in the concrete market of Navarre from June 2008 through September 2009. CEMEX España denied any wrongdoing and on March 1, 2012, filed an appeal before the competent court (Audiencia Nacional), requesting the interim suspension of the decision until a final judgment was issued. To that effect, it requested the CNC Council to suspend the implementation of its decision until the Audiencia Nacional decided on the requested interim measure. On July 10, 2012, the Audiencia Nacional issued a resolution agreeing to the suspension of payment of the fine. On February 14, 2014, the Audiencia Nacional notified the judgment issued regarding this matter, accepting in part the appeal filed by CEMEX España. The Audiencia Nacional ordered the CNC to recalculate the penalty imposed on CEMEX España, which must be reduced substantially. As CEMEX España continues to believe it has not breached any laws, on March 27, 2014, CEMEX España filed an appeal before the Supreme Court (Tribunal Supremo) against the judgment of the Audiencia Nacional. As of June 30, 2014, we do not expect that the decision to be issued by the CNC would have a material adverse impact on our results of operations, liquidity and financial condition.

Investigations in the United Kingdom. On January 20, 2012, the UK Commission commenced a Market Investigation, (“MIR”), into the supply or acquisition of cement, ready-mix concrete and aggregates for the period from 2007 to 2011. This referral to the UK Commission was made by the Office of Fair Trading following an investigation by them of the aggregates sector. Those companies and persons invited to participate in the MIR are required by law to comply with certain requests for information and, if necessary, to attend hearings. Our subsidiaries in the United Kingdom were invited to participate in the MIR and fully cooperated. The UK Commission issued its full Provisional Findings Report on May 23, 2013, in which it provisionally found that there was a combination of structural and conduct features that gave rise to an adverse effect on competition in the Great Britain cement markets and an adverse effect on competition as a result of contracts involving certain major producers for the supply of granulated blast furnace slag and for the supply of ground granulated blast furnace slag. The UK Commission has not identified any problems with the markets for aggregates or ready-mix concrete. The possible remedies the UK Commission listed include, among others, the divestiture of cement production capacity and/or ready-mix concrete plants by one or more of the top three cement producers and the creation of a cement buying group. On October 8, 2013, the UK Commission announced its provisional decision on remedies which not required CEMEX to divest any of its assets in the United Kingdom. On January 14, 2014, the UK Commission published its Final Report which followed the earlier provisional decision in regards any remedies for our subsidiaries in the United Kingdom. The UK Commission made changes to the provisional decision in its Final Report regarding the supply of granulated blast furnace slag and for the supply of ground granulated blast furnace slag by the other major participants in the MIR. As of June 30, 2014, the issuance of the Final Report did not have a material adverse impact on our results of operations, liquidity and financial condition.

Antitrust Investigations in Mexico. In January and March 2009, we were notified of two findings of presumptive responsibility against CEMEX issued by the Mexican Competition Authority (Comisión Federal de Competencia), or CFC, alleging certain violations of Mexican antitrust laws. We believed these findings contained substantial violations of rights granted by the Mexican Constitution.

With respect to the first case, in February 2009, we filed a constitutional challenge (juicio de amparo) before the Circuit Court in Monterrey, Mexico (the “Monterrey Circuit Court”), as well as a denial of the allegations. The Monterrey Circuit Court determined that CEMEX lacked standing since the notice of presumptive responsibility did not affect any of CEMEX’s rights; therefore, CEMEX would need to wait until the CFC concluded its proceeding and issued a final ruling before raising its constitutional challenge again. However, in July 2010, in light of the possible violations to CEMEX’s constitutional rights, the CFC terminated the existing proceeding and reinitiated a new proceeding against CEMEX to cure such violations. We believed that Mexican law did not entitle the CFC to reinitiate a new proceeding but only to continue with the original one. In August 2010, we filed a separate constitutional challenge before the District Court in Monterrey, Mexico, (the “Monterrey District Court”), arguing against the reinitiated proceeding. The Monterrey District Court determined that the order to reinitiate the proceeding and the notice of presumptive responsibility did not affect any of CEMEX’s rights. CEMEX subsequently filed an appeal before the Monterrey District Court, and the Monterrey Circuit Court determined that the CFC’s termination of the proceedings in July 2010 was illegal and it notified the CFC to comply with the issued resolution. In February 2012, CEMEX was fined approximately Ps10.2 million (approximately U.S.$786,430.22 as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00) for anticompetitive practices and ordered to implement certain measures. CEMEX appealed the resolution before the CFC and the Monterrey Circuit Court and denied any wrongdoing. In June 2012, the CFC confirmed its resolution. On July 2, 2012, CEMEX filed a separate constitutional challenge before the District Court in Mexico D.F. (the “D.F. District Court”). Simultaneously, CEMEX filed a claim before the Monterrey Circuit Court against the June 2012 CFC resolution. In this proceeding, the Monterrey Circuit Court determined that such resolution did not meet the Circuit Court’s order and, consequently, that it did not comply with the resolution previously issued in this regard. As a result, the Monterrey Circuit Court nullified the fine previously imposed on CEMEX, consequently on May 15, 2013 the D.F. District Court dismissed the constitutional challenge filed by CEMEX against that decision. On December 18, 2012, the CFC ruled against CEMEX, although the fine was excluded from the part of its decision relating to the resolution. On February 12, 2013, CEMEX filed an appeal against this new resolution before the Monterrey Circuit Court. On June 6, 2013, the Monterrey Circuit Court ruled that the CFC had not complied with the constitutional challenge resolution and that the matter should be sent to Mexico’s Supreme Court in order to apply the relevant sanctions to the CFC. Once the CFC was notified of the content of this resolution, the CFC issued a new decision revoking its previous resolution and withdrawing all charges against CEMEX. This case is now closed.

With respect to the second case, in April 2009, we filed a constitutional challenge before the Monterrey Circuit Court and in May 2009 we filed a denial of the CFC’s allegations. In November 2010, the Monterrey Circuit Court ordered the case to be heard by the D.F. District Court, claiming that it lacked appropriate jurisdiction. In December 2010, similar to the first case, the D.F. District Court determined that CEMEX lacked standing with respect to its constitutional challenge since the notice of presumptive responsibility did not affect any of CEMEX’s rights; therefore, CEMEX would need to wait until the CFC concluded its proceeding and issued a final ruling before raising its constitutional challenge again. CEMEX filed an appeal before the D.F. District Court to argue against such determination. On October 14, 2011, the CFC determined that the case should be closed due to a lack of evidence to impose any sanctions. Third parties subsequently filed an appeal before the CFC to reconsider its ruling. The CFC recently confirmed its resolution to not impose any sanctions due to a lack of evidence. This decision was challenged by the plaintiffs before the D.F. District Court through a constitutional challenge, which was dismissed because the plaintiffs lacked standing to challenge the CFC’s decision. Thereafter, the plaintiffs appealed this resolution before a Circuit Court in Mexico City. On September 20, 2013, the Circuit Court in Mexico City confirmed that the case should be closed due to a lack of evidence to impose any sanctions. This case is now closed.

Antitrust Cartel Litigation in Germany. On August 5, 2005, Cartel Damages Claims, SA (“CDC”), a Belgian company established by two lawyers in the aftermath of the German cement cartel investigation that took place from July 2002 to April 2003 by Germany’s Federal Cartel Office, with the express purpose of purchasing potential damages claims from cement consumers and pursuing those claims against the alleged cartel participants, filed a lawsuit in the District Court in Düsseldorf, Germany (“Düsseldorf District Court”) against CEMEX Deutschland AG and other German cement companies originally claiming €102 million (approximately U.S.$139.69 million as of June 30, 2014, based on an exchange rate of €0.7302 to U.S.$1.00), which later increased to €131 million (approximately U.S.$179.40 million as of June 30, 2014, based on an exchange rate of €0.7302 to U.S.$1.00), in damages related to alleged price and quota fixing by German cement companies between 1993 and 2002. On February 21, 2007, the Düsseldorf District Court allowed this lawsuit to proceed without going into the merits of this case by issuing an interlocutory judgment. All defendants appealed, but the appeal was dismissed on May 14, 2008.

On a hearing on the merits of this case that was held on March 1, 2012, the Düsseldorf District Court revealed several preliminary considerations on relevant legal questions and allowed the parties to submit their plea and reply on May 21, 2012. After several court hearings, on December 17, 2013 the Düsseldorf District Court issued a decision on closing the first instance. By this decision, all claims brought to court by CDC were dismissed. The court held that the manner in which CDC obtained the claims from 36 cement purchasers was illegal given the limited risk it faced for covering the litigation costs. The acquisition of the claims also breached rules that make the provision of legal advice subject to public authorization. On January 15, 2014, CDC filed an appeal to the Higher Regional Court in Düsseldorf, Germany, and thereafter submitted reasons for their appeal. A court hearing has been scheduled for November 12, 2014. As of June 30, 2014, we are unable to assess the likelihood of an adverse result and, because of the number of defendants, the potential damages that would be borne by us; however, if the final decision is adverse to us, it could have a material adverse impact on our results of operations, liquidity and financial condition.

As of June 30, 2014, we had accrued liabilities regarding this matter for an amount of approximately €20 million (approximately U.S.$27.39 million as of June 30, 2014, based on an exchange rate of €0.7302 to U.S.$1.00), plus an additional €10.1 million (approximately U.S.$13.83 million as of June 30, 2014, based on an exchange rate of €0.7302 to U.S.$1.00), as interest over the principal amount of the claim.

Antitrust Cases in Egypt. On July 29, 2009, two Egyptian contractors filed separate lawsuits against four cement producers, including ACC, demanding compensation of 20 million Egyptian Pounds (approximately U.S.$2.79 million as of June 30, 2014, based on an exchange rate of Egyptian Pounds 7.1630 to U.S.$1.00) from the four cement producers, or approximately 5 million Egyptian Pounds (approximately U.S.$698,031.56 as of June 30, 2014, based on an exchange rate of Egyptian Pounds 7.1630 to U.S.$1.00) from each defendant.

At a December 16, 2009 hearing for one of the cases, the plaintiffs requested the court to release ACC from the claim. On May 11, 2010, ACC was released from the claim and this case is now closed. On an April 24, 2010 hearing for the other case, the court decided to refer the matter back to the prosecutor’s office for further investigation and for a report on the investigations that was presented at a hearing held on January 11, 2011. Thereafter, this case was dismissed and all charges against ACC were dropped. The plaintiffs subsequently filed their appeal to this ruling before the Court of Cassation. As of June 30, 2014, the Court of Cassation had not yet scheduled the first hearing of cassation for this case.

These cases were the first of their kind in Egypt due to the enactment of the Law on Competition Protection and Prevention of Monopolistic Practices No. 3 in 2005. Even if we prevail in the ongoing case, these claims could have an adverse impact on our results of operations, liquidity and financial condition if they were to become a precedent and create a risk of similar claims in the future.

Antitrust Cases in Florida. In October 2009, CEMEX Corp. and other cement and concrete suppliers were named as defendants in several purported class action lawsuits alleging price-fixing in Florida. The purported class action lawsuits are of two distinct types: The first type was filed by entities purporting to have purchased cement or ready-mix concrete directly from one or more of the defendants. The second group of plaintiffs are entities purporting to have purchased cement or ready-mix concrete indirectly from one or more of the defendants. Underlying all proposed suits is the allegation that the defendants conspired to raise the price of cement and concrete and hinder competition in Florida. In early March 2012, the corresponding CEMEX subsidiaries in the United States and the other remaining defendants effected a settlement of both cases resulting in us having to pay approximately U.S.$460,000. The corresponding CEMEX subsidiaries in the United States did not admit any wrongdoing as part of the settlements and deny allegations of misconduct.

On October 26, 2010, CEMEX, Inc. received an Antitrust Civil Investigative Demand from the Office of the Florida Attorney General, which seeks documents and information in connection with an antitrust investigation by the Florida Attorney General into the ready-mix concrete industry in Florida. As of June 30, 2014, CEMEX, Inc. has complied with the Office of the Florida Attorney General with respect to the documents and information requested by the civil investigative demand, and it is unclear, as of June 30, 2014, whether any formal proceeding will be initiated by the Office of the Florida Attorney General or, if such proceedings are initiated, if any adverse decision against us resulting from the investigations would be made or if such decision would have a material adverse impact on our results of operations, liquidity and financial condition.

Antitrust Investigation in Colombia. On September 5, 2013, CEMEX Colombia was notified of Resolution No. 49141 dated August 21, 2013, issued by the Colombian Superintendency of Industry and Commerce (Superintendencia de Industria y Comercio), or SIC, pursuant to which the SIC opened an investigation and issued a statement of objections (pliego de cargos) against five cement companies and fourteen directors of those companies, including CEMEX Colombia, for alleged anti-competitive practices. On October 7, 2013, CEMEX Colombia answered the statement of objections and submitted evidence.

The investigated parties are accused of allegedly breaching: (i) Article 1 of Law 155 of 1959, which prohibits any kind of practice, procedure or system designed to limit free competition and determining or maintaining unfair prices; (ii) paragraph 1 of Article 47 of Decree 2153 of 1992, which prohibits any agreements designed to directly or indirectly fix prices; and (iii) paragraph 3 of Article 47 of Decree 2153 of 1992, which prohibits any market sharing agreements between producers or between distributors. Additionally, the fourteen executives, including a former legal representative and the current President of CEMEX Colombia, are being investigated for allegedly breaching paragraph 16 of Article 4 of Decree 2153 of 1992, as amended by Article 26 of Law 1340 of 2009, which provides that the SIC may investigate and sanction any individual who collaborates, facilitates, authorizes, executes or tolerates behavior that violates free competition rules.

If the alleged infringements investigated by the SIC are substantiated, aside from any measures that could be ordered to stop the alleged anti-competitive practices, the following penalties may be imposed against CEMEX Colombia pursuant to Law 1340 of 2009: (i) up to 100,000 times the legal monthly minimum wage, which equals approximately 58,950 million Colombian Pesos (approximately U.S.$31.34 million as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00) for each violation and to each company being declared in breach of the competition rules, and (ii) up to 2,000 times the legal monthly minimum wage, which equals approximately 1,179 million Colombian Pesos (approximately U.S.$626,730.95 as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00) against those individuals found responsible of collaborating, facilitating, authorizing, executing or tolerating behavior that violates free competition rules. At this stage of the investigations, as of June 30, 2014, we do not expect this matter to have a material adverse impact on our results of operations, liquidity and financial condition.

Environmental Matters

In the ordinary course of business, we are subject to a broad range of environmental laws and regulations in each of the jurisdictions in which we operate. These laws and regulations impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater discharges, the use and handling of hazardous waste or materials, waste disposal practices and the remediation of environmental damage or contamination. These laws and regulations expose us to the risk of substantial environmental costs and liabilities, including liabilities associated with divested assets and past activities and, in some cases, the acts and omissions of the previous owners or operators of a property or facility. Furthermore, in some jurisdictions, certain environmental laws and regulations impose liability, without regard to fault or the legality of the original activity at the time of the actions giving rise to liability.

To prevent, control and remediate environmental problems and maintain compliance with regulatory requirements, in line with our global initiatives on environmental management, we maintain an environmental policy designed to monitor and control environmental matters. Our environmental policies require that each of our subsidiaries respect and comply with local laws and meet our own internal standards to minimize the use of non-renewable resources and the generation of hazardous and other wastes. We use processes that are designed to reduce the impact of our operations on the environment throughout all the production stages in all our operations worldwide. In addition, during 2012 we started the implementation of a global Environmental Management System (EMS) at our operating sites that provides a framework to facilitate the consistent and systematic implementation of practical, risk-based environmental management at all sites. As of June 30, 2014, we expect to finish the implementation of the EMS at all of our operating sites by 2015. It will be used to support sites and businesses across CEMEX globally to document, maintain and continuously improve our environmental performance. We believe that, as of June 30, 2014, a substantial part of our operations already comply with all material environmental laws applicable to us, as all our cement plants already have some kind of EMS (most of which are ISO 14000 certified), with the remaining implementation efforts directed mainly on our aggregates and ready-mix plants.

We regularly incur capital expenditures that have an environmental component or that are impacted by environmental regulations. However, we do not keep separate accounts for such mixed capital and environmental expenditures. Environmental expenditures that extend the life, increase the capacity, improve the safety or efficiency of assets or are incurred to mitigate or prevent future environmental contamination may be capitalized. Other environmental costs are expensed when incurred. For the years ended December 31, 2011, 2012 and 2013, our sustainability capital expenditures (including our environmental expenditures and investments in alternative fuels and cementitious materials) were approximately U.S.$95 million, approximately U.S.$139 million and approximately U.S.$95 million, respectively. Our environmental expenditures may materially increase in the future.

The following is a discussion of environmental regulations and related matters in our major markets.

Mexico. We were one of the first industrial groups in Mexico to sign an agreement with the Mexican Ministry of Environment and Natural Resources (Secretaría del Medio Ambiente y Recursos Naturales), or SEMARNAT, to carry out voluntary environmental audits in our 15 Mexican cement plants under a government-run program. In 2001, the Mexican Environmental Protection Agency (Procuraduría Federal de Protección al Ambiente), or PROFEPA, which is part of SEMARNAT, completed the audit of our cement plants and awarded each of them a Clean Industry Certificate (Certificado de Industria Limpia) certifying that our cement plants are in full compliance with applicable environmental laws. The Clean Industry Certificates are subject to renewal every two years. As of June 30, 2014, our operating cement plants had Clean Industry Certificates or were in the process of renewing them. We expect the renewal of all currently expired Clean Industry Certificates.

For over a decade, the technology for recycling used tires into an energy source has been employed in our plants located in Ensenada and Huichapan. By the end of 2006, all our cement plants in Mexico were using tires as an alternative fuel. Municipal collection centers in the cities of Tijuana, Mexicali, Ensenada, Mexico City, Reynosa, Nuevo Laredo and Guadalajara currently enable us to recycle an estimated 10,000 tons of tires per year. Overall, approximately 15.50% of the total fuel used in our operating cement plants in Mexico during 2013 was comprised of alternative fuels.

Between 1999 and June 30, 2014, our operations in Mexico have invested approximately U.S.$98.83 million in the acquisition of environmental protection equipment and the implementation of the ISO 14001:2004 environmental management standards of the International Organization for Standardization (“ISO”). The audit to obtain the renewal of the ISO 14001:2004 certification took place during the first quarter of 2012 and our operating cement plants in Mexico obtained the renewal of the ISO 14001:2004 certification for environmental management systems which is valid for a three year period.

On June 6, 2012 the General Law on Climate Change (Ley General de Cambio Climático), or the Climate Change Law, was published in the Mexican Official Gazette. The Climate Change Law establishes a legal framework to regulate policies for climate change mitigation and adaptation. Many important provisions require the development of secondary legislation, and depend on the publication of subsequent implementing regulations, which were expected to take place within the twelve months following the publication of the Climate Change Law. Because secondary legislation has not yet been developed and corresponding regulations have not yet been implemented, at this stage, as of June 30, 2014, we do not have sufficient information to determine whether or not the measures that may be taken by the Mexican federal government in connection with the Climate Change Law will have a material impact on our business or operations. For instance, the Climate Change Law provides for the elaboration of a registry of the emissions that are generated by fixed sources. However, the detailed guidelines for reporting, including the scope and methodologies for calculation, will be developed by implementing regulations yet to be developed. Companies that are required to report their emissions and fail to do so or that report false information will be fined. We do not expect any negative impact from this development as we already report our direct and indirect carbon dioxide emissions to SEMARNAT under a voluntary scheme. The Climate Change Law also allows for the establishment of specific greenhouse gas reduction targets in accordance with the respective contribution of each economic sector to the national greenhouse gas emissions. We cannot estimate at this time the impact, if any, that any measures related to this may have upon our operations in Mexico. Although the Climate Change Law does not establish a program for emissions trading, it does vest on the Mexican federal government the power to create, authorize and regulate such a scheme, which may be voluntary or binding. We are closely observing the development of implementing regulations and cannot estimate at this time the impact, if any, that any measures related to this may have upon our operations in Mexico. A Special Tax on Production and Services (Impuesto Especial Sobre Producción y Servicios) on the sale of fossil fuels was included in the recently approved tax reform. Starting January 1, 2014, petroleum coke, a primary fuel widely used in our kilns in Mexico has been taxed at a rate of Mexican Ps15.60 (approximately U.S.$1.20 as of June 30, 2014, based on an exchange rate of Mexican Ps12.97 to U.S.$1.00) per ton.

United States. Our operating subsidiaries in the United States are subject to a wide range of U.S. federal, state and local laws, regulations and ordinances dealing with the protection of human health and the environment that are strictly enforced and can lead to significant monetary penalties for noncompliance. These laws and regulations expose us to the risk of substantial environmental costs and liabilities, including liabilities associated with divested assets and past activities and, in some cases, the acts and omissions of the previous owners or operators of a property or facility. These laws regulate, among other things, water discharges, noise, and air emissions, including dust, as well as the handling, use and disposal of hazardous and non-hazardous waste materials. Certain laws also create a shared liability scheme under which parties are held responsible for the cost of cleaning up releases to the environment of designated hazardous substances. We therefore may have to conduct environmental remediation associated with the disposal or release of hazardous substances at our various operating facilities, or at sites in the United States to which we sent hazardous waste for disposal. We believe that our current procedures and practices for handling and managing materials are generally consistent with industry standards and legal and regulatory requirements, and that we take appropriate precautions to protect employees and others from harmful exposure to hazardous materials.

As of June 30, 2014, CEMEX, Inc. and its subsidiaries had accrued liabilities specifically relating to environmental matters in the aggregate amount of approximately U.S.$22.46 million. The environmental matters relate to (i) the disposal of various materials, in accordance with past industry practice, that might be categorized as hazardous substances or wastes, and (ii) the cleanup of hazardous substances or wastes at sites used or operated by CEMEX, Inc. and its subsidiaries including discontinued operations, either individually or jointly with other parties. Most of the proceedings are in the preliminary stages, and a final resolution might take several years. For purposes of recording the provision, CEMEX, Inc. and its subsidiaries consider that it is probable that a liability has been incurred and the amount of the liability is reasonably estimable, whether or not claims have been asserted, and without giving effect to any possible future recoveries. Based on information developed to date, CEMEX, Inc. does not believe it will be required to spend significant sums on these matters, in excess of the amounts previously recorded. The ultimate cost that might be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work, and negotiations with, or litigation against, potential sources of recovery have been completed.

In 2007, the EPA launched a CAA enforcement initiative against the U.S. cement industry. The primary goal of the initiative is to assess the industry’s historic compliance with the CAA’s New Source Review program and to reduce emissions from the industry through the installation of add-on controls. CEMEX has actively engaged with the EPA on its investigations, which involve multiple CEMEX facilities, and has entered into three settlements involving a total of U.S.$4.4 million in civil penalties and a commitment to incur certain capital expenditures for pollution control equipment at its Victorville, California, Fairborn, Ohio and Lyons, Colorado plants. Although some of these proceedings are still in the initial stages, based on our past experience with such matters and currently available information, as of June 30, 2014, we believe that such cases will not have a material adverse impact on our results of operations, liquidity and financial condition.

In 2002, CEMEX Construction Materials Florida, LLC (formerly Rinker Materials of Florida, Inc.) (“CEMEX Florida”), a subsidiary of CEMEX, Inc., was granted a federal quarry permit and was the beneficiary of another federal quarry permit for the Lake Belt area in South Florida. The permit held by CEMEX Florida covered CEMEX Florida’s SCL and FEC quarries. CEMEX Florida’s Kendall Krome quarry is operated under the permit of which it was a beneficiary. The FEC quarry is the largest of CEMEX Florida’s quarries measured by volume of aggregates mined and sold. CEMEX Florida’s Miami cement mill is located at the SCL quarry and is supplied by that quarry, while the FEC and Kendall Krome quarries have supplied aggregates to CEMEX and third-party users. In response to litigation brought by environmental groups concerning the manner in which the federal quarry permits were granted, in January 2009, the U.S. District Court for the Southern District of Florida ordered the withdrawal of the federal quarry permits for CEMEX Florida’s SCL, FEC and Kendall Krome quarries. The judge ruled that there were deficiencies in the procedures and analysis undertaken by the Army Corps of Engineers (“Corps”) in connection with the issuance of the permits. Upon appeal, on January 21, 2010, the Eleventh Circuit Court of Appeals affirmed the district court’s ruling withdrawing the federal quarry permits for the three CEMEX Florida quarries as well as other third-party federal quarry permits subject to the litigation. On January 29, 2010, the Corps completed a multi-year review commenced as a result of this litigation and issued a Record of Decision (ROD) supporting the issuance of new federal quarry permits for the FEC and SCL quarries. Excavation of new aggregates was stopped at the FEC and SCL quarries from January 20, 2009 until new permits were issued. The FEC permit was issued on February 3, 2010, and the SCL permit on February 18, 2010. The ROD also indicated that a number of potential environmental impacts must be addressed at the wetlands located at the Kendall Krome site before a new federal quarry permit may be issued for mining at that quarry. It is unclear how long it will take to fully address the Corps’ concerns regarding mining in the Kendall Krome wetlands. While no new aggregates will be quarried from wetland areas at Kendall Krome pending the resolution of the potential environmental issues, the FEC and SCL quarries will continue to operate. If CEMEX Florida is unable to maintain the new Lake Belt permits, CEMEX Florida would need to source aggregates, to the extent available, from other locations in Florida or import aggregates. This would likely affect operating income from our Florida operations. Any adverse impacts on the Florida economy arising from the cessation or significant restriction of quarrying operations in the Lake Belt area could also have a material adverse impact on our results of operations, liquidity and financial condition.

In June 2010, EPA proposed regulating Coal Combustion Products (“CCPs”) generated by electric utilities and independent power producers as a hazardous or special waste under the Resource Conservation and Recovery Act. CEMEX uses CCPs as a raw material in the cement manufacturing process, as well as a supplemental cementitious material in some of our ready-mix concrete products. It is too early to predict how CCPs will ultimately be regulated, but if CCPs are regulated as a hazardous or special waste in the future, it may result in changes to the formulation of our products away from those formulations that employ CCPs as a raw or supplemental cementitious material. Based on current information, we believe that such matters will not have a material impact on us. EPA has entered into a Consent Decree obligating it to issue a final rule on the regulation of CCPs by December 19, 2014.

We are subject to a number of federal and state laws and regulations addressing climate change. On the federal side, EPA has promulgated a series of regulations pertaining to emissions of GHGs from industrial sources. EPA issued the Mandatory Reporting of GHGs Rule, effective December 29, 2009, which requires certain covered sectors, including cement manufacturing, with GHG emissions above an established threshold to inventory and report their GHG emissions annually on a facility-by-facility basis. In 2010, EPA issued a final rule that establishes GHG thresholds for the New Source Review Prevention of Significant Deterioration (“PSD”) and Title V Operating Permit programs. The rule “tailors” the requirements of these CAA permitting programs to limit which facilities will be required to obtain PSD and Title V permits for GHG emissions. Cement production facilities are included within the categories of facilities required to obtain permits, provided that their GHG emissions exceed the thresholds in the tailoring rule. The PSD program requires new major sources of regulated pollutants and major modifications at existing major sources to secure pre-construction permits, which establish, among other things, limits on pollutants based on Best Available Control Technology (“BACT”). According to EPA’s rules, stationary sources, such as cement manufacturing, which are already regulated under the PSD program for non-GHG pollutants, need to apply for a PSD permit for any GHG emissions increases above 75,000 tons/year of carbon dioxide equivalent (“CO2E”).

Therefore, new cement plants and existing plants undergoing modification which are major sources for non-GHG pollutants regulated under the CAA need to acquire a PSD permit for construction or modification activities that increase CO2E by 75,000 or more tons/year, and would have to determine and install BACT controls for those emissions. Furthermore, any new source that emits 100,000 tons/year of CO2E or any existing source that emits 100,000 tons/year of CO2E and undergoes modifications that would emit 75,000 tons/year of CO2E, must comply with PSD obligations. Complying with these PSD permitting requirements can involve significant costs and delay. The costs of future GHG-related regulation of our facilities through these efforts or others could have a material economic impact on our U.S. operations and the U.S. cement manufacturing industry.

With respect to state efforts to address climate change, in 2006, the State of California adopted the Global Warming Solutions Act (Assembly Bill 32 or “AB32”) setting into law a goal to reduce the State’s carbon dioxide emissions to 1990 levels by 2020. As part of the measures derived from AB32, the California Air Resources Board (“CARB”) developed a cap-and-trade program, enforced from 2013, that covers most industrial sources of greenhouse gas emissions in the State, including cement production facilities. The program involves allocating a number of allowances free of charge to covered installations, which must subsequently surrender back to the regulator a number of allowances or qualified offset credits matching their verified emissions during the compliance period. Based on the free allowances received as of June 30, 2014 for the first compliance period (2013-2014), we expect that our Victorville cement plant will have enough free allowances to meet all of its compliance obligations for the first compliance period (2013-2014) without a material impact on its operating costs. Furthermore, we are actively pursuing initiatives to substitute lower carbon fuels for fossil fuels, improve our energy efficiency and utilize renewable power in an effort to economically reduce our direct and indirect GHG emission intensities. However, even with these ongoing efforts and the expected distribution of free allowances, we cannot assure you that the overall costs of complying with a cap-and-trade program will not have a material impact on our operations in California.

In 2007, CARB approved a regulation that requires California equipment owners/operators to reduce diesel particulate and nitrogen oxide emissions from in-use off-road diesel equipment and to meet progressively more restrictive emission targets. In 2008, CARB approved a similar regulation for in-use on-road diesel equipment. The emission targets requires us to retrofit our California-based equipment with diesel emission control devices or replace equipment with new engine technology in accordance with certain deadlines. As of June 30, 2014, compliance with the CARB regulations has resulted in equipment related expenses or capital investments, including overhauling engines and purchases of new equipment directly related to the CARB regulations, in excess of U.S.$29.9 million. We may continue to incur substantial expenditures to comply with these requirements.

Europe.

Permits and Emissions Trading

In the European Union, cement plants have been regulated by two directives which were transposed into domestic law by member states. The first was the Directive on Integrated Pollution Prevention and Control (2008/1/EC) (“IPPC Directive”), which adopted an integrated approach by taking into account the whole environmental performance of the plant. It required cement works to have a permit containing emission limit values and other conditions based on the application of best available techniques (“BAT”) with a view to preventing or, where this was not practicable, minimizing emissions of pollutants likely to be emitted in significant quantities in air, water or land. Permit conditions also had to address energy efficiency, waste minimization, prevention of accidental emissions and site restoration. To assist the permitting authorities and companies in determining the BAT, the European Commission organized an exchange of information between experts from the member states, industry and environmental organizations. This resulted in the adoption and publication by the European Commission of BAT Reference Documents (“BREFs”) for the industry sectors covered by the IPPC Directive. A key element of the BREFs were the conclusions on BAT (“BAT conclusions”) which were used as a reference for setting permit conditions.

The second Directive related to the Incineration of Waste (2000/76/EC) (“Incineration Directive”). Its aim was to prevent or limit, as far as practicable, negative effects on the environment, in particular pollution by emissions in air, soil, surface water and groundwater and the resulting risks to human health, from incineration and co-incineration plants, the latter including cement and lime kilns. The Incineration Directive sought to achieve its aim by setting and maintaining stringent operational conditions and technical requirements, as well as emission limit values for a range of pollutants including dust, nitrogen oxides, sulfur dioxide, hydrogen chloride, heavy metals and dioxins.

On January 6, 2011, the Industrial Emissions Directive (2010/75/EU) (“IED”) came into force. The IED recasts seven pieces of existing legislation into a single coherent legislative instrument, including the above-mentioned IPPC Directive and Incineration Directive, both of which it repeals. The IED has applied to new industrial installations since January 7, 2013 and to existing industrial installations (other than large combustion plants) since January 7, 2014. Under the IED, operators of industrial installations, including cement plants, are required to obtain an integrated permit from the relevant permitting authority in the member states. As with the IPPC Directive, permit conditions, including emission limit values, must be based on BAT and a total of 35 BREFs are being rewritten or revised for the IED. However, there is an important difference between the IPPC Directive and the IED. Under the IPPC Directive, the BREFs were considered as guidance only. This is not the case under the IED. Where BAT conclusions specify emission levels, permitting authorities are required to set emission limit values that do not exceed these levels. They may derogate from this requirement only where the costs associated with the achievement of the emission levels associated with the BAT disproportionately outweigh the environmental benefits due to the geographical location, the local environmental conditions or the technical characteristics of the installation concerned. The permitting authorities must document the reasons for the derogation from the emission limit values in the permit, including the result of the cost-benefit assessment. In April 2013, the European Commission published new BAT conclusions under the IED for Production of Cement, Lime and Magnesium Oxide, together with specific emission levels. While it is too early to assess what impact the IED will have on our operations, it is reasonable to assume that there will be an impact given the change in regulatory approach heralded by the legislation and the fact that it will be key to the permitting of the cement industry in the EU.

In 1997, as part of the United Nations Framework Convention on Climate Change, the Kyoto Protocol was adopted to limit and reduce GHG emissions. The Kyoto Protocol set legally binding emission reduction targets for 37 industrialized countries and the European Union. Under the Kyoto Protocol, industrialized countries agreed to reduce their collective GHG emissions by 5% against 1990 levels over the five year period 2008-2012 (“first commitment period”); future mandatory targets were expected to be established for commitment periods after 2012. To compensate for the sting of binding targets, the Kyoto Protocol allows three “flexibility” mechanisms to be used by parties in meeting their emission limitation commitments: the Clean Development Mechanism (“CDM”), Joint Implementation (“JI”) and International Emissions Trading.

In 2012, at the UN Climate Change Conference in Doha, Qatar, the Doha Amendment to the Kyoto Protocol was adopted. Certain parties, including the UK and the European Union, committed to reduce GHG emissions by at least 18% below 1990 levels in the eight year period from 2013 to 2020 (“second commitment period”).

Our operations in the United Kingdom, Spain, Germany, Latvia, Poland and Croatia (since 2013), are subject to binding caps on CO2 emissions imposed pursuant to the European Union’s emissions trading system (“ETS”) that was established by Directive 2003/87/EC to implement the Kyoto Protocol. Under the ETS, a cap or limit is set on the total amount of CO2 emissions that can be emitted by the power plants, energy-intensive installations (including cement plants) and commercial airlines that are covered by the system. The cap is reduced over time, so that the total amount of emissions will decrease. Within the cap, companies receive or buy emission allowances. These allowances are tradable so as to enable companies that manage to reduce their emissions to sell their excess allowances to companies that are not reaching their emissions objectives. After each year, a company must surrender enough carbon allowances to cover all its emissions. Failure to meet the emissions caps is subject to significant monetary penalties.

In addition to carbon allowances, the ETS also allows the use of Kyoto Protocol units: the Emission Reduction Unit, representing a metric ton of carbon saved by a project under the JI mechanism, and the Certified Emission Reduction unit under the CDM. The ETS recognizes these units as equivalent to its carbon allowances and allows them to be used by companies for compliance up to a certain limit to offset their carbon emissions in the EU. We have registered 12 CDM projects; in total, these projects have the potential to reduce almost 1.7 million metric tons of CO2-E emissions per year.

The ETS consists of three trading phases: Phase I which lasted from January 1, 2005 to December 31, 2007, Phase II, which lasted from January 1, 2007 to December 31, 2012, and was intended to meet commitments under the Kyoto first commitment period, and Phase III which commenced on January 1, 2013 and will end on December 31, 2020.

For Phase III of the ETS there is also a cap on nitrous oxide and perfluorocarbons (PFC) emissions. Prior to the commencement of each of ETS Phases I and II, each member state was responsible for publishing its National Allocation Plan (“NAP”), a document which sets out a national cap on the total amount of carbon emissions by all installations during each relevant trading phase and the methodology by which the cap would be allocated to the different sectors in the ETS and their respective installations. Each member state’s cap contributed to an overall EU cap on emissions, where one carbon allowance must be surrendered to account for 1 metric ton of carbon emitted. The carbon allowances were mostly distributed for free by each member state to its ETS installations, although some member states also used a fraction of their material cap for auctioning, mainly to power generators. Under ETS Phase III, however, the system of NAPs has been replaced by a single EU-wide, top-down, cap on CO2 emissions, with allocation for all installations made according to harmonized EU rules and set out in each member state’s National Implementation Measures (“NIM”). Additional restrictions have been introduced on the extent to which Kyoto Protocol units can be used to offset EU carbon emissions, and auctioning, not free allocation, has become the default method for distributing allowances. For those allowances that are still given away free, as discussed below, harmonized rules apply based on EU-wide benchmarks of emissions performance.

EU policymakers see the free allocation of allowances as a principle way to reduce the risk of carbon leakage—that is, the risk that energy-intensive industries, facing higher costs because of the ETS, will move their facilities beyond the EU’s borders to countries that do not have climate change controls, thus resulting in a leakage of CO2 emissions without any environmental benefits. In 2009, a list of ETS sectors deemed to be at significant risk of carbon leakage was formally adopted by the European Commission, following agreement by member states and the European Parliament. The list which is valid from 2010 to 2014 included the cement production sector, on the basis that the additional costs imposed by the ETS would lead to a 30% or more increase in production costs as a proportion of the “gross value added.” A decision on the list of sectors deemed to be at significant risk of carbon leakage for the period 2015-2019 is expected to be adopted by the European Commission on July 2014. Sectors classified as deemed to be at significant risk of carbon leakage will continue to receive 100% of their benchmark allocation of allowances free of charge during Phase III, adjusted by a cross-sectoral correction factor that is being applied uniformly upon all participating facilities in Europe in order to reduce the amount of free allocation that each installation so that the total sum does not exceed the authorized EU-wide cap for free allocation. By contrast, sectors that are not considered at risk of carbon leakage received 80% of their benchmark allowances for free in 2013, declining to 30% by 2020.

On April 27, 2011, the European Commission adopted Decision 2011/278/EU that states the rules, including the benchmarks of greenhouse gas emissions performance, to be used by the Member States in calculating the number of allowances to be annually allocated for free to industrial sectors (such as cement) that are deemed to be exposed to the risk of “carbon leakage.” The number of allowances to be allocated to installations for free will be based on a combination of historic activity levels at that installation and an EU benchmark of carbon efficiency for the production of a particular product—for example, clinker. An installation’s historic activity level is calculated by taking the median of its annual production levels during the baseline period, either 2005 to 2008 or, where historic activity levels are higher, 2009/10. The product benchmark is based on the average carbon emissions of the top 10% most “carbon efficient” EU installations for a particular product during 2007/8, where carbon efficiency is measured by carbon intensity or carbon emission per metric ton of product. Preliminary allocation calculations based on the rules were carried out by each Member State and included in a NIM table which was sent for scrutiny to the European Commission. On September 5, 2013, the European Commission adopted Decision 2013/448/EU which approved the NIMs submitted by most Member States and by which the figures for the annual cross-sectoral correction factor were determined for the period 2013-2020. According to this Decision, the free allocation to each installation is to be adjusted by a cross-sectoral correction factor laid down in the Decision which will vary each year, as foreseen by the ETS legislation. This is to ensure that the total amount handed out for free does not exceed a maximum set in the ETS Directive. The application of this cross-sectoral correction factor results in an important decrease in the quantity of allowances that our ETS-participant operations expect to receive for free in the 2013-2020 period. On February 26, 2014, the European Commission adopted a Decision on national allocation allowances for the last group of Member States including Croatia, which was granted 5.56 million of free allowances. Thereafter, a regularly updated allocation table showing the number of allowances that have been allocated per Member State will be published on the European Commission’s website. Based on the European Commission approved NIMs that have been published in the first quarter of 2014, we expect that the aggregate amount of allowances that will be annually allocated for free to CEMEX in Phase III of the ETS will be sufficient to operate, assuming that the cement industry continues to be considered at significant risk of carbon leakage for the period 2015-2019 after a decision is adopted by the European

Commission. A determination that the cement industry should no longer be regarded as at significant risk of carbon leakage could have a material impact on our operations and our results of operations, liquidity and financial condition.

An installation can only receive its full allocation of free allowances if it is deemed to have not partially ceased under the “partial cessation rule” of the ETS. Partial cessation applies where a sub-installation which contributes at least 30% of the installation’s final annual amount of emissions allocated, or contributes to more than 50,000 allowances, reduces its activity level by at least 50% of its historic activity levels. If activity levels are reduced to between 50% and 75% of the historic activity level, the amount of free carbon allowances the sub-installation will receive will reduce by half in the following year; if activity levels are reduced by 75% to 90% compared to historic activity levels, the amount of free carbon allowances the sub-installation will receive will reduce by 75% in the following year; and if activity levels are reduced by 90% or more compared to historic activity levels, no allowances shall be allocated free of charge the following year in respect of the sub-installation concerned. This represents a change from ETS Phase II, in which the rules for partial cessation were defined by each member state’s NAP and often did not result in any reduction in the level of free allocation, but an installation was no longer entitled to a free allocation from the following year if it had permanently ceased operating. The new rules are therefore more stringent, and to the extent that they result in our plants foregoing free carbon allowances, they could represent a significant loss of revenue to us, since carbon allowances are also tradable.

After a favorable verdict in the case that the Republic of Latvia brought before the General Court against the European Commission’s rejection of the initial version of the Latvian NAP for the period from 2008 to 2012, the Latvian Ministry of Environmental Protection and Regional Development issued the Decision No. 46 of April 18, 2012 increasing the allocation of allowances to our Broceni plant. The European Commission subsequently filed an appeal with the Court of Justice against the Judgment of the General Court. On October 3, 2013, the Court of Justice issued a judgment dismissing the European Commission’s appeal; therefore our operations in Latvia obtained all the allowances they were entitled to pursuant to the initial version of the Latvian NAP.

Despite having sold a substantial amount of allowances during Phase II of the ETS, we believe that the aggregate amount of allowances that will be annually allocated for free to CEMEX in Phase III of the ETS (2013-2020) will be sufficient to operate. This assessment stems from various factors, notably our efforts to reduce emissions per unit of clinker produced, the stream of offset credits coming from our internal portfolio of CDM projects in Latin America and our expected long position in the initial years of Phase III of the ETS. We are taking measures intended to minimize our exposure to this market, while continuing to supply our products to our customers.

Landfills

In Great Britain, future expenditure on closed and current landfill sites has been assessed and quantified over the period in which the sites are considered to have the potential to cause environmental harm, generally consistent with the regulatory view of up to 60 years from the date of closure. The assessed expenditure relates to the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure. The costs have been quantified on a net present value basis in the amount of approximately £131.2 million (approximately U.S.$224.50 million as of June 30, 2014, based on an exchange rate of £0.5844 to U.S.$1.00) as of June 30, 2014, and we made an accounting provision for this amount at June 30, 2014.

Tariffs

The following is a discussion of tariffs on imported cement in our major markets.

Mexico. Mexican tariffs on imported goods vary by product and have historically been as high as 100%. In recent years, import tariffs have been substantially reduced and currently range from none at all for raw materials to over 20% for finished products, with an average weighted tariff of approximately 3.7%. As a result of the North American Free Trade Agreement, or NAFTA, as of January 1, 1998, the tariff on cement imported into Mexico from the United States or Canada was eliminated. However, a tariff in the range of 7% ad valorem will continue to be imposed on cement produced in all other countries unless tariff reduction treaties are implemented or the Mexican government unilaterally reduces that tariff. While the reduction in tariffs could lead to increased competition from imports in our Mexican markets, we anticipate that the cost of transportation from most producers outside Mexico to central Mexico, the region of highest demand, will remain a barrier to entry.

United States. There are no tariffs on cement imported into the United States from any country, except Cuba and North Korea.

Europe. Member countries of the European Union are subject to the uniform European Union commercial policy. There is no tariff on cement imported into a country that is a member of the European Union from another member country or on cement exported from a European Union country to another member country. As of June 30, 2014, for cement imported into a member country from a non-member country, the tariff was 1.7% of the customs value. Any country with preferential treatment with the European Union is subject to the same tariffs as members of the European Union. Most Eastern European producers exporting cement into European Union countries currently pay no tariff.

Tax Matters

Mexico. Pursuant to amendments to the Mexican Income Tax Law (Ley del Impuesto sobre la Renta) that became effective on January 1, 2005 (the “2005 Tax Reform”), Mexican companies with direct or indirect investments in entities incorporated in foreign countries, whose income tax liability in those countries is less than 75% of the income tax that would be payable in Mexico, were required to pay taxes in Mexico on passive income, such as dividends, royalties, interest, capital gains and rental fees obtained by such foreign entities, except for income derived from entrepreneurial activities in such countries, which were not subject to tax under these amendments. We filed two motions in the Mexican federal courts challenging the constitutionality of the 2005 Tax Reform and obtained a favorable ruling from the lower Mexican federal court. However, on September 9, 2008, the Mexican Supreme Court, on appeal, ruled against our constitutional challenge of the controlled foreign corporation tax rules in effect in Mexico for tax years 2005 to 2007. Because the Mexican Supreme Court’s decision did not pertain to an amount of taxes due or other tax obligations, we had the right to self-assess any taxes due through the submission of amended tax returns. On March 1, 2012 and July 5, 2012, we self-assessed the taxes, filed the amended tax returns and paid 20% of the self-assessed amounts corresponding to the 2005 and 2006 tax years, respectively. The remaining 80% were to be paid in January 2013 and July 2013, respectively. No taxes were due in connection to the 2007 tax year. The tax authorities in Mexico agreed with our self-assessment and with the procedure to determine the taxes due for the 2005 and 2006 tax years and, as a result, the tax authorities in Mexico may not assess additional amounts of taxes past due for those years. On December 17, 2012, the Mexican authorities published the decree of the Federation Revenues Law for the 2013 tax year, which provides for a transitory amnesty provision (the “Amnesty Provision”) that grants tax amnesty of up to 80% of certain tax proceedings originated before the 2007 tax period and 100% of interest and penalties of tax proceedings originated in the 2007 tax period and thereafter. The amounts due in connection to the 2005 and 2006 tax years were settled based on the Amnesty Provision and, as of June 30, 2014, there are no tax liabilities in connection to this matter.

In November 2009, the Mexican Congress approved a general tax reform, effective as of January 1, 2010 (the “2010 Tax Reform”). Specifically, the 2010 Tax Reform included changes to the tax consolidation regime that required CEMEX, among others, to determine and retroactively pay taxes at a current rate on items in past years that were eliminated in consolidation or that reduced consolidated taxable income (“Additional Consolidated Taxes”). The 2010 Tax Reform required CEMEX to pay taxes on certain previously exempted intercompany dividends, certain other special tax items and operating losses generated by members of the consolidated tax group not recovered by the individual company generating such losses within the succeeding 10-year period. The 2010 Tax Reform also increased the statutory income tax rate from 28% to 30% for the years 2010 to 2012, then lowered it to 29% for 2013 and 28% for 2014 and future years. However, in December of 2012, the Federal Revenue Law (Ley de Ingresos de la Federación) applicable in 2013, established that the statutory income tax rate would remain at 30% in 2013, and thereafter lowered to 29% for 2014 and 28% for 2015 and future years. As per the tax reforms enacted for 2014, the statutory income tax will remain at 30%.

For the 2010 fiscal year, CEMEX was required to pay (at the new, 30% tax rate) 25% of the Additional Consolidated Taxes for the period between 1999 and 2004, with the remaining 75% payable as follows: 25% in 2011, 20% in 2012, 15% in 2013 and 15% in 2014. Additional Consolidated Taxes arising after the 2004 tax year are taken into account in the sixth fiscal year after such year and are payable over the succeeding five years in the same proportions (25%, 25%, 20%, 15% and 15%). Applicable taxes payable as a result of this tax reform are increased by inflation adjustments as required by the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta). In connection with these changes in the tax consolidation regime in Mexico, as of December 31, 2009, we recognized a liability of approximately Ps10.5 billion (approximately U.S.$809.56 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), of which approximately Ps8.2 billion (approximately U.S.$632.23 million as of June 30, 2014, based on an exchange rate of Mexican Ps12.97 to U.S.$1.00) was recognized under “Other non-current assets” in connection with the net liability recognized under the new tax law and that we expect to realize in connection with the payment of this tax liability, and approximately Ps2.2 billion (approximately U.S.$169.62 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00) was recognized against “Retained earnings” upon adoption of IFRS according to the new law, related to: (a) the difference between the sum of the equity of the controlled entities for tax purposes and the equity for tax purposes of the consolidated entity, (b) dividends from the controlled entities for tax purposes to CEMEX, S.A.B. de C.V., and (c) other transactions among the companies included in the tax consolidation group that represented the transfer of resources within such group.

On February 15, 2010, we filed a constitutional challenge (juicio de amparo) against the 2010 Tax Reform. As of June 3, 2011, we were notified of a favorable verdict at the first stage of the trial; the Mexican tax authorities subsequently filed an appeal (recurso de revisión) before the Mexican Supreme Court, which, as of June 30, 2014, is pending. At this stage of the proceeding, it is probable that we will receive an adverse result to us on the appeal (recurso de revision) filed by the Mexican tax authorities before the Mexican Supreme Court, however, even if adversely resolved, we do not foresee any material adverse impact on our results of operations, liquidity and financial condition, additional to those described herein.

On March 31, 2010, additional tax rules (miscelánea fiscal) were published in connection with the general tax reform approved by the Mexican Congress in November 2009. These new rules provided certain taxpayers with benefits arising from the years 1999 to 2004.

On June 30, 2010, CEMEX paid approximately Ps325 million (approximately U.S.$25.06 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00) of Additional Consolidated Taxes. This first payment represented 25% of the Additional Consolidated Taxes for the period that includes from 1999 to 2004. On March 31, 2011, CEMEX made a second payment of approximately Ps506 million (approximately U.S.$39.01 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00). This second payment, together with the first payment, represented 50% of the Additional Consolidated Taxes for the period that includes from 1999 to 2004, and also included the first payment of 25% of the Additional Consolidated Taxes for the period that corresponds to 2005. On March 30, 2012, CEMEX paid Ps698 million (approximately U.S.$53.82 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00). This third payment together with the first and second payments represented 70% of the Additional Consolidated Taxes for the period that includes from 1999 to 2004, 50% of the Additional Consolidated Taxes for the period that corresponds to 2005 and it also included the first payment of 25% of the Additional Consolidated Taxes for the period that corresponds to 2006. On March 27, 2013, CEMEX paid Ps2 billion (approximately U.S.$154.20 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00). This fourth payment, together with the first, second and third payments represented 85% of the Additional Consolidated Taxes for the period that includes from 1999 to 2004, 70% of the Additional Consolidated Taxes for the period that corresponds to 2005, 50% of the Additional Consolidated Taxes for the period that corresponds to 2006 and 25% of the Additional Consolidated Taxes for the period that corresponds to 2007. On March 31, 2014, CEMEX paid Ps2 billion (approximately U.S.$154.20 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00). This fifth payment, together with the first, second, third and fourth payments represented 100% of the Additional Consolidated Taxes for the period that includes from 1999 to 2004, 85% of the Additional Consolidated Taxes for the period that corresponds to 2005, 70% of the Additional Consolidated Taxes for the period that corresponds to 2006 and 50% of the Additional Consolidated Taxes for the period that corresponds to 2007. As of June 30, 2014, we have paid an aggregate amount of approximately Ps5.5 billion (approximately U.S.$424.06 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00) of Additional Consolidated Taxes.

In December 2010, pursuant to certain additional rules, the tax authorities granted the option to defer the calculation and payment of certain items included in the law in connection with the taxable amount for the difference between the sum of the equity of controlled entities for tax purposes and the equity of the consolidated entity for tax purposes. As a result, CEMEX reduced its estimated tax payable by approximately Ps2.9 billion (approximately U.S.$223.60 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00) against a credit to the income statement when the new tax enactment took place. In addition, after accounting for the following that took place in 2010: (a) cash payments of Ps325 million (approximately U.S.$25.06 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), (b) income tax from subsidiaries paid to the parent company of Ps2.4 billion (approximately U.S.$185.04 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), and (c) other adjustments of Ps358 million (approximately U.S.$27.60 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), the estimated tax payable for tax consolidation in Mexico amounted to approximately Ps10.1 billion (approximately U.S.$778.72 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00) as of December 31, 2010. Furthermore, after accounting for the following that took place in 2011: (a) cash payments in the amount of Ps506 million (approximately U.S.$39.01 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), (b) income tax from subsidiaries paid to the parent company of Ps2.3 billion (approximately U.S.$177.33 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), and (c) other adjustments of Ps485 million (approximately U.S.$37.39 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), the estimated tax payable for tax consolidation in Mexico increased to approximately Ps12.4 billion (approximately U.S.$956.05 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00) as of December 31, 2011. Additionally, after accounting for the following that took place in 2012: (a) cash payments in the amount of Ps698 million (approximately U.S.$53.82 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), (b) income tax from the subsidiaries paid to the parent company of Ps2.1 billion (approximately U.S.$161.91 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), and (c) other adjustments of Ps745 million (approximately U.S.$57.44 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), as of December 31, 2012, the estimated tax payable for tax consolidation in Mexico increased to approximately Ps14.5 billion (approximately U.S.$1.12 billion as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00). Furthermore, after accounting for the following that took place in 2013: (a) cash payments in the amount of Ps2 billion (approximately U.S.$154.20 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), (b) income tax from subsidiaries paid to the parent company of Ps1.8 billion (approximately U.S.$138.78 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), and (c) other adjustments of Ps1.2 billion (approximately U.S.$92.52 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), and (d) effects of tax deconsolidation of Ps9.3 billion (approximately U.S.$717.04 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00), as of December 31, 2013, the estimated tax payable for tax consolidation in Mexico increased to approximately Ps24.8 billion (approximately U.S.$1.91 billion as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00).

On January 21, 2011, the Mexican tax authorities notified CEMEX, S.A.B. de C.V. of a tax assessment pertaining to the 2005 tax year. The tax assessment was related to the corporate income tax in connection with the tax consolidation regime. On March 29, 2011, CEMEX challenged the assessment before the tax court. This tax assessment was settled in May of 2013 based on the Amnesty Provision.

On November 16, 2011, Mexican tax authorities notified Centro Distribuidor de Cemento, S.A. de C.V. (“CEDICE”) (now named Cemex Operaciones México, S.A. de C.V.) and Mexcement Holdings, S.A. de C.V. (“Mexcement”) (now merged to, and succeeded by CEDICE), both indirect subsidiaries of CEMEX, S.A.B. de C.V., of tax assessments, related to direct and indirect investments in entities considered to be preferential tax regimens for tax year 2004. On February 3, 2012, CEDICE and Mexcement filed a claim against the November 16, 2011 assessments. These tax assessments were settled in May 2013 based on the Amnesty Provision.

In addition, as a result of the enactment of the new Income Tax Law (Ley del Impuesto Sobre la Renta) in Mexico approved in December 2013 and effective beginning January 1, 2014 (the “2014 Tax Reform”), the statutory income tax rate for 2014 will remain at 30%, and the tax consolidation regime that was in effect up until December 31, 2013, was replaced prospectively by a new integration regime, to which CEMEX will not apply. In consequence, as of 2014, each company in Mexico will determine its income taxes based solely in its individual results, and a period of up to 10 years has been established for the settlement of the liability for income taxes related to the tax consolidation regime accrued until December 31, 2013 (“Deconsolidation Taxes”).

On February 12, 2014, we filed a constitutional challenge (juicio de amparo) against the 2014 Tax Reform that abrogated the tax consolidation regime. The purpose of the challenge is to obtain certainty in the applicable statutory rules in order to assess and pay the tax liability derived from such reform according to Constitutional principles. As of June 30, 2014, we cannot asses the likelihood of an adverse result to the constitutional challenge we filed, but even if the constitutional challenge is adversely resolved, we do not foresee any material adverse impact on our results of operations, liquidity and financial condition, additional to those described above.

On April 30, 2014, CEMEX paid Ps987 million (approximately U.S.$76.10 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00) which represented 25% of the Deconsolidation Taxes for the period that corresponded to the 2008 tax year.

As of June 30, 2014, our estimated payment schedule of Deconsolidation Taxes (which includes the Additional Consolidated Taxes) is as follows: approximately Ps5 billion (approximately U.S.$385.50 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00) in 2015; approximately Ps4.1 billion (approximately U.S.$316.11 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00) in 2016; and approximately Ps11.4 billion (approximately U.S.$897.95 million as of June 30, 2014, based on an exchange rate of Ps12.97 to U.S.$1.00) in 2017 and thereafter.

United States. As of June 30, 2014, the Internal Revenue Service concluded its audit for the year 2012. The final findings did not materially alter the reserves CEMEX had set aside for these matters and, as such, the amounts are not considered material to our financial results. On April 25, 2014, the Internal Revenue Service commenced its audit of the 2013 and 2014 tax years under the Compliance Assurance Process. We have not identified any material audit issues and, as such, no reserves are recorded for the 2013 audit in our financial statements.

Colombia. On November 10, 2010, the Colombian Tax Authority (Dirección de Impuestos) notified CEMEX Colombia of a proceeding (requerimiento especial) in which the Colombian Tax Authority rejected certain tax losses taken by CEMEX Colombia in its 2008 year-end tax return. In addition, the Colombian Tax Authority assessed an increase in taxes to be paid by CEMEX Colombia in the amount of approximately 43 billion Colombian Pesos (approximately U.S.$22.86 million as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00) and imposed a penalty in the amount of approximately 69 billion Colombian Pesos (approximately U.S.$36.68 million as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00). The Colombian Tax Authority argued that CEMEX Colombia was limited in its use of prior year tax losses to 25% of such losses per subsequent year. We believed that the tax provision that limited the use of prior year tax losses did not apply in the case of CEMEX Colombia because the applicable tax law was repealed in 2006. Furthermore, we believed that the Colombian Tax Authority was no longer able to review the 2008 tax return because the time to review such returns had already expired pursuant to Colombian law. In February 2011, CEMEX Colombia presented its arguments to the Colombian Tax Authority. On July 27, 2011, the Colombian Tax Authority issued its final determination, which confirmed the information in the November 10, 2010 proceeding notice. The official assessment was appealed by CEMEX Colombia on September 27, 2011. On July 31, 2012, the Colombian Tax Authority notified CEMEX Colombia of the resolution confirming the official liquidation. CEMEX Colombia filed a lawsuit on November 16, 2012; however, during the second quarter of 2013, CEMEX Colombia reached a settlement with the Colombian Tax Authority regarding the 2008, and also its 2007, year-end tax returns. The aggregate amount paid in connection with the settlement regarding the 2008 and 2007 year-end tax returns was approximately 47 billion Colombian Pesos (approximately U.S.$25.04 million as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00). On August 26, 2013 and September 16, 2013, CEMEX Colombia received the final resolutions regarding the 2007 and 2008 year-end tax returns, respectively, effectively concluding both processes.

On April 1, 2011, the Colombian Tax Authority notified CEMEX Colombia of a proceeding notice in which the Colombian Tax Authority rejected certain deductions taken by CEMEX Colombia in its 2009 year-end tax return. The Colombian Tax Authority assessed an increase in taxes to be paid by CEMEX Colombia in the amount of approximately 90 billion Colombian Pesos (approximately U.S.$47.84 million as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00) and imposed a penalty in the amount of approximately 144 billion Colombian Pesos (approximately U.S.$76.55 million as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00). The Colombian Tax Authority argues that certain expenses are not deductible for fiscal purposes because they are not linked to direct revenues recorded in the same fiscal year, without taking into consideration that future revenue will be taxed with income tax in Colombia. CEMEX Colombia responded to the proceeding notice on June 25, 2011. On December 15, 2011, the Colombian Tax Authority issued its final determination, which confirmed the information in the special proceeding. CEMEX Colombia appealed the final determination on February 15, 2012. On January 17, 2013, the Colombian Tax Authority notified CEMEX Colombia of the resolution confirming the official liquidation. CEMEX Colombia appealed the final determination on May 10, 2013 which was admitted on June 21, 2013. On July 3, 2013, the appeal was notified to the Colombian Tax Authority, and hearings took place on February 18, 2014 and March 11, 2014. At this stage of the proceeding, as of June 30, 2014, we are not able to assess the likelihood of an adverse result in this special proceeding, but if adversely resolved, they could have a material adverse impact on our results of operations, liquidity and financial condition.

Spain. On July 7, 2011, the tax authorities in Spain notified CEMEX España of a tax audit process in Spain covering the tax years from and including 2006 to 2009. The tax authorities in Spain have challenged part of the tax losses reported by CEMEX España for such years. CEMEX España has been formally notified of fines in the aggregate amount of approximately €456 million (approximately U.S.$624.49 million as of June 30, 2014, based on an exchange rate of €0.7302 to U.S.$1.00) resulting from the July 7, 2011 tax audit process in Spain. The laws of Spain provide a number of appeals that can be filed against such fines without CEMEX España having to make any payment until such appeals are finally resolved. On April 22, 2014, CEMEX España filed appeals against such fines. At this stage, as of June 30, 2014, we are not able to assess the likelihood of an adverse result regarding this matter, and the appeals that CEMEX España has filed could take an extended amount of time to be resolved, but if all appeals filed by CEMEX España are adversely resolved, it could have a material adverse impact on our results of operations, liquidity and financial condition.

Egypt. On February 9, 2014, ACC was notified of the decision of the Egyptian Ministry of Finance’s Appeals Committee (the “Appeals Committee”) pursuant to which ACC has been required to pay a development levy on clay applied to the Egyptian cement industry in the amount of: (i) approximately 322 million Egyptian Pounds (approximately U.S.$44.9 million as of June 30, 2014, based on an exchange rate of Egyptian Pounds 7.1630 to U.S.$1.00) for the period from May 5, 2008 to August 31, 2011; and (ii) approximately 50,235 Egyptian Pounds (approximately U.S.$7,013 as of June 30, 2014, based on an exchange rate of Egyptian Pounds 7.1630 to U.S.$1.00) for the period from September 1, 2011 to November 30, 2011. On March 10, 2014, ACC filed a claim before the North Cairo Court requesting the nullification of the Appeals Committee’s decision and requesting that the North Cairo Court rule that the Egyptian tax authority is not entitled to require payment of the aforementioned amounts. As of June 30, 2014, this matter is being reviewed by the North Cairo Court expert’s office. At this stage, as of June 30, 2014, we are not able to assess the likelihood of an adverse result regarding this matter, but if ACC’s claim before the North Cairo Court is adversely resolved, it should not have a material adverse impact on our results of operations, liquidity and financial condition.

Other Legal Proceedings

Expropriation of CEMEX Venezuela and ICSID Arbitration. On August 18, 2008, Venezuelan officials took physical control of the facilities of CEMEX Venezuela, following the issuance of several governmental decrees purporting to authorize the takeover by the government of Venezuela of all of CEMEX Venezuela’s assets, shares and business. Around the same time, the Venezuelan government removed the board of directors of CEMEX Venezuela and replaced its senior management. On October 16, 2008, CEMEX Caracas, which held a 75.7% interest in CEMEX Venezuela, filed a request for arbitration against the government of Venezuela before the International Centre for Settlement of Investment Disputes, or ICSID, seeking relief for the expropriation of their interest in CEMEX Venezuela. In the ICSID proceedings against Venezuela, CEMEX Caracas was seeking: (a) a declaration that the government of Venezuela was in breach of its obligations under a bilateral investment treaty between the Netherlands and Venezuela (the “Treaty”), the Venezuelan Foreign Investment Law and customary international law; (b) an order that the government of Venezuela restore to CEMEX Caracas their interest in, and control over, CEMEX Venezuela; (c) in the alternative, an order that the government of Venezuela pay CEMEX Caracas full compensation with respect to its breaches of the Treaty, the Venezuelan Foreign Investment Law and customary international law, in an amount to be determined in the arbitration, together with interest at a rate not less than LIBOR, compounded until the time of payment; and (d) an order that the government of Venezuela pay all costs of and associated with the arbitration, including CEMEX Caracas’s legal fees, experts’ fees, administrative fees and the fees and expenses of the arbitral tribunal. The ICSID Tribunal was constituted on July 6, 2009. The arbitral tribunal issued its decision in favor of jurisdiction on December 30, 2010.

Separately, the government of Venezuela had claimed that three cement transportation vessels, which the former CEMEX Venezuela transferred to a third party before the expropriation, continue to be the property of the former CEMEX Venezuela and obtained interim measures before Venezuelan courts barring further transfer or disposition of those vessels. The government of Venezuela attempted to enforce these interim measures in the courts of Panama, and on October 13, 2010, the Panamanian Supreme Civil Court confirmed its prior rejection of such attempt to give the Venezuelan interim measures legal effect in Panama. In December of 2010, the Venezuelan Attorney General’s office filed a complaint before the Maritime Court of the First Instance, Caracas, again seeking an order for the transfer of the vessels and damages for the allegedly unlawful deprivation of Venezuela’s use and enjoyment of the vessels.

On November 30, 2011, following negotiations with the government of Venezuela and its public entity Corporación Socialista de Cemento, S.A., a settlement agreement was reached between CEMEX Caracas and the government of Venezuela that closed on December 13, 2011. Under this settlement agreement, CEMEX Caracas received compensation for the expropriation of CEMEX Venezuela in the form of (i) a cash payment of approximately U.S.$240 million and (ii) notes issued by Petróleos de Venezuela, S.A. (“PDVSA”) which nominal value and interest income to maturity totaled U.S.$360 million. Additionally, as part of the settlement, claims, including the above referenced claim regarding the three transportation vessels, among all parties and their affiliates were released, and all intercompany payments due (approximately U.S.$154 million) from or to CEMEX Venezuela to and from CEMEX affiliates, as the case may be, were cancelled. As a result of this settlement agreement, CEMEX Caracas and the government of Venezuela agreed to withdraw its ICSID arbitration.

Colombian Construction Claims. On August 5, 2005, the Urban Development Institute (Instituto de Desarrollo Urbano), or UDI, and an individual filed a lawsuit in the Fourth Anti-Corruption Court of Bogotá (Fiscalía Cuarta Anticorrupción de Bogotá) against a subsidiary of CEMEX Colombia claiming that it was liable, along with the other members of the Asociación Colombiana de Productores de Concreto, or ASOCRETO, an association formed by the ready-mix concrete producers in Colombia, for the premature distress of the concrete slabs of the Autopista Norte trunk line of the TransMilenio bus rapid transit system of Bogotá in which ready-mix concrete and flowable fill supplied by CEMEX Colombia and other ASOCRETO members was used. The plaintiffs alleged that the base material supplied for the road construction failed to meet the quality standards offered by CEMEX Colombia and the other ASOCRETO members and/or that they provided insufficient or inaccurate information in connection with the product. The plaintiffs were seeking the repair of the concrete slabs in a manner which guarantees their service during the 20-year period for which they were originally designed, and estimate that the cost of such repair could have been approximately 100 billion Colombian Pesos (approximately U.S.$53.16 million as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00). The lawsuit was filed within the context of a criminal investigation against a former director and two officers of the UDI, the contractor, the inspector and two ASOCRETO officers. On January 21, 2008, a court issued an order, sequestering the El Tunjuelo quarry, as security for payment of a possible future money judgment against CEMEX Colombia. The court determined that in order to lift this attachment and prevent further attachments, CEMEX Colombia was required to deposit 337.8 billion Colombian Pesos (approximately U.S.$179.57 million as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00) in cash instead of posting an insurance policy to secure such recovery. CEMEX Colombia appealed this decision and the Superior Court of Bogotá (Tribunal Superior de Bogotá) allowed CEMEX to present an insurance policy in the amount of 20 billion Colombian Pesos (approximately U.S.$10.63 million as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00). CEMEX gave the aforementioned security and, on July 27, 2009, the court lifted the attachment on the quarry.

On October 10, 2012 the court issued a first instance judgment pursuant to which the accusation made against the ASOCRETO officers was nullified. The judgment also convicted a former UDI director, the contractor’s legal representatives and the inspector to a prison term of 85 months and a fine of 32 million Colombian Pesos (approximately U.S.$17,010.51 as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00). As a consequence of the nullification, the judge ordered a restart of the proceeding against the ASOCRETO officers. The UDI and other parties to the legal proceeding appealed the first instance judgment and on August 30, 2013 the Superior Court of Bogotá resolved to reduce the prison term imposed to the former UDI director and the UDI officers to 60 months and imposed a fine equivalent to 8.8 million Colombian Pesos (approximately U.S.$4,677.90 as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00). Additionally, the UDI officers were sentenced to severally pay the amount of 108,000 million Colombian Pesos (approximately U.S.$57.41 million as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00) for the purported damages in the concrete slabs of the TransMilenio bus rapid transit system. Additionally, the Superior Court of Bogotá overturned the penalty imposed to the contractor’s legal representatives and inspector because the criminal action against them was time barred. Furthermore, the Superior Court of Bogotá revoked the annulment in favor of the ASOCRETO officers and ordered the first instance judge to render a judgment regarding the ASOCRETO officers’ liability or lack thereof. On June 25, 2014, the Supreme Court of Colombia’s Penal Cassation Chamber (Sala de Casación Penal de la Corte Suprema de Justicia de Colombia) dismissed the cassation claim filed by the former UDI director and the UDI officers against the Superior Court of Bogotá’s judgment. Dismissal of the cassation claim has no effect on CEMEX Colombia’s or the ASOCRETO officers’ interests in these proceedings. At this stage of the proceedings, as of June 30, 2014, we are not able to assess the likelihood of an adverse result or, due to the number of defendants, the potential damages which could be borne by CEMEX Colombia.

In addition, six legal actions related to the premature distress of the concrete slabs of the Autopista Norte trunk line of the TransMilenio bus rapid transit system were brought against CEMEX Colombia. The Cundinamarca Administrative Court (Tribunal Administrativo de Cundinamarca) nullified five of these actions and currently, only one remains outstanding. In addition, the UDI filed another action alleging that CEMEX Colombia made misleading advertisements on the characteristics of the flowable fill used in the construction of the concrete slabs. CEMEX Colombia participated in this project solely and exclusively as supplier of the ready-mix concrete and flowable fill, which were delivered and received to the satisfaction of the contractor, complying with all the required technical specifications. CEMEX Colombia neither participated in nor had any responsibility on the design, sourcing of materials or their corresponding technical specifications or construction. At this stage of the proceedings, as of June 30, 2014, we are not able to assess the likelihood of an adverse result, but if adversely resolved, it could have a material adverse impact on our results of operations, liquidity and financial condition.

Croatian Concession Litigation. After an extended consultation period, in April 2006, the cities of Kaštela and Solin in Croatia published their respective Master (physical) Plans defining the development zones within their respective municipalities, adversely impacting the mining concession granted to Cemex Hrvatska d.d. (“CEMEX Croatia”), our subsidiary in Croatia, by the Government of Croatia in September 2005. During the consultation period, CEMEX Croatia submitted comments and suggestions to the Master Plans intended to protect and preserve the rights of CEMEX Croatia’s mining concession, but these were not taken into account or incorporated into the Master Plans by Kaštela and Solin. Immediately after publication of the Master Plans, CEMEX Croatia filed a series of lawsuits and legal actions before the local and federal courts to protect its acquired rights under the mining concessions, including: (i) on May 17, 2006, a constitutional appeal before the constitutional court in Zagreb, seeking a declaration by the court concerning CEMEX Croatia’s constitutional claim for decrease and obstruction of rights earned by investment and seeking prohibition of implementation of the Master Plans; and (ii) on May 17, 2006, an administrative proceeding before an administrative court seeking a declaration from the Government of Croatia confirming that CEMEX Croatia acquired rights under the mining concessions. The administrative court subsequently ruled in favor of CEMEX Croatia, validating the legality of the mining concession granted to CEMEX Croatia by the Government of Croatia, in September 2005. On June 15, 2012, we were notified that the case had been transferred from the constitutional court to the administrative court as a result of a new law that places the administrative courts in charge of disputes relating to environmental planning. In February 2014, the administrative court requested CEMEX Croatia to declare if it is still interested in proceeding with the concession litigation and if so, to provide additional clarification and documentation to support such claims. On March 3, 2014, CEMEX Croatia submitted the clarification and required documentation and on April 4, 2014, CEMEX Croatia was notified that the administrative court rejected its claims and found that its acquired rights or interests under the mining concessions had not been violated as a result of any act or decision made by the cities of Solin or Kaštela or any other governmental body. On April 29, 2014, CEMEX Croatia filed two claims before the Constitutional Court of the Republic of Croatia alleging that CEMEX Croatia’s constitutional rights to a fair trial and judicial protection had been violated. In order to alleviate the adverse impact of the Master Plans, as of June 30, 2014, we are in the process of negotiating a new revised mining concession. At this stage of the proceedings, as of June 30, 2014, we are not able to assess the likelihood of an adverse result to the claims filed before the Constitutional Court of the Republic of Croatia, but if adversely resolved, it should not have a material adverse impact on our results of operations, liquidity and financial condition.

Florida Litigation Relating to the Brooksville South Project. In November 2008, AMEC/Zachry, the general contractor for the Brooksville South expansion project in Florida, filed a lawsuit against CEMEX Florida in Florida State Court in Orlando (Complex Commercial Litigation Division), alleging delay damages, seeking an equitable adjustment to the Design/Build contract and payment of change orders. AMEC/Zachry sought U.S.$60.0 million as compensation. In February 2009, AMEC/Zachry filed an amended complaint asserting a claim by AMEC E&C Services, Inc. against CEMEX Materials, LLC (“CEMEX Materials”) as the guarantor of the Design/Build contract. CEMEX Florida answered the suit, denying any breach of contract and asserting affirmative defenses and counterclaims against AMEC/Zachry for breach of contract. CEMEX Florida also asserted certain claims against AMEC, plc as the guarantor for the contract and FLSmidth, Inc. (“FLS”) as the equipment manufacturer. After an extensive motion practice and discovery phase of the case, the parties to this proceeding have entered into a settlement. The settlement of this matter did not have a material adverse impact on our results of operations, liquidity and financial condition.

Panamanian Height Restriction Litigation. On July 30, 2008, the Panamanian Authority of Civil Aeronautics (Autoridad de Aeronáutica Civil), or AAC, denied a request from our subsidiary Cemento Bayano to erect structures above the permitted height restriction applicable to certain areas surrounding the Calzada Larga Airport. This height restriction was set according to applicable legal regulations and reaches the construction area of our cement plant’s second line. Cemento Bayano has formally requested the above-mentioned authority to reconsider its denial. On October 14, 2008, the AAC granted permission for the construction of the tallest building of the second line, under the following conditions: that (a) Cemento Bayano assumes any liability arising from any incident or accident caused by the construction of such building; and (b) there would be no further permission for additional structures. Cemento Bayano filed an appeal with respect to both conditions considering that the construction involved building 12 additional structures. On March 13, 2009, the AAC issued an explanatory note stating that (a) should an accident occur in the Calzada Larga Airport’s perimeter, an investigation shall be conducted in order to determine the cause and further responsibility; and (b) there will be no further permission for additional structures of the same height as the tallest structure was already authorized. Therefore, additional permits may be obtained as long as the structures are lower than the tallest building, on a case-by-case analysis to be conducted by the authority. Cemento Bayano filed an authorization request for the construction of the project’s 12 remaining structures. On June 11, 2009, the AAC issued a resolution authorizing 3 of the 12 remaining structures and denying permits for 9 additional structures above the permitted height restriction applicable to certain areas surrounding Calzada Larga Airport. On June 16, 2009, Cemento Bayano requested the above-mentioned authority to reconsider its denial. On May 20, 2010, the ACC issued a report stating that all vertical structures erected by Cemento Bayano complied with the applicable signaling and lighting requirements in order to receive the respective authorization, nonetheless, as of June 30, 2014, the AAC had not yet issued a ruling pursuant to our request for reconsideration for the 9 remaining structures and, therefore, we continue to monitor our request. At this stage, we are not able to determine if the AAC will issue a favorable decision to our request for reconsideration or if such denial would have a material adverse impact on our results of operations, liquidity and financial condition. We are also not able to assess the likelihood of any incident or accident occurring as a result of the construction of the second line of our cement plant and the responsibility, if any, that would be allocated to Cemento Bayano, but if any major incident or accident were to occur and if Cemento Bayano were to be held liable, any responsibility that is formally allocated to Cemento Bayano could have a material adverse impact on our results of operations, liquidity and financial condition.

Texas General Land Office Litigation. The Texas General Land Office (the “GLO”) alleged that CEMEX Construction Materials South, LLC failed to pay approximately U.S.$550 million in royalties related to mining by CEMEX and its predecessors since the 1940s on lands that, when transferred originally by the State of Texas, contained reservation of mineral rights. The petition filed by the GLO also sought injunctive relief, although the State did not pursue such relief. On December 17, 2009, the Texas state district court granted CEMEX’s motion for summary judgment finding that the GLO’s claims had no merit. The GLO filed a Motion for Reconsideration that was denied by the court. The court severed the parties’ ancillary claims, including CEMEX’s counter claims and third-party claims against Texas Land Commissioner Jerry Patterson and the State’s trespass to try title claim against CEMEX, from the case’s central claims of breach of contract, conversion and injunction, holding that these ancillary claims should be held in abeyance until resolution of the GLO’s appeal. The GLO filed its appeal on March 25, 2010. Both parties submitted briefs and the Court of Appeals heard oral arguments on May 3, 2011. On August 31, 2011, the El Paso Court of Appeals reversed the trial court’s judgment and rendered judgment in favor of the State of Texas with respect to the ownership of the materials on the lands mined by CEMEX and its predecessors in interest. On November 16, 2011, CEMEX petitioned the Texas Supreme Court for review of the El Paso Court of Appeals’ decision. On February 23, 2012, the GLO and CEMEX entered into an agreement to settle all claims, including claims for past royalties, without any admission of liability by CEMEX. Pursuant to the settlement, CEMEX will pay U.S.$750,000 in five equal installments of U.S.$150,000 per year and has entered into a royalty mining lease at the royalty rate required by the Texas Natural Resources Code on a going forward basis, beginning in September 2012. Further, CEMEX’s pending appeal to the Texas Supreme Court has been withdrawn and all ancillary claims that were held in abeyance have been dismissed. As of June 30, 2014, we do not expect a material adverse impact on our results of operations, liquidity and financial condition as a result of this settlement.

Strabag Arbitration. Following an auction process, CEMEX (through its subsidiary RMC Holding B.V.) entered into a share purchase agreement, dated July 30, 2008 (the “SPA”), to sell its operations in Austria (then consisting of 26 aggregates and 41 ready-mix concrete plants) and Hungary (then consisting of 6 aggregates, 29 ready-mix concrete and 4 paving stone plants) to Strabag SE, one of Europe’s leading construction and building materials groups (“Strabag”), for €310 million (approximately U.S.$424.54 million as of June 30, 2014, based on an exchange rate of €0.7302 to U.S.$1.00). On July 1, 2009, Strabag gave notice of its purported rescission of the SPA, arguing that the antitrust condition precedent under the SPA had not been satisfied before the contractual cut-off date of June 30, 2009. On the same day, CEMEX notified Strabag that CEMEX considered their purported rescission invalid. CEMEX rescinded the SPA with effect from September 16, 2009 and on October 19, 2009, we (through RMC Holding B.V.) filed a claim against Strabag before the International Arbitration Court of the International Chamber of Commerce, requesting a declaration that Strabag’s rescission of the SPA was invalid, that CEMEX’s rescission was lawful and effective and claiming damages in a substantial amount. On December 23, 2009, Strabag filed its answer to CEMEX’s request for arbitration asking the tribunal to dismiss the claim and also filed a counterclaim. The arbitral tribunal was constituted on February 16, 2010 and after a series of procedural hearings and submissions by both parties a final award dated May 29, 2012 was notified to CEMEX on June 1, 2012. According to this final award, the arbitral tribunal declared Strabag’s rescission of the SPA unlawful and ineffective, and ordered Strabag to pay CEMEX: (i) damages in the amount of €30 million (approximately U.S.$41.08 million as of June 30, 2014, based on an exchange rate of €0.7302 to U.S.$1.00) with interest thereon from the date of the Request for Arbitration (October 19, 2009) until payment in full at the rate of 8.32% per annum; (ii) default interest for the period of July 7, 2009 through September 16, 2009 in the amount of approximately €5 million (approximately U.S.$6.85 million as of June 30, 2014, based on an exchange rate of €0.7302 to U.S.$1.00) with interest thereon from the date of the statement of claim (June 30, 2010) until payment in full at the rate of 4% per annum; (iii) U.S.$250,000 as partial compensation for CEMEX’s ICC costs of arbitration and (iv) €750,551 (approximately U.S.$1.03 million as of June 30, 2014, based on an exchange rate of €0.7302 to U.S.$1.00) as compensation for CEMEX’s legal costs incurred in the proceedings. Also, Strabag’s counterclaim was dismissed. Strabag filed an annulment action before the Swiss Federal Court on July 2, 2012.

In relation to the annulment process with the Swiss Federal Court, on July 20, 2012, Strabag paid us, through RMC Holdings B.V., the amounts ordered by the arbitral tribunal on its final award dated May 29, 2012 (principal plus surplus accrued interest) totaling approximately €43 million (approximately U.S.$58.89 million as of June 30, 2014, based on an exchange rate of €0.7302 to U.S.$1.00) and U.S.$250,521, and, in order to secure the potential obligation for RMC Holdings B.V. to repay these amounts to Strabag in the event that the Swiss Federal Supreme Court resolved to annul the May 29, 2012 final award, RMC Holdings B.V. pledged in favor of Strabag 496,355 shares (representing approximately a 33% stake) in its subsidiary CEMEX Austria AG. On September 6, 2012, we presented our reply to the annulment action before the Swiss Federal Court. The Swiss Federal Court rendered its judgment on February 20, 2013, rejecting the annulment action brought by Strabag and ordering Strabag to bear the Court costs amounting to CHF100,000 (approximately U.S.$112,739.57 as of June 30, 2014, based on an exchange rate of CHF0.8870 to U.S.$1.00) and to compensate RMC Holdings B.V. with an amount of CHF200,000 (approximately U.S.$225,479.14 as of June 30, 2014, based on an exchange rate of CHF0.8870 to U.S.$1.00) for costs incurred in the proceedings. As a result, the pledge made in favor of Strabag was cancelled on March 4, 2013.

Colombian Water Use Litigation. On June 5, 2010, the District of Bogotá’s Environmental Secretary (Secretaría Distrital de Ambiente de Bogotá), or the Environmental Secretary, issued a temporary injunction suspending all mining activities at CEMEX Colombia’s El Tunjuelo quarry, located in Bogotá, Colombia. As part of the temporary injunction, Holcim Colombia and Fundación San Antonio (local aggregates producers which also have mining activities located in the same area as the El Tunjuelo quarry) were ordered to suspend mining activities in that area. The Environmental Secretary alleged that during the past 60 years, CEMEX Colombia and the other companies illegally changed the course of the Tunjuelo River, used the percolating waters without permission and improperly used the edge of the river for mining activities. In connection with the temporary injunction, on June 5, 2010, CEMEX Colombia received a formal notification from the Environmental Secretary informing it of the initiation of proceedings to impose fines against CEMEX Colombia. CEMEX Colombia has requested that the temporary injunction be revoked, arguing that its mining activities are supported by all authorizations required pursuant to the applicable environmental laws and that all the environmental impact statements submitted by CEMEX Colombia have been reviewed and authorized by the Ministry of Environment and Sustainable Development (Ministerio de Ambiente y Desarrollo Sostenible). On June 11, 2010, the local authorities in Bogotá, in compliance with the Environmental Secretary’s decision, sealed off the mine to machinery and prohibited the extraction of our aggregates inventory. Although there is not an official quantification of the possible fine, the District of Bogotá’s environmental secretary has publicly declared that the fine could be as much as 300 billion Colombian Pesos (approximately U.S.$159.47 million as of June 30, 2014, based on an exchange rate of 1,881.19 Colombian Pesos to U.S.$1.00). The temporary injunction does not currently compromise the production and supply of ready-mix concrete to any of our clients in Colombia. At this stage, as of June 30, 2014, we are not able to assess the likelihood of an adverse result, but if adversely resolved, it could have a material adverse impact on our results of operations, liquidity and financial condition.

Israeli Class Action Litigation. On June 21, 2012, one of our subsidiaries in Israel was notified about an application for the approval of a class action suit against it. The application was filed by a homeowner who built his house with concrete supplied by our Israeli subsidiary in October 2010. According to the application, the plaintiff claims that the concrete supplied to him did not meet with the “Israel Standard for Concrete Strength No. 118” and that, as a result, our Israeli subsidiary acted unlawfully toward all of its customers who requested a specific type of concrete but that received concrete that did not comply with the Israeli standard requirements. As per the application, the plaintiff claims that the supply of the alleged non-conforming concrete has caused financial and non-financial damages to those customers, including the plaintiff. We presume that the class action would represent the claim of all the clients who purchased the alleged non-conforming concrete from our Israeli subsidiary during the past 7 years, the limitation period according to applicable laws in Israel. The damages that could be sought amount to approximately 276 million Israeli Shekels (approximately U.S.$80.28 million as of June 30, 2014, based on an exchange rate of 3.438 Israeli Shekels to U.S.$1.00). Our Israeli subsidiary submitted a formal response to the corresponding court. Both parties presented their preliminary arguments in a hearing held on November 4, 2013. The hearing scheduled for April 28, 2014 was rescheduled to September 17, 2014. As of June 30, 2014, our subsidiary in Israel is not able to assess the likelihood of the class action application being approved or, if approved, of an adverse result, such as an award for damages in the full amount that could be sought, but if adversely resolved, we do not believe the final resolutions would have a material adverse impact on our results of operations, liquidity and financial condition.

Egypt Share Purchase Agreement. On April 7, 2011 and March 6, 2012, lawsuits seeking, among other things, the annulment of the share purchase agreement entered into by and between CEMEX and state-owned Metallurgical Industries Company (the “Holding Company”) in November 1999 pursuant to which CEMEX acquired a controlling interest in ACC (the “Share Purchase Agreement”), were filed by different plaintiffs, including 25 former employees of ACC, before the 7th and 8th Circuits of Cairo’s State Council, respectively. Hearings in both cases were adjourned in order for the State Commissioner Authority (“SCA”) to prepare the corresponding reports to be submitted for the consideration of the 7th and 8th Circuits of Cairo’s State Council. As of June 30, 2014, new hearing dates for both cases will be scheduled upon submission of the SCA’s reports. As of June 30, 2014, we are not able to assess the likelihood of an adverse resolution regarding these lawsuits, but if adversely resolved, we do not believe the resolution in this first instance would have an immediate material adverse impact on our results of operations, liquidity and financial condition as there are different legal recourses that we could take. However, if we exhaust all legal recourses available to us, a final adverse resolution of this matter could have a material adverse impact on our operations, liquidity and financial condition.

Regarding a different lawsuit submitted to a first instance court in Assiut, Egypt and notified to ACC on May 23, 2011, on September 13, 2012, the first instance court of Assiut, Egypt issued a judgment (the “First Instance Judgment”) to (i) annul the Share Purchase Agreement; and (ii) reinstate former employees to their former jobs at ACC. The First Instance Judgment was notified to ACC on September 19, 2012. On October 18, 2012, ACC filed an appeal against the First Instance Judgment, which was followed by the Holding Company’s appeal filed on October 20, 2012 before the Appeals Court in Assiut, Egypt (the “Appeals Court”). At a November 17, 2013 hearing, the Appeals Court decided to join the appeals filed by ACC and the Holding Company and adjourned the session to January 20, 2014 to render judgment. On January 20, 2014, the Appeals Court issued a judgment (the “Appeal Judgment”) accepting the appeals, revoking the First Instance Judgment, ruling for non-qualitative jurisdiction of the first instance court to review the case and referred the matter to the administrative court in Assiut, Egypt (the “Administrative Court”) for a hearing to be held on March 16, 2014. This hearing was subsequently rescheduled to May 17, 2014 and ultimately was not held because the case file had not been completed on time in order for it to be referred to the Administrative Court. The SCA submitted a report recommending the Administrative Court to declare itself incompetent to review this case and to refer it to the Assiut Administrative Judiciary Court (the “Assiut Administrative Judiciary Court”). As of June 30, 2014, a new hearing date has not been scheduled. On March 12, 2014, ACC filed an appeal before the Cassation Court against the part of the Appeal Judgment that refers to the referral of the case to the Administrative Court and payment of the appeal expenses and attorney fees, and requested a suspension of the Appeal Judgment execution in respect to these matters until the Cassation Court renders its judgment. As of June 30, 2014, a hearing date before the Cassation Court has not been scheduled. As of June 30, 2014, we are not able to assess the likelihood of an adverse resolution regarding these lawsuits, but if adversely resolved, we do not believe the resolution would have an immediate material adverse impact on our results of operations, liquidity and financial condition as there are different recourses that we could take. However, if we exhaust all legal recourses available to us, a final adverse resolution of this matter could have a material adverse impact on our operations, liquidity and financial condition.

Also, on February 23, 2014, two plaintiffs filed a lawsuit before the Assiut Administrative Judiciary Court requesting the cancellation of the resolutions taken by the Holding Company’s shareholders during the extraordinary general shareholders meeting pursuant to which it was agreed to sell ACC’s shares and enter into the Share Purchase Agreement in 1999. A hearing held on May 17, 2014 was adjourned in order for the SCA to prepare a report to be submitted for the consideration of the Assiut Administrative Judiciary Court. A new hearing date will be scheduled upon submission of the SCA’s report. As of June 30, 2014, we do not have sufficient information to assess the likelihood of the Assiut Administrative Judiciary Court cancelling the resolutions adopted by the Holding Company’s shareholders, or, if such shareholders’ resolutions are cancelled, how would such cancellation affect us, but if adversely resolved, we do not believe the resolution in this first instance would have an immediate material adverse impact on our results of operations, liquidity and financial condition as there are different legal recourses that we could take. However, if we exhaust all legal recourses available to us, a final adverse resolution of this matter could have a material adverse impact on our operations, liquidity and financial condition.

On April 22, 2014, the Presidential Decree on Law No. 32 of 2014 (“Law 32/2014”), which regulates legal actions to challenge agreements entered into by the Egyptian State (including its ministries, departments, special budget entities, local administrative units, authorities and state-participated companies) and third parties, was published in the Official Gazette, becoming effective as of April 23, 2014, but subject to its presentation, discussion and approval by the House of Representatives 15 days after it has been elected. As per the provisions of Law 32/2014, and considering certain exceptions, only the parties to these agreements have standing to challenge the validity of an agreement. As of June 30, 2014, several constitutional challenges have been filed against Law 32/2014 before the Constitutional Court, and the House of Representatives had not been yet elected. In consideration of the aforementioned, as of June 30, 2014, we are not able to assess if the Constitutional Court will dismiss Law 32/2014 or if Law 32/2014 will not be presented, discussed and ratified by the House of Representatives, but if the Constitutional Court dismisses Law 32/2014 or if Law 32/2014 is not presented, discussed and ratified by the House of Representatives, this could adversely impact the ongoing matters regarding the Share Purchase Agreement, which could have a material adverse impact on our operations, liquidity and financial condition.

South Louisiana Flood Protection Authority-East Claim

On July 24, 2013 a Petition for Damages and Injunctive Relief was filed by the South Louisiana Flood Protection Authority-East (“SLFPAE”) in the Civil District Court for the Parish of Orleans, State of Louisiana, against approximately 100 defendants, including CEMEX, Inc. SLFPAE is seeking compensation for and the restoration of certain coastal lands near New Orleans alleged to have been damaged by activities related to oil and gas exploration and production since the early 1900’s. CEMEX, Inc., which was previously named Southdown, Inc., may have acquired liabilities, to the extent there may be any, in connection with oil and gas operations that were divested in the late 1980’s. The matter was recently removed to the United States District Court for the Eastern District of Louisiana (the “Louisiana District Court”) and a motion by the Plaintiffs to remand to State Court was denied. In addition, on June 6, 2014, Louisiana Senate Bill No. 469 was enacted into Act No. 544 (“Act 544”) which prohibits certain state or local governmental entities such as the SLFPAE from initiating certain causes of action including the claims asserted in this matter. The effect of Act 544 on the pending matter has yet to be determined by the Louisiana District Court. As of June 30, 2014, we do not have sufficient information to assess the likelihood of an adverse result or, because of the number of defendants, the potential damages which could be borne by CEMEX, Inc., if any, or if such damages, if any, would have a material adverse impact on our results of operations, liquidity and financial condition.

As of June 30, 2014, we are involved in various legal proceedings involving, but not limited to, product warranty claims, environmental claims, indemnification claims relating to acquisitions and similar types of claims brought against us that have arisen in the ordinary course of business. We believe we have made adequate provisions to cover both current and contemplated general and specific litigation risks, and we believe these matters will be resolved without any significant effect on our operations, financial position and results of operations. We are sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss. However, for a limited number of ongoing legal proceedings, we may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believe that disclosure of such information on a case-by-case basis would seriously prejudice our position in the ongoing legal proceedings or in any related settlement discussions. Accordingly, in these cases, we have disclosed qualitative information with respect to the nature and characteristics of the contingency, but have not disclosed the estimate of the range of potential loss.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Millions of Mexican pesos, except for loss per share)

		For the six-month period ended June 30,
	Note		2014	2013
Net sales		Ps	101,349	92,478
Cost of sales			(71,050)	(64,837)

Gross profit			30,299	27,641

Administrative and selling expenses	4		(11,613)	(10,846)
Distribution expenses			(9,233)	(8,078)

			(20,846)	(18,924)

Operating earnings before other expenses			9,453	8,717

Other income (expenses), net	5		307	(1,580)

Operating earnings			9,760	7,137

Financial expense			(11,023)	(9,237)
Other financial income, net	6		1,834	567
Equity in earnings of associates			74	31

Income (loss) before income tax			645	(1,502)

Income tax	13		(3,027)	(3,398)

CONSOLIDATED NET LOSS FOR THE PERIOD			(2,382)	(4,900)
Non-controlling interest net income for the period	14B		503	564

CONTROLLING INTEREST NET LOSS FOR THE PERIOD		Ps	(2,885)	(5,464)

BASIC LOSS PER SHARE		Ps	(0.08)	(0.15)

DILUTED LOSS PER SHARE		Ps	(0.08)	(0.15)

The accompanying notes are part of these condensed consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss

(Millions of Mexican pesos)

		For the six-month period ended June 30,
	Note		2014	2013
CONSOLIDATED NET LOSS FOR THE PERIOD		Ps	(2,382)	(4,900)

Items that will be reclassified subsequently to profit or loss when specific conditions are met
Effects from available-for-sale investments			11	137
Currency translation of foreign subsidiaries			(1,107)	(1,691)
Income tax recognized directly in other comprehensive income			603	842

Other comprehensive loss for the period			(493)	(712)

TOTAL COMPREHENSIVE LOSS FOR THE PERIOD			(2,875)	(5,612)
Non-controlling interest comprehensive income for the period			503	564

CONTROLLING INTEREST COMPREHENSIVE LOSS FOR THE PERIOD		Ps	(3,378)	(6,176)

The accompanying notes are part of these condensed consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Millions of Mexican pesos)

		June 30,		December 31,
	Note		2014	2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	7	Ps	9,563	15,176
Trade receivables less allowance for doubtful accounts	8		28,133	25,971
Other accounts receivable			7,723	7,010
Inventories, net			17,644	16,985
Other current assets	9		4,318	3,906

Total current assets			67,381	69,048

NON-CURRENT ASSETS
Investments in associates			8,897	9,022
Other investments and non-current accounts receivable			12,206	12,060
Property, machinery and equipment, net	10		202,025	205,717
Goodwill and intangible assets, net			173,445	174,940
Deferred income taxes			25,188	25,343

Total non-current assets			421,761	427,082

TOTAL ASSETS		Ps	489,142	496,130

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term debt including current maturities of long-term debt	11A	Ps	1,862	3,959
Other financial obligations	11B		12,486	5,568
Trade payables			22,368	22,202
Income tax payable			7,629	9,779
Other accounts payable and accrued expenses	12		17,047	18,054

Total current liabilities			61,392	59,562

NON-CURRENT LIABILITIES
Long-term debt	11A		187,328	187,021
Other financial obligations	11B		23,141	33,750
Employee benefits			14,313	14,073
Deferred income taxes			18,981	18,315
Other non-current liabilities			32,637	35,091

Total non-current liabilities			276,400	288,250

TOTAL LIABILITIES			337,792	347,812

STOCKHOLDERS’ EQUITY
Controlling interest:
Common stock and additional paid-in capital	14A		102,871	88,943
Other equity reserves			14,165	15,037
Retained earnings			21,781	40,233
Net loss			(2,885)	(10,834)

Total controlling interest			135,932	133,379
Non-controlling interest and perpetual debentures	14B		15,418	14,939

TOTAL STOCKHOLDERS’ EQUITY			151,350	148,318

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		Ps	489,142	496,130

The accompanying notes are part of these condensed consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Millions of Mexican pesos)

	For the six-month period ended June 30,
	Note	2014		2013
OPERATING ACTIVITIES
Consolidated net loss		Ps	(2,382)	(4,900)
Non-cash items:
Depreciation and amortization of assets			7,180	7,086
Impairment losses			89	693
Equity in earnings of associates			(74)	(31)
Other (expenses) income, net			(1,342)	173
Financial items, net			9,189	8,670
Income taxes	13		3,027	3,398
Changes in working capital, excluding income tax			(4,696)	(6,714)

Net cash flow provided by operating activities before interest and income tax			10,991	8,375
Financial expense paid in cash including coupons on perpetual debentures	14A		(8,631)	(9,620)
Income taxes paid in cash			(5,852)	(5,440)

Net cash flows applied in operating activities			(3,492)	(6,685)

INVESTING ACTIVITIES
Property, machinery and equipment, net	3, 10		(1,014)	(1,097)
Disposal of subsidiaries and associates, net			167	1,129
Intangible assets and other deferred charges			(387)	(238)
Long term assets and others, net			35	63

Net cash flows used in investing activities			(1,199)	(143)

FINANCING ACTIVITIES
Derivative instruments, net			72	(337)
Issuance (payment) of debt, net			(2,507)	3,254
Securitization of trade receivables			2,451	1,044
Non-current liabilities, net			8	(281)

Net cash flows provided by financing activities			24	3,680

Decrease in cash and cash equivalents			(4,667)	(3,148)
Cash conversion effect, net			(946)	342
Cash and cash equivalents at beginning of period			15,176	12,478

CASH AND CASH EQUIVALENTS AT END OF PERIOD	7	Ps	9,563	9,672

Changes in working capital, excluding income taxes:
Trade receivables, net		Ps	(4,437)	(4,981)
Other accounts receivable and other assets			773	(964)
Inventories			(558)	(106)
Trade payables			(276)	809
Other accounts payable and accrued expenses			(198)	(1,472)

Changes in working capital, excluding income taxes		Ps	(4,696)	(6,714)

The accompanying notes are part of these condensed consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Consolidated Statements of Changes in Stockholders’ Equity

(Millions of Mexican pesos)

	Note	Common stock		Additional paid-in capital	Other equity reserves	Retained earnings	Total controlling interest	Non-controlling interest	Total stockholders’ equity
Balance at December 31, 2012		Ps	4,139	113,929	12,514	10,557	141,139	14,488	155,627
Net loss for the period			—	—	—	(5,464)	(5,464)	564	(4,900)
Total other items of comprehensive loss for the period			—	—	(712)	—	(712)	—	(712)
Change in the Parent Company’s functional currency			—	—	—	4,325	4,325	—	4,325
Capitalization of retained earnings	14A		3	5,987	—	(5,990)	—	—	—
Stock-based compensation			—	263	69	—	332	—	332
Effects of perpetual debentures	14B		—	—	(217)	—	(217)	(401)	(618)
Changes in non-controlling interest	14B		—	—	—	—	—	(564)	(564)

Balance at June 30, 2013		Ps	4,142	120,179	11,654	3,428	139,403	14,087	153,490

Balance at December 31, 2013			4,143	84,800	15,037	29,399	133,379	14,939	148,318
Net loss for the period			—	—	—	(2,885)	(2,885)	503	(2,382)
Total other items of comprehensive loss for the period			—	—	(493)	—	(493)	(24)	(517)
Effects of early conversion of subordinated notes	11B		3	6,254	(461)	—	5,796	—	5,796
Capitalization of retained earnings	14A		4	7,614	—	(7,618)	—	—	—
Stock-based compensation			—	274	68	—	342	—	342
Effects of perpetual debentures	14B		—	—	(207)	—	(207)	—	(207)

Balance at June 30, 2014		Ps	4,150	98,942	13,944	18,896	135,932	15,418	151,350

The accompanying notes are part of these condensed consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and for the six-month periods ended

June 30, 2014 and 2013

(Millions of Mexican pesos)

1.	DESCRIPTION OF BUSINESS

CEMEX, S.A.B. de C.V., a public stock corporation with variable capital (S.A.B. de C.V.) organized under the laws of the United Mexican States, or Mexico, is a holding company (parent) of entities whose main activities are oriented to the construction industry, through the production, marketing, distribution and sale of cement, ready-mix concrete, aggregates and other construction materials.

CEMEX, S.A.B. de C.V. was founded in 1906 and was registered with the Mercantile Section of the Public Register of Property and Commerce in Monterrey, N.L., Mexico in 1920 for a period of 99 years. In 2002, this period was extended to the year 2100. The shares of CEMEX, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”). Each CPO represents two series “A” shares and one series “B” share of common stock of CEMEX, S.A.B. de C.V. In addition, CEMEX, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs.

The terms “CEMEX, S.A.B. de C.V.” or the “Parent Company” used in these accompanying notes to the condensed consolidated financial statements refer to CEMEX, S.A.B. de C.V. without its consolidated subsidiaries. The terms the “Company” or “CEMEX” refer to CEMEX, S.A.B. de C.V. together with its consolidated subsidiaries.

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies that were applied to these consolidated condensed financial statements of June 30, 2014, except for those newly issued financial reporting standards effective January 1, 2014, none of which have a significant effect in the Company, are the same as those applied by CEMEX in its consolidated financial statements as at and for the year ended 31 December 2013.

In December 2011, the IASB amended IAS 32 for disclosure requirements for the offsetting of assets and liabilities on the statement of financial position. The amendment requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The amendments to IAS 32 are effective beginning January 1, 2014 and require retrospective application. CEMEX evaluated the impact of such amendment and concluded that any such effect for the reported comparative period was no significant.

2A)	BASIS OF PRESENTATION AND DISCLOSURE

The condensed consolidated financial statements were prepared in accordance with International Accounting Standards - IAS 34 Interim Financial Reporting (“IAS 34”). Selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in financial position and performance of CEMEX since the last annual consolidated financial statements as of and for the year ended 31 December 2013.

The accompanying condensed consolidated balance sheets as of June 30, 2014, as well as the condensed consolidated statements of operations, comprehensive loss, cash flows and changes in stockholders’ equity for the six-month periods ended June 30, 2014 and 2013, and their related disclosures included in these notes, are unaudited. The presentation currency for these condensed consolidated financial statements is the Mexican Peso.

Definition of terms

When reference is made to pesos or “Ps,” it means Mexican pesos. Except when specific references are made to “earnings per share” and “prices per share,” the amounts in the condensed consolidated financial statements and the accompanying notes are stated in millions of pesos. When reference is made to “US$” or dollars, it means millions of dollars of the United States of America (“United States”). When reference is made to “£” or pounds, it means millions of British pounds sterling. When reference is made to “€” or Euros, it means millions of the currency in circulation in a significant number of European Union countries.

When it is deemed relevant, certain amounts presented in the notes to the condensed consolidated financial statements include between parentheses a convenience translation into dollars, into pesos, or both, as applicable. These translations should not be construed as representations that the amounts in pesos or dollars, as applicable, actually represent those peso or dollar amounts or could be converted into pesos or dollars at the rate indicated. As of June 30, 2014 and December 31, 2013, translations of pesos into dollars and dollars into pesos, were determined for balance sheet amounts using the closing exchange rates of Ps12.97 and Ps13.05 pesos per dollar, respectively, and for statements of operations amounts, using the average exchange rates of Ps13.10 and Ps12.63 pesos per dollar for 2014 and 2013, respectively. When the amounts between parentheses are the peso and the dollar, the amounts were determined by translating the foreign currency amount into dollars using the closing exchange rates at year-end, and then translating the dollars into pesos as previously described.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and for the six-month periods ended

June 30, 2014 and 2013

(Millions of Mexican pesos)

2B)	TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

The most significant closing exchange rates and the approximate average exchange rates for condensed consolidated balance sheet accounts and condensed consolidated income statement accounts, respectively, as of June 30, 2014 and December 31, 2013, as well as the approximate average exchange rates as of June 30, 2013, were as follows:

	As of June 30, 2014		As of December 31, 2013	As of June 30, 2013
Currency	Closing	Average	Closing	Average
United States Dollar	12.9700	13.1000	13.0500	12.6300
Euro	17.7623	17.9354	17.9554	16.5639
British Pound Sterling	22.1937	21.9394	21.6167	19.3836
Colombian Peso	0.0069	0.0067	0.0068	0.0068
Egyptian Pound	1.8107	1.8597	1.8750	1.8382
Philippine Peso	0.2971	0.2946	0.2940	0.3046

The financial statements of foreign subsidiaries are initially translated from their functional currencies into dollars and subsequently into pesos. Therefore, the foreign exchange rates presented in the table above between the functional currency and the peso represent the exchange rates resulting from this methodology. The peso to U.S. dollar exchange rate used by CEMEX is an average of free market rates available to settle its foreign currency transactions. No significant differences exist, in any case, between the foreign exchange rates used by CEMEX and those exchange rates published by the Mexican Central Bank.

2C)	USE OF ESTIMATES AND CRITICAL ASSUMPTIONS

The preparation of the condensed consolidated financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported amounts of revenues and expenses during the period. These assumptions are reviewed on an ongoing basis using available information. Actual results could differ from these estimates.

The main items subject to estimates and assumptions made by management include, among others, impairment tests of long-lived assets, allowances for doubtful accounts and inventories obsolescence, recognition of deferred income tax assets, as well as the measurement of financial instruments at fair value, and the assets and liabilities related to employee benefits.

In preparing these condensed consolidated financial statements, significant judgments made by Management in applying CEMEX’s accounting policies and the key sources of information and assumptions were the same as those that applied to the consolidated financial statements as of and for the year ended December 31, 2013.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and for the six-month periods ended

June 30, 2014 and 2013

(Millions of Mexican pesos)

3.	SELECTED FINANCIAL INFORMATION BY GEOGRAPHIC OPERATING SEGMENT

Our operating segments, as well as the policies applied to formulate segment information are consistent with those described in our December 31, 2013 consolidated financial statements. Selected information of the condensed consolidated statements of operations by geographic operating segment for the six-month period ended June 30, 2014 and 2013 was as follows:

2014	Net sales (including related parties)		Less: Related parties	Net sales	Operating EBITDA	Less: depreciation and amortization	Operating earnings before other expenses, net	Other expenses, net	Financial expense	Other financing items, net
Mexico	Ps	23,046	(3,308)	19,738	6,344	1,230	5,114	483	(150)	23
United States		22,879	(4)	22,875	1,621	2,848	(1,227)	(15)	(202)	(54)
Northern Europe
United Kingdom		8,347	—	8,347	619	484	135	1,455	(50)	(161)
Germany		6,630	(595)	6,035	62	332	(270)	(54)	(16)	(55)
France		6,865	—	6,865	459	267	192	(29)	(31)	(2)
Rest of Northern Europe 1		5,782	(450)	5,333	263	437	(174)	(20)	(9)	(50)
Mediterranean
Spain		2,443	(294)	2,149	119	293	(174)	(114)	(15)	3
Egypt		3,590	(8)	3,582	1,455	233	1,222	(96)	(11)	11
Rest of Mediterranean 2		5,309	(34)	5,275	679	144	535	(8)	(10)	12
South America and the Caribbean
Colombia		6,568	—	6,568	2,368	230	2,138	17	(51)	5
Rest of South America and the Caribbean 3		7,842	(904)	6,938	2,231	333	1,898	(33)	(14)	27
Asia
Philippines		2,843	—	2,843	512	159	353	38	(2)	(9)
Rest of Asia 4		1,160	—	1,160	79	36	43	(157)	(3)	(5)
Others 5		6,360	(2,718)	3,641	(178)	154	(332)	(1,160)	(10,459)	2,089

Total	Ps	109,664	(8,315)	101,349	16,633	7,180	9,453	307	(11,023)	1,834

2013	Net sales (including related parties)		Less: Related parties	Net sales	Operating EBITDA	Less: depreciation and amortization	Operating earnings before other expenses, net	Other expenses, net	Financial expense	Other financing items, net
Mexico	Ps	20,545	(799)	19,746	6,156	1,254	4,902	(474)	(174)	142
United States		20,248	(98)	20,150	950	2,926	(1,976)	(13)	(250)	(62)
Northern Europe
United Kingdom		6,704	—	6,704	295	425	(130)	(170)	(46)	(131)
Germany		5,786	(449)	5,337	(138)	291	(429)	(59)	(13)	(53)
France		6,414	—	6,414	591	237	354	(43)	(26)	(3)
Rest of Northern Europe 1		4,902	(229)	4,673	181	406	(225)	(22)	(9)	(52)
Mediterranean
Spain		1,867	(60)	1,807	127	317	(190)	(710)	(38)	(2)
Egypt		3,065	—	3,065	1,257	230	1,027	(59)	(53)	28
Rest of Mediterranean 2		4,526	(29)	4,497	632	148	484	(6)	(14)	5
South America and the Caribbean
Colombia		5,646	—	5,646	2,397	200	2,197	(25)	(89)	(173)
Rest of South America and the Caribbean 3		7,678	(926)	6,752	2,527	335	2,192	(34)	(29)	16
Asia
Philippines		2,587	—	2,587	535	163	372	4	(1)	58
Rest of Asia 4		1,256	—	1,256	89	41	48	120	(7)	12
Others 5		7,551	(3,707)	3,844	204	113	91	(89)	(8,488)	782

Total	Ps	98,775	(6,297)	92,478	15,803	7,086	8,717	(1,580)	(9,237)	567

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and for the six-month periods ended

June 30, 2014 and 2013

(Millions of Mexican pesos)

As of June 30, 2014 and December 31, 2013 selected segment information of condensed balance sheet by geographic operating segment was as follows:

June 30, 2014	Investments in associates		Other segment assets	Total assets	Total liabilities	Net assets by segment	Additions to fixed assets
Mexico	Ps	852	74,742	75,594	14,853	60,741	298
United States		885	203,522	204,407	14,395	190,012	1,127
Northern Europe
United Kingdom		126	29,183	29,309	14,691	14,618	90
Germany		58	12,834	12,892	6,873	6,019	167
France		553	14,145	14,698	5,821	8,877	110
Rest of Northern Europe 1		68	17,594	17,662	4,203	13,459	171
Mediterranean
Spain		64	22,811	22,875	2,482	20,393	34
Egypt		—	6,673	6,673	2,505	4,168	67
Rest of Mediterranean 2		5	10,952	10,957	3,906	7,051	99
South America and the Caribbean
Colombia		—	17,819	17,819	10,518	7,301	398
Rest of South America and the Caribbean 3		24	16,542	16,566	2,825	13,741	231
Asia
Philippines		3	8,142	8,145	1,605	6,540	369
Rest of Asia 4		—	1,819	1,819	655	1,164	10
Others 5		6,259	43,467	49,726	252,460	(202,734)	45

Total	Ps	8,897	480,245	489,142	337,792	151,350	3,216

December 31, 2013	Investments in associates		Other segment assets	Total assets	Total liabilities	Net assets by segment	Additions to fixed assets
Mexico	Ps	821	75,948	76,769	16,230	60,539	1,182
United States		920	205,487	206,407	11,259	195,148	2,237
Northern Europe
United Kingdom		190	28,512	28,702	12,710	15,992	567
Germany		59	12,845	12,904	6,891	6,013	556
France		539	14,629	15,168	4,839	10,329	482
Rest of Northern Europe 1		74	18,089	18,163	4,400	13,763	505
Mediterranean
Spain		15	23,362	23,377	2,539	20,838	151
Egypt		—	7,498	7,498	3,402	4,096	314
Rest of Mediterranean 2		6	10,646	10,652	3,711	6,941	299
South America and the Caribbean
Colombia		—	17,285	17,285	9,948	7,337	934
Rest of South America and the Caribbean 3		24	16,681	16,705	3,233	13,472	594
Asia
Philippines		3	7,716	7,719	1,296	6,423	451
Rest of Asia 4		—	2,116	2,116	711	1,405	74
Others 5		6,371	46,294	52,665	266,643	(213,978)	63

Total	Ps	9,022	487,108	496,130	347,812	148,318	8,409

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and for the six-months period ended

June 30, 2014 and 2013

(Millions of Mexican pesos)

Net sales by product and geographic operating segment for the six-month period ended June 30, 2014 and 2013 were as follows:

2014	Cement		Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	Ps	13,379	6,139	1,380	4,259	(5,420)	19,737
United States		7,999	9,578	4,587	5,570	(4,858)	22,876
Northern Europe
United Kingdom		1,641	2,839	2,648	3,468	(2,247)	8,349
Germany		2,081	2,837	1,753	1,053	(1,691)	6,033
France		—	5,332	2,208	132	(807)	6,865
Rest of Northern Europe 1		2,482	2,463	976	369	(957)	5,333
Mediterranean
Spain		1,834	369	74	175	(303)	2,149
Egypt		3,214	246	9	154	(41)	3,582
Rest of Mediterranean 2		1,098	3,283	843	309	(258)	5,275
South America and the Caribbean
Colombia		4,867	2,451	772	387	(1,909)	6,568
Rest of South America and the Caribbean 3		6,443	1,616	326	297	(1,743)	6,939
Asia
Philippines		2,910	20	—	14	(101)	2,843
Rest of Asia 4		517	567	68	46	(38)	1,160
Others 5		—	—	—	6,360	(2,720)	3,640

Total	Ps	48,465	37,740	15,644	22,593	(23,093)	101,349

2013	Cement		Concrete	Aggregates	Others	Eliminations	Net sales
Mexico	Ps	13,494	5,861	1,190	4,761	(5,560)	19,746
United States		7,239	8,922	4,244	5,113	(5,368)	20,150
Northern Europe
United Kingdom		1,590	2,624	2,250	3,273	(3,033)	6,704
Germany		1,865	2,598	1,642	1,203	(1,971)	5,337
France		—	5,376	2,075	105	(1,142)	6,414
Rest of Northern Europe 1		1,935	2,313	817	239	(631)	4,673
Mediterranean
Spain		1,466	343	92	193	(287)	1,807
Egypt		2,832	222	11	62	(62)	3,065
Rest of Mediterranean 2		973	2,971	687	487	(621)	4,497
South America and the Caribbean
Colombia		4,139	2,066	605	278	(1,442)	5,646
Rest of South America and the Caribbean 3		6,386	1,547	320	237	(1,738)	6,752
Asia
Philippines		2,579	—	—	9	(1)	2,587
Rest of Asia 4		519	649	60	49	(21)	1,256
Others 5		—	—	—	7,550	(3,706)	3,844

Total	Ps	45,017	35,492	13,993	23,559	(25,583)	92,478

Footnotes to the geographic operating segment tables presented above:

1	The segment “Rest of Northern Europe” refers primarily to operations in Ireland, the Czech Republic, Austria, Poland, Hungary and Latvia, as well as trading activities in Scandinavia and Finland.

2	The segment “Rest of Mediterranean” includes mainly the operations in Croatia, the United Arab Emirates and Israel.

3	The segment “Rest of South America and the Caribbean” includes CEMEX’s operations in Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, Jamaica and other countries in the Caribbean, Guatemala, and small ready-mix concrete operations in Argentina.

4	The segment “Rest of Asia” includes the operations in Thailand, Bangladesh, China and Malaysia.

5	This segment refers to: 1) cement trade maritime operations, 2) the subsidiary involved in the development of information technology solutions (Neoris, N.V.), 3) the Parent Company and other corporate entities, and 4) other minor subsidiaries with different lines of business.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and for the six-month periods ended

June 30, 2014 and 2013

(Millions of Mexican pesos)

4.	ADMINISTRATIVE AND SELLING EXPENSES

For the periods ended June 30, 2014 and 2013, selling expenses included as part of the selling and administrative expenses line item amounted to Ps3,071 and Ps3,969, respectively.

5.	OTHER INCOME (EXPENSES), NET

Other income (expenses), net for the six-month period ended in June 30, 2014 and 2013, consisted of the following:

		2014	2013
Restructuring costs	Ps	(159)	(328)
Impairment losses		(89)	(693)
Charitable contributions		(11)	(10)
Results from the sale of assets and others, net		566	(549)

	Ps	307	(1,580)

6.	OTHER FINANCIAL INCOME, NET

Other financial income, net for the six-month period ended in June 30, 2014 and 2013, is detailed as follows:

		2014	2013
Financial income	Ps	184	207
Results from financial instruments (note 11C)		1,580	902
Foreign exchange results		507	(205)
Effects of net present value on assets and liabilities and others, net		(437)	(337)

	Ps	1,834	567

7.	CASH AND CASH EQUIVALENTS

Consolidated cash and cash equivalents as of June 30, 2014 and December 31, 2013, consisted of:

		June 30, 2014	December 31, 2013
Cash and bank accounts	Ps	7,438	5,007
Fixed-income securities and other cash equivalents		2,125	10,169

	Ps	9,563	15,176

Based on net settlement agreements, as of June 30, 2014 and December 31, 2013 the balance of cash and cash equivalents excludes deposits in margin accounts that guarantee several obligations of CEMEX for approximately Ps553 and Ps564, respectively, which are offset against the corresponding CEMEX’s obligations with the counterparties.

8.	TRADE ACCOUNTS RECEIVABLE

Consolidated trade accounts receivable consisted of:

		June 30, 2014	December 31, 2013
Trade accounts receivable	Ps	30,055	27,775
Allowances for doubtful accounts		(1,922)	(1,804)

	Ps	28,133	25,971

As of June 30, 2014 and December 31, 2013, trade accounts receivable include receivables of Ps10,692 (US$824), and Ps8,487 (US$650), respectively, that were sold under securitization programs for the sale of trade accounts receivable established in Mexico, the United States, France and the United Kingdom. Under these programs, CEMEX effectively surrenders control associated with the trade accounts receivable sold and there is no guarantee or obligation to reacquire the assets. However, CEMEX retains certain residual interest in the programs and/or maintains continuing involvement with the accounts receivable; therefore, the amounts received are recognized within “Other financial obligations.” Trade accounts receivable qualifying for sale exclude amounts over certain days past due or concentrations over certain limits to any one customer, according to the terms of the programs. The portion of the accounts receivable sold maintained as reserves amounted to Ps2,257 as of June 30, 2014 and Ps1,516 as of December 31, 2013. The discount granted to the acquirers of the trade accounts receivable is recorded as financial expense and amounted to approximately Ps158 (US$12) and Ps157 (US$12) for the six-month period ended June 30, 2014 and 2013. The securitization programs outstanding as of June 30, 2014 in Mexico, United States, France and the United Kingdom mature in March 2017, May 2015, March 2017 and March 2017, respectively.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and for the six-month periods ended

June 30, 2014 and 2013

(Millions of Mexican pesos)

9.	OTHER CURRENT ASSETS

Consolidated other current assets consisted of:

	June 30, 2014		December 31, 2013
Advance payments	Ps	3,196	2,296
Assets held for sale		1,122	1,610

	Ps	4,318	3,906

Assets held for sale are stated at their estimated realizable value and include real estate properties received in payment of trade receivables as well as other assets held for sale.

10.	PROPERTY, MACHINERY AND EQUIPMENT, NET

Consolidated property, machinery and equipment, net consisted of:

	June 30, 2014		December 31, 2013
Land and mineral reserves	Ps	75,731	75,415
Buildings		41,419	41,531
Machinery and equipment		182,830	179,905
Construction in progress		13,123	12,817
Accumulated depreciation and depletion		(111,078)	(103,951)

	Ps	202,025	205,717

Depreciation for the six-month period ended June 30, 2014 and 2013 is detailed as follows:

	2014		2013
Depreciation expense related to assets used in the production process	Ps	6,122	6,093
Depreciation expense related to assets used in administrative and selling activities		337	370

	Ps	6,459	6,463

11.	FINANCIAL INSTRUMENTS

11A)	SHORT-TERM AND LONG-TERM DEBT

Consolidated debt by interest rates, currencies and type of instrument was summarized as follows:

	June 30, 2014				December 31, 2013
	Short-term		Long-term	Total	Short-term		Long-term	Total
Floating rate debt	Ps	1,559	70,418	71,977	Ps	82	70,707	70,789
Fixed rate debt		303	116,910	117,213		3,877	116,314	120,191

	Ps	1,862	187,328	189,190	Ps	3,959	187,021	190,980

Effective rate 1
Floating rate		2.8%	4.8%			3.9%	4.9%
Fixed rate		2.9%	7.9%			4.7%	8.5%

	June 30, 2014					December 31, 2013
Currency	Short-term		Long-term	Total	Effective rate 1	Short-term		Long-term	Total	Effective rate 1
Dollars	Ps	1,568	161,447	163,015	6.9%	Ps	125	163,632	163,757	7.2%
Euros		227	23,408	23,635	5.5%		3,765	20,895	24,660	6.2%
Pesos		—	2,422	2,422	7.1%		—	2,413	2,413	7.4%
Other currencies		67	51	118	4.7%		69	81	150	4.7%

	Ps	1,862	187,328	189,190		Ps	3,959	187,021	190,980

1	Represents the weighted average effective interest rate.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and for the six-month periods ended

June 30, 2014 and 2013

(Millions of Mexican pesos)

June 30, 2014	Short-term		Long-term	December 31, 2013	Short-term		Long-term
Bank loans				Bank loans
Loans in Mexico, 2015 to 2017	Ps	—	1,083	Loans in Mexico, 2014 to 2017	Ps	—	1,090
Loans in foreign countries, 2014 to 2018		1,499	1,166	Loans in foreign countries, 2014 to 2018		6	1,234
Syndicated loans, 2015 to 2017		—	52,882	Syndicated loans, 2014 to 2017		—	53,102

		1,499	55,131			6	55,426

Notes payable				Notes payable
Notes payable in Mexico, 2015 to 2017		—	598	Notes payable in Mexico, 2014 to 2017		—	589
Medium-term notes, 2015 to 2024		—	129,575	Medium-term notes, 2014 to 2022		—	132,702
Other notes payable, 2015 to 2025		248	2,139	Other notes payable, 2014 to 2025		87	2,170

		248	132,312			87	135,461

Total bank loans and notes payable		1,747	187,443	Total bank loans and notes payable		93	190,887
Current maturities		115	(115)	Current maturities		3,866	(3,866)

	Ps	1,862	187,328		Ps	3,959	187,021

The most representative exchange rates for the financial debt are as follows:

	September 1, 2014	June 30, 2014	December 31, 2013
Mexican pesos per dollar	13.10	12.97	13.05
Euros per dollar	0.7616	0.7302	0.7268

The maturities of consolidated long-term debt as of June 30, 2014, were as follows:

	June 30, 2014
2015	Ps	9,896
2016		54
2017		55,568
2018		27,838
2019 and thereafter		93,972

	Ps	187,328

Relevant debt transactions during 2014

On March 5, 2014, CEMEX repaid the remaining €247 aggregate principal amount outstanding of its Notes due 2014 at their maturity, using a portion of the proceeds from New Notes issued on September 25, 2013.

On April 1, 2014, through its subsidiary CEMEX Finance LLC issued US$1,000 aggregate principal amount of 6.0% Senior Secured Notes due 2024 and €400 aggregate principal amount of its 5.250% Senior Secured Notes due 2021 (together the “April 1st Notes”). The payment of principal, interest and premium, if any, on the April 1st Notes is fully and unconditionally guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., CEMEX Concretos S.A. de C.V., Empresas Toltecas de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A., CEMEX Asia, B.V., CEMEX Corp., CEMEX Egyptian Investments, B.V., CEMEX Egyptian Investments II, B.V., CEMEX France Gestion, (S.A.S.), CEMEX Research Group AG, CEMEX Shipping B.V. and CEMEX UK.

On April 9, 2014, CEMEX Finance LLC completed the purchase of US$597 aggregate principal amount of Senior Secured Notes due 2020 and US$483 aggregate principal amount of Senior Secured Notes due 2018 through a cash tender offer using a portion of the proceeds from the issuance of the April 1st Notes.

On April 25, 2014, CEMEX Finance LLC completed the redemption of the remaining €130 aggregate principal amount of Senior Secured Notes due 2016 using a portion of the proceeds from the issuance of the April 1st Notes.

On May 12, 2014, CEMEX España, acting through its Luxembourg branch, completed the redemption of the €115 remaining aggregate principal amount outstanding of Senior Secured Notes due 2017 using a portion of the proceeds from the issuance of the April 1st Notes.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and for the six-month periods ended

June 30, 2014 and 2013

(Millions of Mexican pesos)

11B) OTHER	FINANCIAL OBLIGATIONS

Other financial obligations in the consolidated balance sheet are detailed as follows:

	June 30, 2014				December 31, 2013
	Short- term		Long- term	Total	Short- term		Long- term	Total
I. Convertible subordinated notes due 2018	Ps	—	7,665	7,665	Ps	—	7,565	7,565
I. Convertible subordinated notes due 2016		—	11,735	11,735		—	11,551	11,551
II. Convertible subordinated notes due 2015		4,042	—	4,042		—	8,919	8,919
III. Convertible securities due 2019		191	1,296	1,487		177	1,392	1,569
IV. Liabilities secured with accounts receivable		7,696	739	8,435		4,471	2,500	6,971
V. Capital leases		557	1,706	2,263		920	1,823	2,743

	Ps	12,486	23,141	35,627	Ps	5,568	33,750	39,318

On February 28, 2014, CEMEX, S.A.B. de C.V. entered into private conversion agreements with certain institutional holders of its 2015 Convertible Notes, pursuant to which such holders converted approximately US$280 in aggregate principal amount of the 2015 Convertible Notes in exchange for approximately 28 million ADSs. On May 5, 2014 and June 4, 2014, noteholders of the 2015 Convertible Notes exercised their conversion option, resulting in the issuance of approximately 6 million and 5.5 million ADSs, respectively. As a result, the liability component of approximately US$382 (Ps4,997) of these notes was reclassified to equity. In addition, an amount of US$36 (Ps461), representing the equity component of the notes, was reclassified from other equity reserves to additional paid-in capital within stockholders’ equity.

11C) DERIVATIVE	FINANCIAL INSTRUMENTS

During the reported periods, in compliance with the guidelines established by its Risk Management Committee and the restrictions set forth by its debt agreement. CEMEX held interest rate swaps, as well as forward contracts and other derivative instruments on CEMEX, S.A.B. de C.V.’s own shares and third parties’ shares, with the objective of, as the case may be: a) changing the risk profile associated with the price of raw materials and other energy projects; and b) other corporate purposes. The notional amounts and fair values of CEMEX’s derivative instruments were as follows:

	June 30, 2014			December 31, 2013
(U.S. dollars millions)	Notional amount		Fair Value	Notional amount	Fair Value
I. Interest rate swaps	US$	170	33	174	33
II. Equity forwards on third party shares		27	—	27	1
III. Options on CEMEX’s own shares		1,764	529	2,383	408

	US$	1,961	562	2,584	442

The caption “Other financial income, net” includes gains and losses related to the recognition of changes in fair values of derivative instruments during the applicable period which, for the six-month period ended June 30, 2014 and June 30, 2013, represented a net gain of approximately Ps1,577 (US$122) and Ps947 (US$75), respectively. As of June 30, 2014 and December 31, 2013, pursuant to net balance settlement agreements, cash deposits in margin accounts that guaranteed obligations through derivative financial instruments were offset with the fair value of the derivative instruments for approximately US$6 (Ps75) and US$7 (Ps95), respectively.

As of June 30, 2014 and December 31, 2013, the main exposure of CEMEX was related to changes in the prices of its CPOs and third party shares. A significant decrease in the market price of CEMEX’s CPOs and third party shares would negatively affect CEMEX’s liquidity and financial position.

The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of CEMEX’s overall exposure attributable to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts exchanged by the parties, and consequently, there is no direct measure of CEMEX’s exposure to the use of these derivatives. The amounts exchanged are determined based on the basis of the notional amounts and other terms included in the derivative instruments.

I.	Interest rate swap contracts

As of June 30, 2014 and December 31, 2013, CEMEX had an interest rate swap maturing in September 2022 associated with agreements entered into by CEMEX for the acquisition of electric energy in Mexico, which fair value represented assets of approximately US$33. Pursuant to this instrument, during the tenure of the swap and based on its notional amount, CEMEX will receive a fixed rate of 5.4% and will pay LIBOR, which is the international reference rate for debt denominated in U.S. dollars. As of June 30, 2014 and December 31, 2013, LIBOR was 0.3268% and 0.3480% respectively.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and for the six-month periods ended

June 30, 2014 and 2013

(Millions of Mexican pesos)

II.	Equity forwards in third party shares

As of June 30, 2014 and December 31, 2013, CEMEX had forward contracts to be settled in cash over the price of 59.5 million CPOs of Axtel. These transactions were intended to maintain the exposure to changes in the price of such entity’s after the sale by CEMEX of 119 million CPOs of Axtel in March 2008.

III.	Options on CEMEX’s own shares

On January 13, 2014, considering its short term maturity, CEMEX initiated a process to amend the terms of the capped call options maturing in 2015, using prevailing market valuation of the instrument. The execution of this cash-less amendment finalized in February 2014; CEMEX received market value of approximately 7.7 millions of ADSs through a same number of zero-strike call options maturing in March 2015, which is marked-to-market through profit or loss prospectively.

11D)	FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial assets and liabilities

CEMEX’s carrying amounts of cash, trade accounts receivable, other accounts receivable, trade accounts payable, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the short-term maturity and revolving nature of these financial assets and liabilities. Cash equivalents and certain long-term investments are recognized at fair value, considering to the extent available, quoted market prices for the same or similar instruments. The estimated fair value of long-term debt is either based on estimated market prices for such or similar instruments, considering interest rates currently available for CEMEX to negotiate debt with the same maturities, or determined by discounting future cash flows using market-based interest rates currently available to CEMEX. As of June 30, 2014 and December 31, 2013, the carrying amounts of financial assets and liabilities and their respective fair values were as follows:

		June 30, 2014			December 31, 2013
		Carrying amount	Fair value		Carrying amount	Fair value
Financial assets
Derivative instruments (note 11C)	Ps	7,907	7,907	Ps	6,274	6,274
Other investments and non-current accounts receivable		4,299	4,038		5,786	5,586

	Ps	12,206	11,945	Ps	12,060	11,860

Financial liabilities
Long-term debt (note 11A)		187,328	203,695		187,021	201,040
Other financial obligations (note 11B)		36,588	59,938		33,750	48,106
Derivative instruments (note 11C)		615	615		508	508

	Ps	224,531	264,248	Ps	221,279	249,654

Fair Value Hierarchy

CEMEX applies IFRS 13 for fair value measurements of financial assets and financial liabilities recognized or disclosed at fair value. Assets and liabilities carried at fair value in the consolidated balance sheets as of June 30, 2014 and December 31, 2013, are included in the following fair value hierarchy categories:

June 30, 2014		Level 1	Level 2	Level 3	Total
Assets measured at fair value
Derivative instruments (note 11C)	Ps	—	7,907	—	7,907
Investments available-for-sale		351	—	—	351
Investments held for trading		—	282	—	282

	Ps	351	8,189	—	8,540

Liabilities measured at fair value
Derivative instruments (note 11C)	Ps	—	615	—	615

December 31, 2013		Level 1	Level 2	Level 3	Total
Assets measured at fair value
Derivative instruments (note 11C)	Ps	—	6,274	—	6,274
Investments available-for-sale		340	—	—	340
Investments held for trading		—	463	—	463

	Ps	340	6,737	—	7,077

Liabilities measured at fair value
Derivative instruments (note 11C)	Ps	—	508	—	508

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and for the six-month periods ended

June 30, 2014 and 2013

(Millions of Mexican pesos)

12.	OTHER CURRENT LIABILITIES

As of June 30, 2014 and December 31, 2013, consolidated other current accounts payable and accrued expenses were as follows:

		June 30, 2014	December 31, 2013
Provisions	Ps	10,069	10,186
Other accounts payable and accrued expenses		2,500	2,763
Advances from customers		1,658	2,074
Interest payable		2,782	3,007
Current liabilities for valuation of derivative instruments		1	—
Dividends payable		37	24

	Ps	17,047	18,054

Current provisions primarily consist of employee benefits accrued at the balance sheet date, insurance payments, and accruals related to legal and environmental assessments expected to be settled in the short-term. These amounts are revolving in nature and are expected to be settled and replaced by similar amounts within the next 12 months.

13.	INCOME TAXES

Consolidated income tax expense is recognized based on Management’s best estimate of the weight average annual effective income tax rate expected for the full year applied to the pre-tax income (loss) for the six-month periods ended June 30, 2014 and June 30, 2013, respectively.

In connection with the tax audit process in Spain covering the tax years from and including 2006 to 2009, on April 4, 2014, CEMEX informed securities authorities in Mexico and the Unites States that the tax authorities in Spain notified CEMEX España of fines in the aggregate amount of approximately €456 (US$626). The laws of Spain provide a number of appeals that can be filed against such fines without CEMEX España having to make any payment until such appeals are finally resolved. On April 22, 2014, CEMEX España filed appeals against such fines. At this stage, CEMEX is not able to assess the likelihood of an adverse result regarding this matter, and the appeals that CEMEX España has filed could take an extended amount of time to be resolved, but if all appeals filed by CEMEX España are adversely resolved, it could have a material adverse impact on the results of operations, liquidity and financial condition.

14.	STOCKHOLDERS’ EQUITY

14A)	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

As of June 30, 2014 and December 31, 2013 the breakdown of common stock and additional paid-in capital was as follows:

		June 30, 2014	December 31, 2013
Common stock	Ps	4,150	4,143
Additional paid-in capital		98,721	84,800

	Ps	102,871	88,943

On March 20, 2014, stockholders at the annual ordinary shareholders’ meeting approved resolutions to: (i) increase the variable common stock through the capitalization of retained earnings by issuing up to 1,404 million shares (468 million CPOs), which shares were issued, representing an increase in common stock of approximately Ps4, considering a nominal value of Ps0.00833 per CPO; (ii) increase the variable common stock by issuing up to 387 million shares (129 million CPOs),which will be kept in CEMEX’s treasury to be used to preserve the anti-dilutive rights of note holders pursuant CEMEX’s convertible securities. On April, 2014, upon delivery of the shares, an additional paid-in capital of approximately Ps7,614 was recognized within stockholders’ equity against retained earnings.

14B)	NON-CONTROLLING INTEREST AND PERPETUAL DEBENTURES

Non-controlling interest

Non-controlling interest represents the share of non-controlling stockholders in the results and equity of consolidated subsidiaries. As of June 30, 2014 and December 31, 2013 non-controlling interest in equity amounted to approximately Ps9,240 and Ps8,716.

Perpetual debentures

As of June 30, 2014 and December 31, 2013, the balances of the non-controlling interest included approximately US$476 (Ps6,179), and US$477 (Ps6,223), respectively, representing the notional amount of perpetual debentures. Interest expense on the perpetual debentures, which is accrued based on the principal amount, was included within “Other equity reserves” and represented expenses of approximately Ps207 for the six-month period ended June 30, 2014 and Ps217 for the six-month period ended June 30, 2013.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and for the six-month periods ended

June 30, 2014 and 2013

(Millions of Mexican pesos)

15.	CONTINGENCIES

CEMEX is involved in various legal proceedings which have not required the recognition of accruals, as CEMEX believes that the probability of loss is less than probable or remote after considering all the elements of such proceedings, as well as proceedings in which a negative resolution for CEMEX may represent, among other things, the revocation of operating licenses or the assessment of fines, whereby CEMEX may experience a decrease in future revenues, an increase in operating costs or a loss. As of June 30, 2014, the details of the most significant updates events in relation to the most important contingencies as well as the quantification of the potential loss, when it is determinable, were as follows:

In connection with the market investigation (“MIR”) commenced by the UK Commission on January 20, 2012, on January 14, 2014, the UK Commission published its Final Report which followed the earlier Provisional Findings Report in regards any remedies for CEMEX’s subsidiaries in the United Kingdom. The UK Commission made changes to the provisional decision in its Final Report regarding the supply of granulated blast furnace slag and for the supply of ground granulated blast furnace slag by the other major participants in the MIR. As of June 30, 2014, the issuance of the Final Report did not impacted CEMEX.

In connection with the Antitrust Cartel Litigation in Germany, on January 15, 2014, CDC filed an appeal before the Higher Regional Court in Düsseldorf against the decision issued by the Düsseldorf District Court on December 17, 2013, pursuant to which all claims brought to court by CDC were dismissed. A court hearing has been scheduled for November 12, 2014.

In connection with the antitrust investigation in Spain by the Spanish Competition Commission (Comisión Nacional de Competencia), or CNC, on February 14, 2014, the Audiencia Nacional notified the judgment issued regarding the investigation conducted by the CNC, accepting in part the appeal filed by CEMEX España. The Audiencia Nacional ordered the CNC to recalculate the penalty imposed on CEMEX España, which must be reduced substantially. On March 27, 2014, CEMEX España filed an appeal before the Supreme Court (Tribunal Supremo) against the judgment of the Audiencia Nacional. CEMEX does not expect that the decision to be issued by the CNC to have a material adverse impact on our results of operations, liquidity and financial condition.

In connection with the antitrust investigation in Europe conducted by the European Commission, on March 14, 2014, the General Court of the European Union (the “General Court”) issued a judgment dismissing the appeal file by CEMEX, S.A.B. de C.V. and several of its affiliates in Europe and confirming the lawfulness of the request for information sent by the European Commission in all of its aspects. On May 23, 2014, CEMEX, S.A.B. de C.V. and several of its affiliates in Europe filed an appeal against the General Court’s judgment before the European Court of Justice.

In connection with a lawsuit submitted to a first instance court in Assiut, Egypt and notified to Assiut Cement Company (“ACC”) on May 23, 2011, on September 13, 2012, the first instance court of Assiut, Egypt issued a judgment (the “First Instance Judgment”) in order to annul the Share Purchase Agreement pursuant to which CEMEX acquired a controlling interest in ACC. On a hearing held on January 20, 2014, the Appeals Court in Assiut, Egypt (the “Appeals Court”), without issuing a decision on the merits of the First Instance Judgment, accepted the appeals and referred the matter to an administrative court in Assiut (the “Appeal Judgment”). On March 12, 2014, ACC filed an appeal before the Cassation Court against the part of the Appeal Judgment related to the referral of the case to the Administrative Court and payment of legal fees, and requested a suspension of the Appeal Judgment execution in respect to these matters until the Cassation Court renders its judgment. As of June, 30, 2014, a hearing has not been scheduled. CEMEX’s facilities in Egypt continue to operate normally.

In relations with the above matter, on April 7, 2011 and March 6, 2012, lawsuits seeking, among other things, the annulment of the Share Purchase Agreement were filed by different plaintiffs, including 25 former employees of ACC, before the 7th and 8th Circuits of Cairo’s State Council, respectively. Hearings in both cases were adjourned in order for the State Commissioner Authority (“SCA”) to prepare the corresponding reports to be submitted for the consideration of the 7th and 8th Circuits of Cairo’s State Council. As of June 30, 2014, new hearing dates for both cases will be scheduled upon submission of the SCA’s reports.

As of June 30, 2014, CEMEX is involved in various legal proceedings of minor impact that have arisen in the ordinary course of business. These proceedings involve: 1) product warranty claims; 2) claims for environmental damages; 3) indemnification claims relating to acquisitions; 4) claims to revoke permits and/or concessions; and 5) other diverse civil actions. CEMEX considers that in those instances in which obligations have been incurred, CEMEX has accrued adequate provisions to cover the related risks. CEMEX believes these matters will be resolved without any significant effect on its business, financial position or results of operations. In addition, in relation to certain ongoing legal proceedings, CEMEX is sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss, but for a limited number of ongoing legal proceedings, CEMEX may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believes that disclosure of such information on a case-by-case basis would seriously prejudice CEMEX’s position in the ongoing legal proceedings or in any related settlement discussions. Accordingly, in these cases, CEMEX has disclosed qualitative information with respect to the nature and characteristics of the contingency, but has not disclosed the estimate of the range of potential loss.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and for the six-month periods ended

June 30, 2014 and 2013

(Millions of Mexican pesos)

16.	SUBSEQUENT EVENTS

In connection with the capped call options maturing in 2015, in July 2014 CEMEX amended the zero-strike call options to placed a minimum value of approximately US$94 for this equity derivative. As part of the amendment, CEMEX retained the economic value of 1 million of ADSs.

On September 1, 2014, CEMEX announced private conversion agreements with certain institutional holders of its 2015 Convertible Notes (note 11B), pursuant to which upon completion of the transaction, CEMEX expects that such holders will convert US$116 in aggregate principal amount of such notes in exchange for an estimated 11.2 million ADSs.

Currently, CEMEX is in advanced negotiations with a group of banks to enter into a new bank facility before October 31, 2014. CEMEX anticipates that the proceeds of any such new bank facility would be used to refinance a portion of the Facilities Agreement.